UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
_____________________

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CAESARS ENTERTAINMENT CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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One Caesars Palace Drive
Las Vegas, Nevada 89109

April 20, 2015

Dear Fellow Stockholders:

We cordially invite you to attend our 2015 Annual Meeting of Stockholders, which will be held on Wednesday, May 20, 2015, at 12:00 p.m. Pacific Time, in Florentine II at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada.

At the meeting, we will vote on proposals to elect four directors, approve an amendment to our 2012 performance incentive plan and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the meeting. If you do attend, you may vote in person even if you have sent in your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Gary Loveman
Chairman of the Board,
Chief Executive Officer and President

One Caesars Palace Drive
Las Vegas, Nevada 89109
________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2015
_______________________

To the Stockholders of Caesars Entertainment Corporation:
Caesars Entertainment Corporation will hold its annual meeting of stockholders on May 20, 2015 at 12:00 p.m. Pacific Time in Florentine II at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada for the following purposes:

 1.    To elect four nominees to serve as Class III directors of the Company, as recommended by the Nominating and Corporate Governance Committee of the Board of Directors, for three-year terms, with each director to serve until the 2018 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;
2.    To approve an amendment to the Company's 2012 Performance Incentive Plan (the “2012 Plan”) to increase by 8,000,000 shares the number of shares of the Company's common stock, par value $0.01 per share, that may be issued under the 2012 Plan;
3.     To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and
4.    To transact such other business as may properly come before the meeting or any adjournment of the meeting.
Only stockholders that owned the Company’s common stock at the close of business on March 23, 2015 are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of Caesars Entertainment Corporation stockholders of record will be available at the Company’s corporate headquarters located at One Caesars Palace Drive, Las Vegas, Nevada 89109, during ordinary business hours, for 10 days prior to the annual meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

Scott E. Wiegand
Corporate Secretary
Las Vegas, Nevada
April 20, 2015

One Caesars Palace Drive
Las Vegas, Nevada 89109
PROXY STATEMENT

One Caesars Palace Drive
Las Vegas, Nevada 89109
_____________________

Proxy Statement for Annual Meeting of Stockholders
to be held on May 20, 2015
_____________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 20, 2015

The Company’s Proxy Statement (including sample proxy card) and 2014 Annual Report to Stockholders are available on our website at www.caesars.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials, including the Company’s Proxy Statement and 2014 Annual Report to Stockholders, at https://www.proxydocs.com/czr.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2015
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A:
This proxy statement was first mailed or made available to stockholders of Caesars Entertainment Corporation (“Caesars”, “CEC”, “we” or the “Company”) on or about April 20, 2015. Our 2014 Annual Report to Stockholders is being mailed and made available with this proxy statement. The annual report is not part of the proxy solicitation materials.

Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING AND WHAT AM I VOTING ON?
A:         At the annual meeting you will be voting on the following proposals:

1.	The election of four directors to serve as Class III directors for three-year terms expiring in fiscal 2018. This year’s board nominees are:

•Gary Loveman
•David Bonderman
•Marc Rowan
•Christopher Williams

2.
A proposal to approve an amendment to the Company’s 2012 Performance Incentive Plan (the “2012 Plan”) to increase by 8,000,000 shares the number of shares of the Company’s common stock, par value $0.01 per share, that may be issued under the 2012 Plan (the “Amendment”).

3.	A proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?
A:        The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the director nominees.

2.	FOR approval of the Amendment to the 2012 Plan.

3.	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:
Stockholders of record as of the close of business on March 23, 2015, which is the “Record Date,” or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) must bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification is required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at 11:30 a.m., local time and the annual meeting will commence at 12:00 p.m. local time, in Florentine II at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada. If you need assistance with directions to the annual meeting, please contact Jennifer Chen – Investor Relations at (702) 407-6407.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:
Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of and participate in the annual meeting. Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Caesars had 144,680,524 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

Q:	WHO IS SOLICITING MY VOTE?

A:
The Company’s Board of Directors is sending you and making available this proxy statement in connection with the solicitation of proxies for use at the annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

Q:	WHAT CONSTITUTES A QUORUM?

A:
The presence, in person or by proxy, of the holders of record of shares of our capital stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock entitled to vote at the annual meeting constitutes a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement of the meeting and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions, and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Q:	WHAT IS A “BROKER NON-VOTE”?

A:
Under the rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum.

Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:
Directors are elected by a plurality of the votes cast in person or by proxy at the annual meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Broker non-votes will not affect the outcome of the election of directors because brokers do not have discretion to cast votes on this proposal without instruction from the beneficial owner of the shares.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE AMENDMENT TO THE 2012 PLAN?

A:
The approval of the Amendment to the 2012 Plan must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting. Broker non-votes will not affect the outcome of the approval of the Amendment to the 2012 Plan because brokers do not have discretion to cast votes on this proposal without instruction from the beneficial owner of the shares.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP?

A:
The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015 must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting. Because the vote standard is a majority of votes cast, broker non-votes will not affect the outcome of the approval of Deloitte & Touche LLP.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:
If you attend the meeting or send in your signed proxy card but abstain from voting, you will still be counted for purposes of determining whether a quorum exists. Abstentions will have no effect on the outcome of the vote on Proposals 1, 2 or 3 because abstentions do not represent votes cast for or against a director or with respect to Proposals 2 and 3.

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:
We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our by-laws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be included in our proxy materials for the annual meeting, proposals must have been received by our Corporate Secretary no later than December 15, 2014. For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, not earlier than January 8, 2015 and not later than February 7, 2015. We did not receive notice of any properly brought matters by the deadlines for this year’s annual meeting.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:
If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to Computershare, P.O. Box 30170, College Station, TX 77842-3170 or Computershare, 211 Quality Circle, Ste. 210, College Station, TX 77845 or by telephone at 800-962-4284. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under applicable stock market rules, Proposal 3 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owners of the shares. Proposals 1 and 2 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owners of the shares.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:
We offer four methods for you to vote your shares at the annual meeting. While we offer four methods, we encourage you to vote through the Internet or by telephone, as they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. There is no charge to vote your shares via the Internet, though you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail your proxy card.

You may (i) vote in person at the annual meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Gary Loveman, Timothy Donovan and Scott Wiegand, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

•	By internet: Go to www.proxypush.com/CZR. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

•
By telephone: Call (866) 416-3128 toll-free (in the United States, U.S. territories and Canada), on a touch-tone telephone. Have your proxy card available when you call. You will need the control number from your proxy card to vote.

•	By mail: Complete, sign and date the proxy card, and return it in the postage paid envelope provided with the proxy material.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:
If your shares are held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

Q:	WHO WILL COUNT THE VOTE?

A:	Mediant Communications, LLC has been engaged as our independent inspector of election to tabulate stockholder votes for the 2015 annual meeting.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:
Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	MAY I VOTE AT THE ANNUAL MEETING?

A:
If you complete a proxy card, or vote through the Internet or by telephone, then you may still vote in person at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:
We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) following the annual meeting. All reports we file with the SEC are available when filed. Please see the question “Where to Find Additional Information” below.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE 2016 ANNUAL MEETING?

A:
Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than December 22, 2015 in order for the proposal to be considered for inclusion in our proxy materials for the 2016 annual meeting. To otherwise bring a proposal or nomination before the 2016 annual meeting, you must comply with our by-laws. Currently, our by-laws require written notice to the Corporate Secretary between January 21, 2016 and February 20, 2016. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before January 21, 2016 or after February 20, 2016, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our by-laws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109, or by calling the Corporate Secretary at (702) 407-6000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	HOW DOES THE PROPOSED MERGER OF THE COMPANY AND CAESARS ACQUISITION COMPANY AFFECT THIS PROXY STATEMENT?

A:
The Company and Caesars Acquisition Company (“CAC”) announced December 22, 2014 that they have entered into a definitive agreement to merge in an all-stock transaction. Pursuant to the terms of the merger agreement, and subject to the overall restructuring of CEOC (as defined below), regulatory approval and other closing conditions, each outstanding share of Caesars Acquisition class A common stock will be exchanged for 0.664 share of the Company’s common stock, subject to adjustments set forth in the merger agreement, which would result in the Company’s stockholders owning approximately 62% of the combined company on a fully-diluted basis and Caesars Acquisition stockholders owning approximately 38%. Affiliates of Apollo Global Management, LLC (together with such affiliates, “Apollo”) and affiliates of TPG Capital, LP (together with such affiliates, “TPG” and, together with Apollo, the “Sponsors”) beneficially own approximately 60.6% of the Company and 66.4% of CAC, and the combined Company will continue to be controlled by the Sponsors. Based on each of the company’s records, approximately 90% of the stockholders of the Company also own shares of Caesars Acquisition, and vice versa, implying significant overlap in the stockholders of the two companies. The merged company would conduct business as the Company and continue to trade on the NASDAQ under the ticker CZR. The proposed merger has no impact on this proxy statement.

Q:	HOW DOES CAESARS ENTERTAINMENT OPERATING COMPANY INC.’S VOLUNTARY CHAPTER 11 REORGANIZATION AFFECT THIS PROXY STATEMENT?

A:
On January 15, 2015, Caesars Entertainment Operating Company, Inc. (“CEOC”), a subsidiary of the Company, and certain of its U.S. subsidiaries voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois in Chicago. The bankruptcy of CEOC has no impact on this proxy statement.

Q:	IS THERE OTHER BACKGROUND INFORMATION RELEVANT TO THIS PROXY STATEMENT?

A:
Caesars completed its initial public offering (“IPO”) on February 8, 2012 and its common stock began trading on the NASDAQ Global Select Market (“NASDAQ”) on that same day. As the result of the IPO, our common stock trades on NASDAQ under the symbol “CZR.” In connection with the IPO, the Company effected a 1.742-for-one split of our common stock. Unless otherwise stated, all applicable share and per-share data presented herein have been retroactively adjusted to give effect to this stock split.

Prior to our IPO, on January 28, 2008, Caesars was acquired by affiliates of the Sponsors in an all-cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.7 billion, including the assumption of $12.4 billion of debt, and the incurrence of approximately $1.0 billion of acquisition costs. Though our common stock was publicly traded prior to the Acquisition, subsequent to the Acquisition, our stock did not trade publicly until the IPO.

CORPORATE GOVERNANCE
 Director Independence. Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of five individuals affiliated with the Sponsors, as of the Record Date, beneficially owns approximately 60.6% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of our directors. Therefore, we are a “controlled company” under NASDAQ corporate governance standards, and we have elected not to comply with the NASDAQ corporate governance requirement that a majority of our Board and human resources (i.e., compensation) and nominating and corporate governance committees consist of independent directors. See “Certain Relationships and Related Person Transactions.”
Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable rules of listing standards of NASDAQ. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance page of our web site located at http://investor.caesars.com.
As of the date of this proxy statement, our Board of Directors consisted of eleven members: Gary Loveman, Jeffrey Benjamin, David Bonderman, Kelvin Davis, Mark Frissora, Fred Kleisner, Eric Press, Marc Rowan, David Sambur, Lynn Swann, and Christopher Williams. Mr. Loveman’s employment agreement provides that, for so long as Mr. Loveman remains Chief Executive Officer and President, the Company shall use its best efforts to cause our Board of Directors to appoint Mr. Loveman as a member of the Board of Directors or cause Mr. Loveman to be nominated for election to the Board of Directors by the Company’s stockholders. As discussed below, Mr. Frissora was appointed to the Board of Directors in February 2015 in connection with his selection to be the Company’s Chief Executive Officer Designate. Based upon the listing standards of the NASDAQ, we do not believe that Messrs. Loveman, Benjamin, Bonderman, Davis, Frissora, Press, Rowan, or Sambur would be considered independent because of their relationships with certain affiliates of the Sponsors or other relationships with us. Our Board of Directors has affirmatively determined that Messrs. Kleisner, Swann and Williams are independent from our management under the NASDAQ listing standards. The Board has also affirmatively determined that Messrs. Williams, Swann and Kleisner, the current members of our Audit Committee, meet the independence requirements of Rule 10A-3 of the Exchange Act.
Executive Sessions. Our Corporate Governance Guidelines provide that the independent directors shall meet at least twice annually in executive session.
Stockholder Nominees. Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, addressed to the secretary of the Company, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. You should consult our by-laws for more detailed information regarding the process by which stockholders may nominate directors. Our by-laws are posted on the Corporate Governance page of our web site located at http://investor.caesars.com.

Board Committees. Our Board has six standing committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, the Finance Committee, the Executive Committee and the 162(m) Plan Committee. The Board has determined that all of the members of the Audit Committee, one of the members of the Human Resources Committee (the “HRC”), one of the members of the Nominating and Corporate Governance Committee and both of the members of the 162(m) Plan Committee are independent as defined in the NASDAQ listing standards and in our Corporate Governance Guidelines. The Board has adopted a written charter for each of these committees. The charters for each of these committees are available on the Corporate Governance page of our web site located at http://investor.caesars.com.

The chart below reflects the current composition of the standing committees:

Name of Director	Audit	Human Resources	Nominating and Corporate Governance	Finance	Executive	162(m) Plan
Gary Loveman*					X
Jeffrey Benjamin
David Bonderman
Kelvin Davis		X	X	X	X
Mark Frissora*
Fred Kleisner	X
Eric Press
Marc Rowan		X		X	X
David Sambur			X
Lynn Swann(1)	X	X	X			X
Christopher Williams	X					X
________________________________ *Indicates management director.
_________________________
(1) On April 13, 2014, Lynn Swann was appointed to the Audit Committee.
Audit Committee
During 2014, our Audit Committee consisted of Christopher Williams, as chairperson, Fred Kleisner and Jeffrey Housenbold. Mr. Housenbold resigned from our Board effective March 28, 2014. On April 13, 2014, Lynn Swann was appointed to the Audit Committee.
Our Audit Committee met on 11 occasions during 2014. Our Board has determined that Messrs. Williams and Kleisner each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Messrs. Williams, Swann and Kleisner are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NASDAQ listing standards. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements, provide an avenue of communication among our independent auditors, management, our internal auditors and our Board, and prepare the audit-related report required by the SEC to be included in our annual proxy statement or annual report on Form 10-K. The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	preparation of annual audit committee report to be included in our annual proxy statement;

•	our financial reporting process and internal control system;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.
Human Resources Committee
Our HRC serves as our compensation committee with the specific purpose of designing, approving, and evaluating the administration of our compensation plans, policies, and programs. Our HRC currently consists of Kelvin Davis, Marc Rowan and Lynn Swann, each of whom were members of the HRC throughout 2014. The purpose of the HRC is to ensure that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of our stockholders. The HRC is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. Our HRC met on five occasions during 2014.

The qualifications of the HRC members stem from roles as corporate leaders, private investors, and board members of several large corporations. Their knowledge, intelligence, and experience in company operations, financial analytics, business operations, and understanding of human capital management enables the members to carry out the objectives of the HRC. We have chosen the “controlled company” exception under the NASDAQ rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.
Our HRC is entitled to delegate any or all of its responsibilities to a subcommittee of the HRC or to specified executives of Caesars, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.
Each year the HRC reviews whether the work of the Company’s compensation consultants raises any conflicts of interest. The HRC has determined that the work of Towers Watson, Mercer Investment Consulting and Stoel Rives LLP (whose services are described under “Compensation Discussion and Analysis-Role of outside consultants in establishing compensation” below) did not raise any conflicts of interest in fiscal 2014 and does not currently raise any conflicts of interest. In making this assessment, the HRC considered that neither Towers Watson, Mercer Investment Consulting nor Stoel Rives LLP provided any other services to the Company unrelated to executive compensation and the other factors enumerated in Rule 10C-1(b) under the Exchange Act.
162(m) Plan Committee
The 162(m) Plan Committee reviews and approves compensation that is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For more information about our 162(m) Plan Committee, please see “-Executive Compensation-Compensation Discussion and Analysis-Process-Our Human Resources Committee.”
Nominating and Corporate Governance Committee
Our Board has established a Nominating and Corporate Governance Committee whose current members are Kelvin Davis, David Sambur and Lynn Swann, each of whom served on the committee throughout 2014. Our Nominating and Corporate Governance Committee met twice during 2014. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of our Board;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our Board regarding board governance matters and practices.
We have chosen the “controlled company” exception under the NASDAQ rules which exempts us from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors.
Finance Committee
Our Finance Committee consists of Kelvin Davis and Marc Rowan. The purpose of the Finance Committee is to assist the Board of Directors in the oversight of our financial matters primarily relating to indebtedness and financing transactions.
Executive Committee
Our Executive Committee consists of Gary Loveman, as chairperson, Kelvin Davis and Marc Rowan. The Executive Committee has all the powers of our Board in the management of our business and affairs other than those enumerated in its charter, including without limitation, the establishment of additional committees or subcommittees of our Board and the delegation of authority to such committees and subcommittees, and may act on behalf of our Board of Directors to the fullest extent permitted under Delaware law and our organizational documents. The Executive Committee serves at the pleasure of our Board and may act by a majority of its members, provided that at least one member affiliated with TPG and Apollo must approve any action of the Executive Committee. This committee and any requirements or voting mechanics or participants may continue or be changed if Apollo and TPG no longer own a controlling interest in us.
Director Qualifications. The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders, especially investment funds affiliated with the Sponsors. While we do not have any specific diversity policies for considering Board candidates, we believe each director contributes to the Board’s overall diversity, meaning a variety of opinions, perspectives, personal and professional experiences and backgrounds.
When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below under “Proposal 1 - Election of Directors.”
Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.
Stockholders Agreement regarding Nominees and Elections. Each of the directors other than Messrs. Kleisner, Williams and Swann was elected to the Board pursuant to the Stockholders’ Agreement (as defined below). Under the Stockholders' Agreement, until we cease to be a “controlled company” within the meaning of the NASDAQ rules, each of the Sponsors has the right to nominate four directors to our Board. In addition, under the Stockholders’ Agreement, until we cease to be a “controlled company,” each of the Sponsors has the right to designate four members of each committee of our Board of Directors except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Pursuant to the Stockholders’ Agreement, Messrs. Benjamin, Press, Rowan and Sambur were appointed to the Board as a consequence of their respective relationships with Apollo and Messrs. Bonderman and Davis were appointed to the Board as a consequence of their respective relationships with TPG. TPG has elected not to appoint a third or fourth director in accordance with the terms of the Stockholders’ Agreement. Mr. Loveman was appointed to the Board pursuant to the Stockholders’ Agreement and as a consequence of his being Chief Executive Officer and President of the Company. Mr. Frissora was appointed to the Board pursuant to his Employment Agreement and as a consequence of his being Chief Executive Officer Designate of the Company.
Criteria for Director Nomination. Our Nominating and Corporate Governance Committee identifies and recommends to the Board persons to be nominated to serve as directors of the Company. Directors are selected based on, among other things, understanding of elements relevant to the success of a large publicly traded company, understanding of the Company’s business and educational and professional background. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders agreement in existence (as such may be amended from time to time), including but not limited to the Stockholders’ Agreement, which governs the composition requirements of the Company’s Board and committees. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee also considers such factors as industry background, financial and business experience, public company experience, other relevant education and experience, general reputation, independence and diversity. The Company endeavors to have a Board composition encompassing a broad range of skills, expertise, industry knowledge and diversity of background and experience. The Nominating and Corporate Governance Committee considers, consistent with applicable law, the Company’s certificate of incorporation and by-laws and the criteria set forth in our Corporate Governance Guidelines, and any candidates proposed by any senior executive officer, director or stockholder. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders on the same basis as all other candidates.
In addition, individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of director duties.
Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting renomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.
Board Leadership Structure. The Board appointed the Company’s Chief Executive Officer and President as Chairman because he is the director most familiar with the Company’s business and industry, and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. On February 4, 2015, the Company announced that Gary Loveman, Chairman and Chief Executive Officer, had decided to begin transitioning management of the Company at the end of the first quarter of 2015. Accordingly, Mark Frissora joined the Company as Chief Executive Officer Designate and a member of the Board and will become Chief Executive Officer on July 1, 2015. Mr. Loveman will continue to serve as Chairman of the Board through December 1, 2016. In light of Mr. Loveman’s significant history with the Company, the Board believed that, during Mr. Loveman’s tenure, having the combined position of Chairman and Chief Executive Officer promoted a unified direction and leadership for the Board and gave a single, clear focus for the chain of command for our organization, strategy and business plans. In light of the management transition, the Board believes that Mr. Loveman’s continuation as Chairman will provide the Company with important continuity and industry expertise. The Board has not designated a lead independent director.
Board’s Role in Risk Oversight. The Board exercises its role in the oversight of risk as a whole and through the Audit Committee. The Audit Committee receives regular reports from the Company’s risk management and compliance departments.
Compensation Risk Assessment. On an annual basis, our management reviews our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presents its findings to the HRC. Based on this assessment and review, we believe our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on us. In evaluating our compensation policies and practices, we considered the following elements of our compensation programs, from the perspective of enterprise risk management and the terms of the Company's compensation policies generally:

•	The Company’s executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk.

•
The HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders, and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives.

•	The HRC has the authority to claw back bonuses paid to participants in the event of a termination for cause or material noncompliance resulting in financial restatement by a plan participant.

•
The Company is subject to a number of restrictions due to gaming, compliance and other regulations that mitigate the risk that employees take action that put our business at risk and that the compensation programs incentivize them to do so.

Board Meetings and Committees; Policy Regarding Director Attendance at Annual Meeting of Stockholders. During 2014, our Board of Directors held 19 meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, other than David Bonderman who attended less than 75% of the meetings of the Board. It is our policy that directors are encouraged to attend the Company’s annual stockholder meeting. Eight of our directors attended our 2014 annual meeting of stockholders.
Policy Regarding Communication with Board of Directors. Stockholders and other interested parties may contact the Board of Directors as a group or any individual director by sending a letter (signed or anonymous) to: c/o Board of Directors, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, NV 89109, Attention: Corporate Secretary.
We will forward all such communications to the applicable Board member(s), except for material that is unduly hostile, threatening, illegal or similarly unsuitable. In addition, the Company's Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Company’s Law Department will review the communication and concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer matters to our internal audit, legal, finance or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our web site located at http://investor.caesars.com.

Corporate Governance Guidelines. The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Board composition (i.e., size);

•	Director qualifications;

•	Classification of directors into three classes;

•	Director independence;

•	Director retirement policy and changes in a non-employee director's primary employment;

•	Director term limits (and the lack thereof);

•	Director responsibilities, including director access to officers and employees;

•	Board meetings and attendance and participation at those meetings;

•	Executive sessions;

•	Board committees;

•	Director orientation and continuing education;

•	Chief executive officer evaluation and compensation;

•	Director compensation;

•	Management succession planning;

•	Performance evaluation of the Board and its committees; and

•	Public interactions.
The Corporate Governance Guidelines are available on the Corporate Governance page of our web site located at http://investor.caesars.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.
Code of Ethics. We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees (the “Code of Ethics”). The Code of Ethics is available on the Corporate Governance page of our web site located at http://investor.caesars.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our website or report the same on a Current Report on Form 8-K. Our Code of Ethics is available free of charge upon request to our Corporate Secretary, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. Based solely on a review of copies of such reports received with respect to the 2014 fiscal year and the written representations received from certain reporting persons that no other reports were required, we believe that during the 2014 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a).

PROPOSAL 1 - ELECTION OF DIRECTORS

Effective as of March 23, 2015, the authorized number of members of the Board of Directors of Caesars consists of eleven directors. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.
Pursuant to our certificate of incorporation, our Board of Directors is divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Each of the nominees, if re-elected, will serve a three year term as a director until the annual meeting of stockholders in 2018 or until his respective successor is duly elected and qualified or until the earlier of his death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if re-elected. The ages of our directors and nominees as of the date of this proxy statement are:

Name	Age	Director Since	Position(s)
Class III Directors whose terms will expire at the 2015 Annual Meeting
Gary Loveman	55	2000	Chairman of the Board, Chief Executive Officer and President
David Bonderman	72	2008	Director
Marc Rowan	52	2008	Director
Christopher Williams	57	2008	Director

Class I Directors whose terms will expire at the 2016 Annual Meeting
Jeffrey Benjamin	53	2008	Director
Fred Kleisner	70	2013	Director
Lynn Swann	63	2008	Director

Class II Directors whose terms will expire at the 2017 Annual Meeting
Kelvin Davis	51	2008	Director
Eric Press	49	2008	Director
David Sambur	35	2010	Director
Mark Frissora	59	2015	Director, Chief Executive Officer Designate
As of March 23, 2015, the following is a brief description of the background and business experience of each of our directors and nominees:
Nominees (Whose Term, if Elected, Will Expire at the 2018 Annual Meeting)
Gary Loveman has been our Chairman of the Board since January 1, 2005, Chief Executive Officer since January 2003 and President since April 2001. He has over 15 years of experience in retail marketing and service management, and he previously served as an associate professor at the Harvard University Graduate School of Business. He holds a bachelor’s degree from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology. Mr. Loveman also serves as a director of Coach, Inc. and FedEx Corporation. Mr. Loveman was elected as a member of our Board because our Board concluded that Mr. Loveman’s distinguished career and experience in retail marketing and service management as well as his long service on our Board provides continuity to the Board and enables Mr. Loveman to contribute valuable insight and guidance on important issues facing the business of the Company. He also serves as the Chairman of the Company’s Executive Committee. On February 4, 2015, the Company announced that Mr. Loveman has decided to begin transitioning management of the Company at the end of the first quarter. Accordingly, Mr. Loveman is resigning as President and Chief Executive Officer effective July 1, 2015.
David Bonderman became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Bonderman is a TPG Founding Partner. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. He holds a bachelor’s degree from the University of Washington and a law degree from Harvard University. He has previously served on the boards of directors of JSC VTB Bank, General Motors Company, Gemalto N.V., Burger King Holdings, Inc., Washington Mutual, Inc., IASIS Healthcare LLC, Univision Communications, Inc. and Armstrong World Industries, Inc. Mr. Bonderman also currently serves on the boards of directors of Caesars Entertainment Operating Company, Inc., Energy Future Holdings Corp., CoStar Group, Inc., Kite Pharma, Inc. and Ryanair Holdings PLC, of which he is Chairman. Mr. Bonderman was elected as a member of our Board because our Board concluded that Mr. Bonderman’s extensive experience in investment and finance matters as well as his extensive directorial experience and deep understanding of operational issues enable Mr. Bonderman to provide the Board with valuable insight and guidance on strategic and operational issues of the Company.
Marc Rowan became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Rowan is a co-founder and Senior Managing Director of Apollo Global Management, LLC, a leading alternative asset manager focused on contrarian and value oriented investments across private equity, credit-oriented capital markets and real estate, a position he has held since 1990. He currently serves on the boards of directors of Apollo Global Management, LLC, Athene Holding Ltd., Caesars Entertainment Operating Company, Inc., and Caesars Acquisition Company. He has previously served on the boards of directors of AMC Entertainment, Inc., Beats Music, LLC (until its acquisition by Apple Inc.), CableCom Gmbh, Countrywide PLC, Culligan Water Technologies, Inc., Furniture Brands International, Inc., Mobile Satellite Ventures, L.P., National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Norwegian Cruise Lines Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications, Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc. He is a founding member and Chairman of Youth Renewal Fund and a member of the Board of Overseers of The Wharton School. He serves on the boards of directors of Jerusalem Online and the New York City Police Foundation. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a BS and an MBA in Finance. Mr. Rowan is a member of the Company’s Executive Committee , the Human Resources Committee and the Finance Committee. Mr. Rowan was elected as a member of our Board because our Board concluded that Mr. Rowan’s extensive experience in value oriented investments, credit-oriented capital markets and real estate as well as his extensive directorial experience enable Mr. Rowan to provide the Board with insight and guidance on strategic matters of the Company.
Christopher Williams became a member of our board in April 2008. Mr. Williams has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He holds a bachelor's degree from Howard University and an M.B.A. from Dartmouth College’s Tuck School of Business. Mr. Williams also serves on the boards of directors for Cox Enterprises, Inc., Lincoln Center for the Performing Arts, Mt. Sinai Medical Center, The Partnership for New York City and the National Association of Securities Professionals. Mr. Williams is also Chairman of the Board of Overseers of the Tuck School of Business at Dartmouth College. He previously served on the board of directors of Wal-Mart Stores, Inc. He is Chairman of the Company's Audit Committee and is a member of the 162(m) Plan Committee. Mr. Williams was elected as a member of our Board because our Board concluded that Mr. Williams’ extensive management experience in investment banking provides the Board with a wealth of knowledge regarding business operations and business strategy as well as valuable financial and investment experience essential to guiding the Company’s strategy.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
Class I Directors (Current Term Will Expire at the 2016 Annual Meeting)
 Jeffrey Benjamin became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Benjamin has nearly 25 years of experience in the investment industry and has extensive experience serving on the boards of directors of other public and private companies, including Mandalay Resort Group, another gaming company. He has been senior advisor to Cyrus Capital Partners since June 2008 and serves as a consultant to Apollo Global Management, LLC with respect to investments in the gaming industry. He was a senior advisor to Apollo Global Management, LLC from 2002 to 2008. He holds a bachelor’s degree from Tufts University and a masters degree from the Massachusetts Institute of Technology Sloan School of Management. He has previously served on the boards of directors of Spectrum Group International, Inc., Goodman Global Holdings, Inc., Dade Behring Holdings, Inc., Chiquita Brands International, Inc., McLeod USA, Mandalay Resort Group and Virgin Media Inc. Mr. Benjamin is the Chairman of the Board of A-Mark Precious Metals, Inc. and Exco Resources,

Inc., and also serves on the boards of directors of Chemtura Corporation and American Airlines Group Inc. Mr. Benjamin was elected as a member of our Board because our Board concluded that Mr. Benjamin’s extensive experience in the gaming and investment industries as well as his extensive directorial experience provide the Board with a wealth of knowledge regarding the operational issues facing companies in the gaming industry and a business strategy essential to guiding the Company’s strategy.
Fred Kleisner became a member of our board in July 2013. Mr. Kleisner has been Senior Advisor of Morgans Hotel Group Co. since 2006, served as the President and Chief Executive Officer of Hard Rock Hotel Holdings LLC from December 2007 through March 2011 and also served as the President and Chief Executive Officer of Morgans Hotel Group Co. from September 2007 through April 2011. He has also served in management positions with Rex Advisors, LLC, Wyndham International, Inc., and Starwood Hotels & Resorts Worldwide, Inc., Westin Hotels and Resorts, Interstate Hotels Company, The Sheraton Corporation, and Hilton Hotels, Corp. Mr. Kleisner currently serves as a director of Apollo Residential Mortgage, Inc., Kindred Healthcare, Inc., Playtime, LLC, the Museum of Arts & Design, NYC, as member of the Board of Managers of Ambridge Hospitality, and on the Advisory Council of Michigan State University’s Broad School of Business, Hospitality Business/Real Estate Investment Management Program. He previously served on the board of directors of Hard Rock Holdings, LLC, as a Trustee/Director for the Culinary Institute of America, and as a Trustee of National Outdoor Leadership School. Mr. Kleisner serves as a member of the Company’s Audit Committee and was elected as a member of our Board because our Board concluded that Mr. Kleisner’s extensive experience in the management and operation of the companies in the hospitality and entertainment industry enable him to provide the Board with a wealth of knowledge regarding operational issues facing companies in the hospitality and entertainment industry and a business strategy essential to guiding the Company’s strategy.
Lynn Swann became a member of our board in April 2008. Mr. Swann has served as president of Swann, Inc., a consulting firm specializing in marketing and communications since 1976 and the owner of Lynn Swann Group since 2011. The Lynn Swann Group is an affiliate of Stonehaven, LLC, which is a Member of FINRA/SIPC. Mr. Swann was also a broadcaster for the American Broadcasting Company from 1976 to 2005. He holds a bachelor’s degree from the University of Southern California. Mr. Swann also serves on the boards of directors of Fluor Corporation, American Homes 4 Rent and PGA of America. He previously served on the board of directors of Hershey Entertainment and Resort Co. and H.J. Heinz Co. Mr. Swann also holds a Series 7 and Series 63 registration. He is a member of the Company’s Audit Committee, Human Resources Committee, Nominating and Corporate Governance Committee, and the 162(m) Plan Committee. Mr. Swann was elected as a member of our Board because our Board concluded that Mr. Swann’s extensive experience in marketing and communications and qualifications to communicate with retail investors enable him to provide the Board with a wealth of knowledge and insight into operational and marketing strategies suitable for companies in the gaming industry which are essential to guiding the Company’s strategy.
Class II Directors (Current Term Will Expire at the 2017 Annual Meeting)
Kelvin Davis became a member of our board of directors in January 2008 upon consummation of the Acquisition. He is the Founder and Co-Head of TPG Real Estate. He has been a Partner at TPG based in San Francisco since 2000 and is a member of the Firm’s Management Committee. From 2000 to 2009, Mr. Davis led TPG’s North American Buyouts Group, encompassing investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, LLC, a private international real estate investment firm, based in Los Angeles, which he co-founded in 1991. Prior to the formation of Colony Capital, LLC, Mr. Davis was a principal of RMB Realty, Inc. the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, Inc., he worked at Goldman, Sachs & Co. in New York and with Trammell Crow Company in Dallas and Los Angeles. He holds a bachelor’s degree in Economics from Stanford University and an M.B.A. from Harvard Business School. Mr. Davis currently serves on the boards of directors of Northwest Investments, LLC (ST Residential), Caesars Entertainment Operating Company, Inc., Univision Communications, Inc., Catellus Development Corporation, Taylor Morrison Home Corporation (NYSE:TMHC), Parkway Properties, Inc. (NYSE:PKY), AV Homes, Inc. (NASDAQ: AVHI) and Assisted Living Concepts, Inc. He is also a long-time director (and past Chairman) of Los Angeles Team Mentoring, Inc. (a charitable mentoring organization), serves on the Board of the Los Angeles Philharmonic Association, is a trustee of Los Angeles County Museum of Art (LACMA), and is on the Board of Overseers of the Huntington Library, Art Collections and Botanical Gardens. He is a member of the Company’s Human Resources Committee, the Executive Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Due to Mr. Davis’ experience and wealth of knowledge regarding investments, including real-estate related investments, he provides the Board with valuable knowledge and insight into investment related matters as well as business strategy relevant to the Company.
Eric Press became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Press has been a Senior Partner at Apollo Global Management, LLC since 2007 and has been a Partner of other Apollo entities since 1998. Mr. Press has nearly 20 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. Mr. Press currently serves on the boards of directors of Apollo Commercial Real Estate

Finance, Inc., Affinion Group Holdings, Inc., Noranda Aluminum Holding Corporation, Princimar Chemical Holdings, LLC and Verso Corporation. He has previously served on the board of directors of the Rodeph Sholom School, Innkeepers Trust USA, Wyndham International, Inc., Quality Distribution, Inc. AEP Industries, Inc., Metals USA Holdings Corp., WMC Finance Corp., Prestige Cruise Holdings, Inc. and Athene Holding, Ltd. Mr. Press graduated magna cum laude from Harvard University with a BA in economics and received his JD from Yale Law School. Mr. Press’ extensive experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors and, as such, he provides the Board with key insights and knowledge into financing and investment matters as well as general management experience.
David Sambur became a member of our board of directors in November 2010. Mr. Sambur is a Partner of Apollo Global Management, having joined in 2004. Mr. Sambur has experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur serves on the board of directors of AP Gaming Holdco, Inc. (a parent of AGS Capital LLC), Caesars Acquisition Company, Caesars Entertainment Operating Company, Inc., Hexion Holdings, LLC, MPM Holdings, Inc. and Verso Corporation. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a BA in Economics. He is a member of the Company's Nominating and Corporate Governance Committee. Due to Mr. Sambur’s foregoing experience and qualifications, Mr. Sambur was elected as a member of our Board.

Mark Frissora became a member of our board of directors in February 2015. In connection with Mr. Loveman’s transition, the Board of Directors appointed Mr. Frissora to the role of Chief Executive Officer Designate of the Company, effective February 5, 2015, and to succeed Mr. Loveman in the role of Chief Executive Officer and President of the Company, effective July 1, 2015. Mr. Frissora served as the Chairman of the Board of Hertz Global Holdings, Inc. (“Hertz”) from January 1, 2007 until September, 2014 and as Chief Executive Officer and a director of Hertz from July 2006 until September 2014. Prior to joining Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. ("Tenneco") from November 1999 to July 2006 and as President of the automotive operations of Tenneco from April 1999 to July 2006. He also served as the Chairman of Tenneco from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco's automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers Corporation, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. Mr. Frissora is a director of Delphi Automotive PLC, where he is a member of their Finance Committee and a member of their Nominating and Governance Committee. In April 2015, Mr. Frissora resigned from the board of directors of Walgreen Co., where he served as the Chairman of the Finance Committee and as a member of the Nominating and Governance Committee. Mr. Frissora holds a B.A. degree from The Ohio State University and has completed executive development programs at the University of Pennsylvania’s Wharton School and the Thunderbird International School of Management. He is a Director of Walgreens Boots Alliance and Delphi Automotive plc and he is also a member of the McKinsey’s CEO Advisory Council. Mr. Frissora was elected as a member of our Board because of his significant operational background and his past experience in leading large, complex organizations.

PROPOSAL 2 - APPROVAL OF THE AMENDMENT TO THE 2012 PLAN
Background
The Company’s current equity incentive compensation plan, which was originally adopted in 2012 and amended in 2012, is known as the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “2012 Plan”).
Our Board wishes to ensure our continued ability to offer equity-based incentives to directors, employees, officers, and individual service providers or advisors who render services to the Company or its subsidiaries. The Board believes this type of compensation is critical to its ability to attract and retain highly qualified individuals and otherwise attain the goals described below, while also aligning these individuals’ interests with those of our stockholders. However, it does not believe it has sufficient shares available for future issuance under the 2012 Plan to accomplish these purposes.

As of March 23, 2015, 819,486 shares of our common stock remained available for issuance under the 2012 Plan, and 13,392,548 shares of our common stock were issuable pursuant to outstanding awards. The number of shares currently available for grant under the 2012 Plan, based on the rate at which we used shares under the 2012 Plan for the last three years, will be exhausted within the next 3 months.

Accordingly, on February 19, 2015, the Board adopted an amendment to the 2012 Plan to increase by 8,000,000 shares the number of shares of the Company’s common stock that may be issued under the 2012 Plan. This Board adoption is subject to shareholder approval.

Stockholder approval of the 2012 Plan is required by the rules of NASDAQ. In addition, Code Section 162(m) requires certain provisions of the 2012 Plan to be submitted to, and approved by, our stockholders in order for compensation attributable to awards made under the 2012 Plan to “covered employees” that are intended to be “performance- based” to be tax deductible by the Company. The approval of the Amendment to the 2012 Plan must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting. Broker non-votes will not affect the outcome of the approval of the Amendment to the 2012 Plan because brokers do not have discretion to cast votes on this proposal without instruction from the beneficial owner of the shares.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2012 PLAN.
Summary of Material Terms of 2012 Plan
The following is a summary of certain terms and conditions of the 2012 Plan. This summary is qualified in its entirety by reference to the 2012 Plan itself, which was filed as Exhibit 10.89 to our Registration Statement on Form S-1 filed with the SEC on February 2, 2012 and the related 2012 amendment, which was filed as Appendix A to our definitive information statement filed with the SEC on July 24, 2012. The Amendment to the 2012 Plan is attached to this proxy statement as Appendix A.

Eligibility
Directors, employees, officers, and individual service providers or advisors who render services to the Company or its subsidiaries may be selected to receive awards under the 2012 Plan. As of March 23, 2015, approximately 470 employees, directors and service providers held equity awards under our 2012 Plan and approximately 650 persons were eligible to be selected for future awards under the 2012 Plan under criteria adopted by our HRC.
Administration
Our Board or a subcommittee thereof has the authority to administer the 2012 Plan. The Board or a subcommittee may delegate some or all authority to another committee. In addition, to the extent permitted by applicable law, the Board or subcommittee may delegate to one or more officers of the Company its powers to designate the officers and employees who will receive grants of awards under the 2012 Plan and to determine the number of shares subject to, and the other terms and conditions of, such awards. Ministerial, non-discretionary functions may be delegated to certain officers, employees and third parties.

For awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the 2012 Plan will be administered by a committee consisting solely of two or more outside directors. Our 162(m) Committee performs this role. Awards or transactions intended to be exempt under Rule 16b-3 of the Exchange Act, must be authorized by the Board or a committee consisting solely of two or more non-employee directors (as such requirement is applied under Rule 16b-3). And, to the extent required by any applicable listing agency, this 2012 Plan shall be administered by a committee composed entirely of “independent directors,” within the meaning of the applicable listing agency.
The HRC administers the 2012 Plan. The HRC, the Board or any subcommittee administrating the 2012 Plan is referred to in this summary as the “plan administrator.”

The plan administrator has broad authority, subject to express provisions of the 2012 Plan, to:

•	select participants and determine the types of awards they are to receive;

•
determine the number of shares subject to awards and the terms and conditions of awards (including the price (if any) to be paid for the shares or award, vesting schedules, performance targets and the events of termination of such awards);

•	approve the form of agreements evidencing the awards, which need not be identical as to type of award or among participants;

•	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	accelerate or extend the vesting or exercisability of, or extend the term of, any or all outstanding awards, subject to the terms of the 2012 Plan;

•	construe and interpret the 2012 Plan and any agreements relating to the 2012 Plan;

•
subject to the other provisions of the 2012 Plan, make certain adjustments to outstanding awards, including to the number of shares of common stock subject to any award, the price of any award or previously imposed terms and conditions;

•	authorize the termination, conversion, substitution or succession of awards upon the occurrence of certain events;

•
allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the plan administrator may authorize, or any other form permitted by law; and

•
determine the date of grant of awards, which may be after, but not before, the plan administrator’s action and, unless otherwise designated by the plan administrator, will be the date of the plan administrator’s action.

The plan administrator will have full discretion to take such actions as it deems necessary or desirable for the administration of the 2012 Plan. Plan administrator decisions relating to the 2012 Plan are final and binding.

Number of Shares Authorized and Award Limits
As of March 23, 2015, 819,486 shares of our common stock remained available for issuance under the 2012 Plan, and 13,392,548 shares of our common stock were issuable pursuant to outstanding awards. Of these 13, 392,548 shares, 9,845,684 represents shares that may be purchased in connection with the exercise of stock options and 3,546,864 represent shares that may be issued pursuant to restricted stock units.

Under our 2012 Plan, if this amendment is approved by our shareholders as is being requested herein, and subject to adjustment in connection with changes in capitalization, the maximum number of shares of our common stock that may be delivered pursuant to awards is the sum of (1) 8,000,000 shares of our common stock, plus (2) the number of shares subject to awards granted under the 2012 Plan that are outstanding immediately prior to the 2015 annual meeting, plus (3) the number of shares that remain available for issuance pursuant to the 2012 Plan prior to the effectiveness of the amendment being submitted to shareholders, either because such shares have not yet been subject to awards granted under the 2012 Plan or because such shares were subject to awards that forfeited, expired, were canceled or that included other terms that allowed all or a portion of the shares subject to such awards to again be available for issuance under the 2012 Plan, plus (4) 8,045,998, representing the number of shares subject to stock options granted under the Caesars Entertainment Corporation Management Equity Incentive Plan (the “2008 Plan”) and outstanding on the date the 2012 Plan was originally approved by the Company’s stockholders.
This maximum share reserve will be reduced in accordance with the rules in this paragraph:

•
to the extent an award is settled in cash or a form other than common stock, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2012 Plan;

•	if shares of common stock are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the share limits;

•
if shares of common stock are delivered pursuant to the exercise of a stock appreciation right or option granted under the 2012 Plan, the number of underlying shares as to which the exercise related will be counted against the applicable share limits, as opposed to only counting the shares actually issued; and

•
shares that are subject to or underlie awards that expire, are cancelled, terminated or forfeited, fail to vest, or for any other reason are not paid or delivered under the 2012 Plan shall again be available for subsequent awards under the 2012 Plan, but shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2012 Plan, or to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the 2012 Plan.

No fractional shares may be awarded under the 2012 Plan. The plan administrator may pay cash in lieu of fractional shares.
The 2012 Plan includes the following additional caps:

•	no more than 15,449,468 shares may be issued with respect to incentive stock options under the 2012 Plan;

•	the maximum number of shares of common stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the 2012 Plan is 6,500,000 shares;

•
the maximum number of shares of common stock which may be delivered pursuant to performance-based awards (other than options and stock appreciation rights intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, and other than cash awards covered by the cap in the following sentence) that are granted to any one participant in any calendar year will not exceed 1,373,404 shares, either individually or in the aggregate;

•
in addition, the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year will not exceed $25,000,000; and

•	awards cancelled during the year will be counted against the limits in the preceding two bullets to the extent required by Section 162(m) of the Code.

Changes in Capitalization
As is customary in incentive plans of this nature, (1) the number and type of shares of common stock (or other securities) available under the 2012 Plan, and the specific share limits, maximums and numbers of shares set forth elsewhere in the 2012 Plan, (2) the number, amount and type of shares of common stock (or other securities or property) subject to outstanding awards, (3) the grant, purchase, base, or exercise price and/or (4) the securities, cash or other property deliverable upon exercise or payment of outstanding awards must be equitably and proportionately adjusted by the plan administrator upon any reclassification, recapitalization, stock split, reverse stock split, merger, combination, consolidation, reorganization, spin-off, split-up, extraordinary dividend distribution in respect of the common stock, any exchange of common stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the common stock. Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any change-in-control-type event, the plan administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the 2012 Plan and the then-outstanding performance-based awards.
Awards Available for Grant
Awards under the 2012 Plan may be in the form of non-qualified and incentive (qualified) stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares, or similar securities with a value related to our common stock. Awards may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its subsidiaries.
Awards under the 2012 Plan generally will not be transferable other than by will or the laws of descent and distribution, though the plan administrator may permit awards to be exercised by and settled, or otherwise transferred, under certain conditions or in the plan administrator’s discretion.

Options and Stock Appreciation Rights
Options granted under the 2012 Plan will be subject to the terms and conditions established by the plan administrator in an award agreement. All options granted under the 2012 Plan shall be non-qualified unless the applicable award agreement states that the option is intended to be an incentive stock option. The term of an option or stock appreciation right will generally be ten years (or five years for incentive stock options granted to a 10% shareholder) subject to the 2012 Plan’s and the applicable award agreement’s provisions for earlier expiration upon certain terminations of employment or service.
The exercise price of options and base price of stock appreciation rights will not be less than the fair market value of the common stock at the date of grant; however, incentive stock options granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of the Company or any subsidiary will have an exercise price that is no less than 110% of the fair market value of our common stock at the date of grant.
Payment of Exercise Price
The purchase or exercise price for an award under the 2012 Plan may be paid by means of any lawful consideration, as determined by the plan administrator, including: services rendered by the award recipient; cash, check, or electronic funds transfer; notice and third party payment; delivery of previously-owned shares of common stock; a reduction in the number of shares otherwise deliverable pursuant to the award; or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. Shares of common stock used to satisfy the exercise price of an option will be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any shares until it receives full payment of the exercise or purchase price therefor and any related withholding obligations and other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable award agreement, the plan administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award by any method other than cash. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.
Section 162(m) Performance-Based Awards
Any of the types of awards granted under the 2012 Plan may be, and options and stock appreciation rights granted to officers and employees typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. If the plan administrator determines that an award other than an option or stock appreciation right is intended to be subject to Section 162(m), the plan administrator shall establish performance criteria based on one or more of the following (as applied under generally accepted accounting principles or in the financial reporting of the Company or of its subsidiaries):

•	earnings per share;

•	cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operating, financing and investing activities);

•	stock price;

•	total stockholder return;

•	net revenue;

•	revenue growth;

•	operating income (before or after taxes);

•	net earnings (before or after interest, taxes, depreciation and/or amortization);

•	return on equity or on assets or on net investment;

•	cost containment or reduction;

•	property earnings (before interest, taxes, depreciation and/or amortization);

•	adjusted earnings (before interest, taxes, depreciation and/or amortization);

•	reduction in corporate expenses;

•	customer service scores; or

•	any combination thereof.

Performance-based awards may provide for performance targets to be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set. The applicable performance measurement period may not be less than three months nor more than 10 years.
Corporate Transactions
Generally, and subject to limited exceptions set forth in the 2012 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, consolidation, or other reorganization; an exchange of our common stock; a sale of substantially all of our assets; or any other event in which we are not the surviving entity, all awards then-outstanding under the 2012 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator may also make provision for a cash payment in settlement of awards upon such events. The plan administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, stock appreciation rights or similar rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.
The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2012 Plan. For example, the plan administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.
Amendment; Repricing
Our Board may amend or terminate the 2012 Plan at any time, but no amendment or termination may, without participant consent, impair the rights of such participant in any material respect under any award previously granted. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2012 Plan permits the plan administrator, without stockholder approval, to reprice (by amendment or other written instrument) an outstanding stock option or stock appreciation right by reducing the exercise price or base price of the award or cancel, exchange or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award.
Clawback/Forfeiture
Unless an award agreement provides otherwise, in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws that reduces the amount payable or due in respect of an award under the 2012 Plan that would have been earned had the financial results been properly reported, the award will be cancelled and the participant will forfeit the cash or shares received or payable on the vesting, exercise or settlement of the award and proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of common stock acquired in respect of the award (and the participant may be required to return or pay such shares or amount to the Company). If, after a termination by a participant from employment or services with the Company and its subsidiaries, the plan administrator determines that the Company or any of its subsidiaries had grounds to terminate such participant for “Cause” (as defined in the 2012 Plan), then (1) any outstanding award held by such participant may be cancelled without payment therefor and (2) the plan administrator may require the participant to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value realized upon the exercise of any option or stock appreciation right, or the subsequent sale of shares of common stock acquired upon exercise of such option or stock appreciation right and the value realized on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting cause. To the extent required by applicable law and/or the rules of any exchange or inter-dealer quotation system on which shares of common stock are listed or quoted, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), awards under the 2012 Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the 2012 Plan and all outstanding award agreements).

Securities Laws
The 2012 Plan is intended to conform with all of provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, Rule 16b-3. The 2012 Plan will be administered, and awards will be granted and may be exercised and/or paid, only in such a manner as to conform to such laws, rules and regulations.
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2012 Plan and the disposition of shares acquired pursuant to exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Options
The Code requires that, for treatment of an option as an incentive stock option, shares acquired through exercise of an incentive stock option cannot be disposed of before the later of (1) two years from grant or (2) one year from exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or exercise. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the above-mentioned holding periods, the difference between the exercise price and the amount realized upon disposition of the shares will be long-term capital gain or loss. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If the holder of shares acquired through exercise of an incentive stock option disposes of those shares within the holding periods, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the exercise date or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections. Finally, if an incentive stock option becomes first exercisable in any year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified share option for federal income tax purposes.

No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a nonqualified option”). Upon exercise of a non-qualified option, the participant will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

In the event of a sale of shares received upon the exercise of a non-qualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.
Stock Appreciation Rights
No income will be realized by a participant upon grant of a stock appreciation right. Upon exercise, the participant will recognize ordinary compensation income equal to the fair market value of the payment received in respect of the stock appreciation right. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Restricted Stock
A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. No election under Section 83(b) of the Code or any similar law shall be made without the prior written consent of the Committee. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act). The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock Units
A participant will not be subject to tax upon grant of a restricted stock unit. Rather, upon delivery of shares or cash pursuant to an RSU, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the restricted stock unit. The Company will be able to deduct the amount of taxable compensation for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Other Stock-Based Awards
In general, a participant will not be subject to tax on the date of grant of another stock-based award. In general, the compensation that the participant receives pursuant to another stock-based award will be subject to tax on the date that the participant becomes vested in such award at ordinary income tax rates.
Section 162(m)
In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and three other officers whose compensation is required to be disclosed in its proxy statement (excluding the chief financial officer), subject to certain exceptions. The 2012 Plan is intended to satisfy an exception from Section 162(m) with respect to grants of options and stock appreciation rights. In addition, the 2012 Plan is designed to permit certain awards of restricted stocks, stock units and other awards (including cash bonus awards) to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

New Plan Benefits
The following individuals and groups of individuals have received the following grants under the 2012 Plan since January 1, 2014:

Name	Title	Restricted Stock Units Granted (#)	Stock Options Granted (#)
Gary W. Loveman	President and Chief Executive Officer	76,000	185,778
Donald Colvin	Executive Vice President and Chief Financial Officer	10,500	25,668
Thomas M. Jenkin	Global President of Destination Markets	36,000	88,000
Tariq Shaukat	Executive Vice President and Chief Commercial Officer	215,644	64,167
Timothy Donovan	Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer	115,697	51,334
Executive Officers as a Group (11 persons)		1,012,155	1,546,230
Non-Executive Directors as a Group (9 persons)		12,822	14,361
Non-Executive Employees as a Group (409 persons)		1,985,340	940,179

All future grants under the 2012 Plan are within the discretion of the plan administrator and the benefits of such grants are, therefore, not determinable.

Outstanding Awards

The following table shows, as of December 31, 2014, information regarding outstanding awards available under our compensation plans (including individual compensation arrangements) under which our equity securities may be delivered:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	11,211,000	$12.07	3,351,730

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015 and the Board recommends that our stockholders ratify the appointment of Deloitte & Touche LLP at the annual meeting.
Deloitte & Touche LLP has audited our financial statements since 2002.
Representatives of Deloitte & Touche LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to appropriate questions.
Ratification of the appointment of Deloitte & Touche LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte & Touche LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2015.

AUDIT MATTERS
Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2014 are described below.
Fees and Services
The following table summarizes the aggregate fees paid or accrued by the Company to Deloitte & Touche LLP during 2014 and 2013:

	2014	2013
	(in thousands)
Audit Fees (a)	$31,657.2	$17,545.0
Audit-Related Fees (b)	3,919.1	96.0
Tax Fees (c)	821.6	207.1
Other	—	—
Total	$36,397.9	$17,848.1
____________________

(a)	Audit Fees—Fees for audit services billed in 2014 and 2013 consisted of:

•	Audit of the Company’s annual financial statements, including the audits of the various subsidiaries conducting gaming operations as required by the regulations of the respective jurisdictions;

•	Sarbanes-Oxley Act, Section 404 attestation services;

•	Reviews of the Company’s quarterly financial statements; and

•	Comfort letters, statutory and regulatory audits, consents, and other services related to SEC matters.

Audit fees in 2014 include $7.5 million related to Growth Partners, which is a variable interest entity consolidated by the Company. Although these amounts are included in the consolidated financial statements of the Company, the Audit Committee of CAC retains approval authority over fees incurred related to Growth Partners.

(b)	Audit-Related Fees—Fees for audit-related services billed in 2014 and 2013 consisted of:

•	Quarterly revenue and compliance audits performed at certain of our properties as required by state gaming regulations;

•	Internal control reviews; and

•	Agreed-upon procedures engagements.

(c)	Tax Fees—Fees for tax services paid in 2014 and 2013 consisted of tax compliance and tax planning and advice:

•
Fees for tax compliance services totaled $698,374 and $77,182 in 2014 and 2013, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i.	Federal, state, and local income tax return assistance;

ii.	Requests for technical advice from taxing authorities; and

iii.	Assistance with tax audits and appeals.

•
Fees for tax planning and advice services totaled $123,188 and $129,872 in 2014 and 2013, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of:

i.	Tax advice related to structuring certain proposed mergers, acquisitions, and disposals;

ii.	Tax advice related to the alteration of employee benefit plans; and

iii.	Tax advice related to an intra-group restructuring.

	2014	2013
Ratio of Tax Planning and Advice Fees to Audit Fees, Audit-Related Fees, and Tax Compliance Fees	0.003:1	0.01:1

Independent Registered Public Accounting Firm’s Independence
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Policy on Audit Committee Pre-Approval
The services performed by Deloitte & Touche LLP in 2014 and 2013 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 26, 2003 meeting. This policy describes the permitted audit, audit-related, tax, and other services that Deloitte & Touche may perform. Any requests for audit services must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Except for such services which fall under the de minimis provision of the pre-approval policy, any requests for audit-related, tax, or other services also must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairperson of the Audit Committee. The Chairperson must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit, tax, and other services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The estimated fees for such services to be provided under this provision do not exceed a defined amount of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not recognized at the time of the engagement to be non-audit services; and

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee.
No fees were approved under the de minimis provision in 2014 or 2013.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual stockholders meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting of stockholders. The proxy card contains discretionary authority for them to do so.

EXECUTIVE OFFICERS

Executive officers are elected annually and serve at the discretion of our Board of Directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers. Gary Loveman serves as Chairman of the Board, Chief Executive Officer and President. His business experience is discussed above in “Proposal 1 - Election of Directors - Nominees (Whose Terms, if Elected, Will Expire at the 2018 Annual Meeting).” Mark Frissora serves as Director and Chief Executive Office Designate. His business experience is discussed above in “Proposal 1 - Election of Directors - Class II Directors (Current Term Will Expire at the 2017 Annual Meeting).” Other executive officers and their ages as of the date of this proxy statement are:

Name	Age	Position
Janis Jones Blackhurst	66	Executive Vice President, Communications and Government Relations
Timothy Donovan	59	Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer
Eric Hession(1)	40	Executive Vice President and Chief Financial Officer
Thomas Jenkin	60	Global President of Destination Markets
Gregory Miller	54	Executive Vice President, Domestic Development
Bob Morse	59	President of Hospitality
Tariq Shaukat	42	Executive Vice President and Chief Commercial Officer
Mary Thomas	48	Executive Vice President, Human Resources
Steven Tight	59	President, International Development
____________________
(1) Mr. Hession, the Company’s Senior Vice President and Treasurer in 2014, assumed the role of Executive Vice President, Chief Financial Officer and Treasurer effective January 1, 2015. As of February 19, 2015 he assumed the role of Executive Vice President and Chief Financial Officer.
Ms. Jones-Blackhurst became our Executive Vice President, Communications and Government Relations in November 2011. She served as Senior Vice President of Communications and Government Relations from November 1999 to November 2011. Prior to joining Caesars, Ms. Blackhurst served as Mayor of Las Vegas from 1991 to 1999
Mr. Donovan became our Executive Vice President in November 2011, General Counsel in April 2009 and our Chief Regulatory and Compliance Officer in January 2011. He served as Senior Vice President from April 2009 to November 2011. Prior to joining us, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December 2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007. He also serves on the board of directors of John B. Sanfilippo & Son, Inc.
Mr. Hession currently serves as our Executive Vice President and Chief Financial Officer. He became our Executive
Vice President, Chief Financial Officer and Treasurer on January 1, 2015. He also served as our Senior Vice President and Treasurer from November 2011 to December 2014, as our Vice President of Finance and Treasurer from February 2011 until
November 2011 and as our Vice President of Corporate Finance from August 2009 until February 2011.
Mr. Jenkin became our Global President of Destination Markets in May 2013. He served as President of Operations from November 2011 through May 2013. He served as Western Division President from January 2004 through November 2011. He served as Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002. He currently serves on the board of directors of Enjoy S.A.
Mr. Miller became our Executive Vice President of Domestic Development in August 2013. Prior to his current role, he served as Senior Vice President of Domestic Development from May 2012 through August 2013. He served as Senior Vice President of Resort Development from February 2009 through April 2012. He previously served as the Vice President of Property Development from September 2004 through January 2009.

Mr. Morse became our President of Hospitality in April 2014. Prior to joining us, Mr. Morse served as Senior Vice President and Chief Operating Officer of The Americas region of IHG (InterContinental Hotels Group) PLC from February 2012 through April 2014. He joined IHG from Noble Investment Group, a leading lodging and hospitality investment organization, where he formerly served as managing principal and Chief Operating Officer from 2005 through 2012.

Mr. Shaukat became our Executive Vice President and Chief Commercial Officer in October 2014. Prior to his current role, he served as our Executive Vice President and Chief Marketing Officer from March 2012 until October 2014. Prior to joining us, Mr. Shaukat was a Principal at McKinsey & Company from July 2009 through March 2012. He also served as Engagement Manager from 2005 to 2007 and as Associate Principal from 2007 to 2009.
Ms. Thomas became our Executive Vice President, Human Resources in November 2011. She served as our Senior Vice President, Human Resources from January 2006 to November 2011. Prior to joining us, Ms. Thomas served as Senior Vice President-Human Resources North America for Allied Domecq Spirits & Wines from October 2000 to December 2005.
Mr. Tight became our President, International Development in July 2011. Prior to joining us, Mr. Tight served as Chief Executive Officer of Aquiva Development from August 2008 to August 2009 and Chief Executive Officer of Al Sharq Investment from December 2004 to July 2008. Mr. Tight earlier served as Senior Vice President International Development for the Walt Disney Company from 2000 to 2004 and as their Vice President of Business Development from 1997 to 1999 and Vice President of Finance from 1993 to 1996.

EXECUTIVE COMPENSATION
Compensation Risk Assessment
The HRC has evaluated the Company’s compensation structure from the perspective of enterprise risk management and the terms of the Company’s compensation policies generally. As discussed below, the Company’s executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. The HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders, and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives. In addition, the HRC has the authority to claw back bonuses paid to participants in the event of a termination for cause or material noncompliance resulting in financial restatement by a plan participant. As a result, together with the restrictions placed on the Company by gaming, compliance and other regulations, the HRC does not believe that the Company’s compensation policies and practices provide incentives to take inappropriate business risks.
Compensation Discussion and Analysis
Executive Summary
2014 was highlighted by significant investment in our properties, expansion into new regional markets, and a number of initiatives to enhance the Company’s capital structure. Adjusted EBITDA results for the year were $1,715 million. (This is through December 17th, 2014 as bonus results were dependent on adjusted EBITDA as of that date). Customer satisfaction, measured through our customer surveys, continued to improve reaching record high results for 2014.

The HRC set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers have a great experience when visiting our properties. To that end, historically the HRC set our senior executive compensation so that at least 50% of our senior executives’ total compensation is based on these objectives:

•
The most significant compensation plan that is directly affected by the attainment of performance goals is our Annual Management Bonus Plan (the “Bonus Plan”). The financial measure for the Caesars Entertainment Corporation 2009 Senior Executive Incentive Plan (the “Senior Executive Incentive Plan”) is EBITDA. The financial measurement used to determine the bonus under the Bonus Plan is Adjusted EBITDA. For select participants with direct influence over cash management, an additional financial metric of cash flow was included in the 2014 bonus score. The non-financial measurement used to determine plan payments for all participants is customer satisfaction, as measured by surveys of our loyalty program (“Total Rewards”) customers taken by a third party.

◦
The 2014 annual cash incentives paid to our named executive officers were based on our Adjusted EBITDA of $1,715 million and customer satisfaction improvement of 2.91%. The 2014 bonus payout was on an accelerated schedule, and therefore, the EBITDA and total service results used for bonus results were based on results through December 17th, 2014. EBITDA results did not reach 85% of plan, which is the minimum required for payout. Therefore, the HRC awarded a discretionary bonus at 75 points, within a range of 0 to 200, causing bonuses to be paid at 75% of target bonus opportunity.

•
The Customer Service Jackpot Bonus Plan functions are measured against the same customer service metric as the Bonus Plan, but require in effect two years’ worth of maximum service performance in a single year. Payout of the Customer Service Jackpot is targeted at 5% of an employee’s base salary for all management. No payments were made under this plan in 2014 to the named executive officers.

Following our IPO, we adopted the Caesars Entertainment Corporation 2012 Performance Incentive Plan, as amended (the “2012 Plan”) and returned to annual equity awards in 2013 and 2014 to maintain a competitive long-term incentive program. In 2014, we granted options and restricted stock units with a target value made up of 55%

options and 45% restricted stock units for Messrs. Loveman, Colvin, Jenkin, Donovan, and Shaukat. The equity compensation analysis performed by Towers Watson and the available shares under the plan were considered when determining the mix for each participant. The values of the 2014 options and restricted stock units granted to our Chief Executive Officer were above market median, while the grant value for our other named executive officers were at market median. In addition, our outstanding performance options that vest based on our common stock price being at or above $57.41 were modified in 2013 so that the options vest 50% in each of March 2014 and 2015 regardless of our stock price performance, in order to deliver realizable value without further share usage under our plans. However, if the Company's 30-day trailing average stock price equals or exceeds $57.41 per share prior to the revised vesting dates, the outstanding $57.41 performance options will vest immediately. In January 2015, Mr. Loveman’s CEC equity awards were modified as well. All of Mr. Loveman’s unvested awards, as of June 30, 2015, will vest on that date. See “-Executive Compensation - Grant of Plan-Based Awards Table” for specific vesting details on each grant for Mr. Loveman.

Given the market competitiveness of our salaries, no further increases in salaries for our named executive officers were approved in 2014.

2013 Say on Pay Vote

At the 2013 Annual Meeting, the stockholders approved, on an advisory basis, the Company’s named executive officer compensation. Approximately 96% of the votes cast on the advisory vote on named executive officer compensation proposal were in favor of our named executive officer compensation. Despite this support in favor of our existing executive compensation practices, the HRC continues to design, approve, and evaluate the administration of our compensation plans, policies, and programs. Also in 2013, the stockholders approved, on an advisory basis, holding future advisory votes to approve named executive officer compensation every three years. In light of this voting result on the frequency of future advisory votes to approve named executive officer compensation proposals, the HRC decided that the Company will present future advisory votes to approve named executive officer compensation proposals every three years until the next required vote on the frequency of stockholder votes on named executive officer compensation. Accordingly, we held such a vote at our 2013 Annual Meeting and we currently expect to hold the next future advisory vote to approve named executive officer compensation at the 2016 Annual Meeting. We currently expect the next stockholder vote on the frequency of stockholder votes on named executive officer compensation to also occur at the 2016 Annual Meeting.

Process
Our Human Resources Committee. The HRC serves as our compensation committee with the specific purpose of designing, approving, and evaluating the administration of our compensation plans, policies, and programs. The HRC's role is to ensure that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of our stockholders. The HRC is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The HRC operates under our Human Resources Committee Charter. The HRC Charter was last updated on February 21, 2013. It is reviewed no less than once per year with any recommended changes presented to our Board for approval.
The HRC currently consists of Kelvin Davis, Marc Rowan and Lynn Swann. The qualifications of the HRC members stem from roles as corporate leaders, private investors, and board members of several large corporations. Their knowledge, intelligence, and experience in company operations, financial analytics, business operations, and understanding of human capital management enables the members to carry out the objectives of the HRC. We have chosen the “controlled company” exception under the NASDAQ rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.
In fulfilling its responsibilities, the HRC is entitled to delegate any or all of its responsibilities to a subcommittee of the HRC or to specified executives of Caesars, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.
In February 2009, our Board formed the 162(m) Plan Committee comprised of two members: Lynn Swann and Christopher Williams. The purpose of the 162(m) Plan Committee is to administer the Senior Executive Incentive Plan.

HRC Consultant Relationships. The HRC has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, recommend and approve actions with regard to Board compensation, executive officer compensation, or general compensation and plan provisions. We provide for appropriate funding for any such services commissioned by the HRC. These consultants are used by the HRC for purposes of executive compensation review, analysis, and recommendations. The HRC has engaged and expects to continue to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation. However, with respect to 2014 compensation, the HRC did not engage any consultants. Rather, consultants were engaged by our Human Resources executives, and these consultants helped formulate information that was then provided to the HRC. See “Role of outside consultants in establishing compensation” below.
2014 HRC Activity
During five meetings in 2014, as delineated in the Human Resources Committee Charter and as outlined below, the HRC performed various tasks in accordance with their assigned duties and responsibilities, including:

•
Chief Executive Officer Compensation: reviewed and approved corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluated the performance of the Chief Executive Officer in light of these approved corporate goals and objectives and relative to peer group, evaluated and awarded the equity compensation and annual bonus of the Chief Executive Officer based on such evaluation.

•
Other Senior Executive Officer Compensation: set base compensation and annual bonus compensation (other than for those executives that receive bonuses under the Senior Executive Incentive Plan), and awarded equity compensation for all senior executives, which included an analysis relative to our competition peer group.

•
Director Compensation: set base compensation and awarded equity compensation for non-management directors, which included a review of our practices against peers both in the gaming industry and outside the gaming industry.

•
Executive Compensation Plans: reviewed status of various executive compensation plans, programs, and incentives, including the Bonus Plan, our various deferred compensation plans, our various equity plans and amendments to plans.

•	Equity Compensation Plans: approved implementation of an annual equity grant program under the 2012 Plan, and awarded equity compensation to certain employees.

•
Talent Succession: reviewed and evaluated the succession plans relating to the Chief Executive Officer and other executive officer positions; approved the Chief Executive Officer succession plan (early 2015).

Role of Human Resources Committee. The HRC has sole authority in setting the material compensation of our senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the Senior Executive Incentive Plan, whose compensation under that plan is determined by the Section 162(m) Plan Committee) and equity awards. The HRC receives information and input from our senior executives and outside consultants (as described below) to help establish these material compensation determinations, but the HRC is the final arbiter on these decisions.
Role of Company executives in establishing compensation. When determining the pay levels for the Chief Executive Officer and our other senior executives, the HRC solicits advice and counsel from internal and external resources. Internal Company resources include the Chief Executive Officer, Executive Vice President, Human Resources, and Vice President of Compensation. The Executive Vice President, Human Resources is responsible for developing and implementing our business plans and strategies for all company-wide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation is responsible for the design, execution, and daily administration of our compensation and leadership services operations. Both of these Human Resources executives attend the HRC meetings, at the request of the HRC, and act as a source of informational resources and serve in an advisory capacity. The Corporate Secretary is also in attendance at each of the HRC meetings and oversees the legal aspects of our executive compensation and benefit plans, updates the HRC regarding changes in laws and regulations affecting our compensation policies, and records the minutes of each HRC meeting. The Chief Executive Officer also attends HRC meetings.

In 2014, the HRC communicated directly with the Chief Executive Officer and Human Resources executives in order to obtain external market data, industry data, internal pay information, individual and our performance results, and updates on regulatory issues. The HRC also delegated specific tasks to Human Resources executives to facilitate the decision making process and to assist in the finalization of meeting agendas, documentation, and compensation data for HRC review and approval.
The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the HRC compensation for all senior executives, other than his own compensation. The HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the Senior Executive Incentive Plan), and equity awards.
Role of outside consultants in establishing compensation. Our internal Human Resources executives regularly engage outside consultants to provide advice related to our compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management, and board of director pay practices. During 2014, the services performed by consultants that resulted in information provided to the HRC are set forth below:

1.	Towers Watson provided us with advice regarding our annual equity program and external benchmarking.

2.
Mercer Investment Consulting was retained by the Savings & Retirement Plan (401k) and Executive Deferred Compensation Plan Investment Committees to advise these committees on investment management performance, monitoring, investment policy development, and investment manager searches.

3.
Stoel Rives LLP was retained by the Savings & Retirement Plan (401k) Administrative Committee to advise this committee on plan design, compliance and operational consulting for our qualified defined contribution plan.

The consultants provided the information described above to our Human Resources executives to help formulate information that is then provided to the HRC. The fees paid to Stoel Rives LLP in 2014 were $382,392 for the 401(k) Plan. For 401(k), Mercer switched to a discretionary consulting model in late 2013, and therefore, the fees for investment consulting are a part of the investment management fees paid by the plan. No direct fees are paid to Mercer Investment Consulting from Caesars. For the Executive Deferred Compensation Plans, the fees paid to Mercer Investment Consulting in 2014 are $70,192. The fees paid to Towers Watson were $9,795.
The HRC has determined that the work of Towers Watson, Mercer Investment Consulting and Stoel Rives LLP did not raise any conflicts of interest in fiscal 2014. In making this assessment, the HRC considered that neither Towers Watson, Mercer Investment Consulting nor Stoel Rives LLP provided any other services to the Company unrelated to executive compensation and the other factors enumerated in Rule 10C-1(b) under the Exchange Act.
Objectives and Philosophy of Compensation Programs
Our executive compensation program is designed to achieve the following objectives:

•	align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction;

•	support a culture of strong performance by rewarding employees for results;

•	attract, retain and motivate talented and experienced executives; and

•	foster a shared commitment among our senior executives by aligning our and their individual goals.
These objectives are ever present and are at the forefront of our compensation philosophy and all compensation design decisions.
Our compensation philosophy provides the foundation upon which all of our compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance, and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Further, the HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining our compensation philosophy:

•	assess whether the components of executive compensation support our culture and business goals;

•	consider the impact of executive compensation programs on stockholders;

•	consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	approve the appropriate balance of fixed and variable compensation; and

•	approve the appropriate role of performance based and retention based compensation.
Our executive compensation programs are structured to reward our executives for their contributions in achieving our mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. Our executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of our stockholders.
Various Company policies are in place to shape our executive pay plans, including:

•	salaries are linked to competitive factors, internal equity, and can be increased as a result of successful job performance;

•	our annual bonus programs are competitively based and provide incentive compensation based on our financial performance and customer service scores;

•	long-term incentives are tied to enhancing stockholder value and to our financial performance; and

•	qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. The HRC sets senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives.

Compensation Program Design Emphasizes Variable and At Risk Compensation

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to our Company today and in the future. The impact of individual performance on compensation is reflected in base pay merit increases, setting the Bonus Plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of our financial performance and customer satisfaction is reflected in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance-based culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of our compensation philosophy and human capital management strategy.
The table below reflects our short-term and long-term executive compensation programs during 2014:

Short-term	Long-term
Fixed and Variable Pay	Variable Pay
Base Salary	Equity Awards - Options and Restricted Stock Units
Senior Executive Incentive Plan (employing the goals under the Annual Management Bonus Plan)	Executive Supplemental Savings Plan II
Customer Service Jackpot Plan
_________________________

Market Review and Competitiveness
We periodically assess and evaluate the internal and external competitiveness for all components of our executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We review our compensation structure to determine whether the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. We believe the appropriate ratio of Chief Executive Officer cash compensation compared to other senior executives ranges from 2.51:1 on the low end to 7.13:1 on the high end. These ratios are merely a reference point for the HRC in setting the compensation of our Chief Executive Officer, and were set after reviewing the job responsibilities of our Chief Executive Officer versus other senior executives and a gaming peer group. Internal equity is based on both quantitative and qualitative job evaluation methods, including span of control, required skills and abilities, long-term career growth opportunities as well as relevant comparative financial and non-financial job metrics. Externally, benchmarks are used to provide guidance and to improve our ability to attract, retain, and recruit talented senior executives. Due to the highly competitive nature of the gaming industry, as well as the competitiveness across industries for talented senior executives, it is important for our compensation programs to provide us the ability to internally develop executive talent, as well as recruit highly qualified senior executives.
The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year the plans are reviewed for effectiveness, competitiveness, and legislative compliance. The current plans have been put into place with the approval of the HRC and in support of the principles of the compensation philosophy and objectives of our pay practices and policies.
In 2009, our Human Resources department conducted a review of compensation practices of competitors in the gaming industry and our Human Resources department continued to review and update the analysis in 2010, 2011, 2013, and 2014. The review covered a range of senior roles, including those of our named executive officers and board of directors, and competitive practices relating to cash compensation. The findings of the peer group analysis were presented to the HRC when reviewing cash compensation for our executives. As a result of this review, the HRC believes that the current compensation program adequately compensates and provides incentive to our executives. The companies comprising our peer group for 2014 were:

Boyd Gaming Corporation	Penn National Gaming, Inc.
Isle of Capri Casinos, Inc.	Station Casinos, Inc.
Las Vegas Sands Corp.	Pinnacle Entertainment, Inc.
MGM Resorts International	Wynn Resorts, Limited
In 2013, we engaged Towers Watson to provide a review of equity compensation practices and the outcome of this review was used to provide guidance in the development of the annual equity grant program. Given the structure of our Company, with operations throughout the United States and internationally, the review covered equity grant practices of a broad range of companies of comparable size and geographic scope, and was not limited to peers in the gaming industry with a smaller geographic reach. Below is the list of the 168 companies used in the review:

Advanced Micro Devices	DTE Energy	Mattel
Agilent Technologies	Eastman Chemical	McGraw-Hill
Air Products and Chemicals	eBay	MeadWestvaco
Ally Financial	Ecolab	MGM Resorts International
Ameren	Eisai Co., Ltd.	Micron Technology
American Family Insurance	Elsevier	MidAmerican Energy
AMERIGROUP	EnCana Oil & Gas USA	MillerCoors
Ameriprise Financial	Energy Future Holdings	Momentive Specialty Chemicals
Amway	Entergy	Monsanto
Anixter International	Epson	Mosaic
APL	Estee Lauder	Motorola Solutions
Arkema	Federal-Mogul	Mylan

Ashland	First Data	Newmont Mining
Atos IT Solutions and Services	Franklin Resources	Newport News Shipbuilding
Automatic Data Processing	Genworth Financial	Nordstrom
Ball	Gilead Sciences	Norfolk Southern
BB&T	Goodrich	Novo Nordisk Pharmaceuticals
BBC Worldwide	Greyhound Lines	NRG Energy
BD (Becton Dickinson)	Grupo Ferrovial	Office Depot
BJ’s Wholesale Club	Guardian Life	OfficeMax
BorgWarner	HD Supply	Omnicare
Boston Scientific	Health Net	Oshkosh
C.H. Robinson Worldwide	Hearst	Pearson Group
Cablevision Systems	Henry Schein	Performance Food Group
Calpine	Hershey	PetSmart
Celanese Americas	Hertz	Platts
Celestica	Hilton Worldwide	Potash
CenterPoint Energy	Hormel Foods	Praxair
CEVA Logistics	Huntington Ingalls Industries	Principal Financial Group
Clear Channel Communications	Huntsman	Progress Energy
Cliffs Natural Resources	Inchcape	Providence Health & Services
CMS Energy	Interpublic Group of Companies	Public Service Enterprise Group
Coca-Cola Enterprises	Jacobs Engineering	Purolator Inc.
Corning	KBR	Quest Diagnostics
Covidien	Kinder Morgan	QVC
Crown Holdings	Lend Lease	R.R. Donnelley
CSX	Liberty Global	Reed Business Information
Dana Corp	Limited	Reed Elsevier
Darden Restaurants	Lincoln Financial	Reed Exhibitions
Devon Energy	Lorillard Tobacco	Regions Financial
Dignity Health	Luxottica Group	Reynolds American
Dollar Tree	Marsh & McLennan	RGA Reinsurance Group
Dow Corning	Masco Corporation	Rockwell Automation
DSM Nutritional Products	MasterCard	Royal Caribbean Cruises
Ryder System	Targa Resources	URS Energy & Construction
S.C. Johnson & Son	Tenet Healthcare	Vestas - American Wind Technology
SAIC	Tennessee Valley Authority	VF
Seagate Technology	Terex	Visa
Sempra Energy	Textron	Visteon
Sherwin-Williams	Thermo Fisher Scientific	Viterra
Solvay America	TransCanada	Weyerhaeuser
SSAB	Transocean	Whole Foods Market
Stanley Black & Decker	UGI	Williams Companies
Starbucks Coffee	Univar	Xcel Energy
State Street	Unum Group	XL Group
Stryker	URS
SunTrust Banks

Elements of Active Employment Compensation and Benefits
The total direct compensation mix for each named executive officer varies. For our Chief Executive Officer, the allocation for 2014 was 44% for base salary and 56% for annual bonus. For the other named executive officers in 2014, the average allocation was 65% for base salary and 35% for annual bonus. Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of our senior executives’ compensation, the HRC reviews peer data, internal and external benchmarks, our performance over the calendar year (as compared to our internal plan as well as compared to other gaming companies) and the executive’s individual performance. Prior compensation and wealth accumulation is considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.
Peer Group Data
We and the HRC review the compensation of our named executive officers against our peer groups. The table below shows the amounts paid for our named executive officers in 2014 and the Peer Group Median for each category of compensation, as measured in 2013 for the 2014 SEC filings, the latest data available for the peer group.

	Base Salary		Option Awards		Stock Units or Awards		Non-Equity Incentive Plan Compensation		All Other Compensation
	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)
Gary Loveman,	1,900,000	1,100,000	6,025,403	505,859	20,799,680	2,699,586	2,437,500	948,687	1,488,158	355,191
President and Chief Executive Officer
Donald Colvin,	700,000	623,580	263,595	95,193	672,390	725,529	250,000	430,889	30,149	38,127
Executive Vice President and Chief Financial Officer
Thomas Jenkin,	1,200,000	943,461	903,742	220,680	1,712,480	1,089,292	525,000	495,656	32,598	51,309
Global President of Destination Markets
Tariq Shaukat,	700,000	1,228,462	658,982	150,884	1,405,975	1,237,859	475,000	2,325,792	18,262	78,085
Executive Vice President and Chief Commercial Officer
Timothy Donovan,	700,000	525,721	527,190	—	1,094,780	375,906	500,000	168,418	26,039	37,065
Executive Vice President, General Counsel and Chief Regulatory & Compliance Officer
Mr. Loveman's base salary is above the median and is a reflection of our position as one of the world's largest gaming companies. Additionally, several of Mr. Loveman's peers are significant shareholders of their respective companies and, therefore, choose to receive a reduced base salary; this does not apply to Mr. Loveman. Mr. Colvin’s base salary was in line with the peer group median. Messrs. Jenkin's and Donovan's base salaries are above the peer group median but this is a reflection of our position as one of the world's largest gaming companies with operations larger than the average size for our industry. Mr. Shaukat’s base salary is lower than the peer group median but this is a reflection of the Chief Commercial Officer position not being a required position to report on, and therefore, the competitive set is limited. In 2014, we continued our annual equity program awarding a mix of stock options and restricted stock units to our leadership population, which all of our named executive officers participated in. The Option Awards and Stock Units figures in the above table reflect grant date fair value of the awards granted during 2014. With respect to non-equity incentive plan compensation, our Senior Executive Incentive Plan (for Messrs. Loveman, Colvin, Jenkin, Shaukat, and Donovan) is a discretionary program based on our financial performance and customer service improvement. Bonus amounts are determined at the sole discretion of the 162(m) Plan Committee (subject to certain plan limitations), with input from the Chief Executive Officer for the other named executive officer's. With respect to all other compensation, costs above peer group median are related to the costs of Mr. Loveman's personal security, aircraft usage and hotel lodging expense while in Las Vegas. See Note 5 of "-Summary Compensation Table."
Elements of Compensation
Base Salary
Salaries are reviewed each year and increases, if any, are based primarily on an executive's accomplishment of various performance objectives and salaries of executives holding similar positions within the peer group, or within our Company. Adjustments in base salary may be attributed to one of the following:

•
Merit: increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to pre-defined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase.

•	Market: increases in base salary as a result of a competitive market analysis, or in coordination with a long term plan to pay a position at a more competitive level.

•	Promotional: increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: increases in base salary as a result of additional duties, responsibilities, or organizational change. A promotion may be, but is not necessarily, involved.

•	Retention: increases in base salary as a result of a senior executive's being recruited by or offered a position by another employer.
All of the above reasons for base salary adjustments for senior executives must be approved by the HRC and are not guaranteed as a matter of practice or in policy. Our Chief Executive Officer and other named executive officers did not receive an increase in base salary in 2014.
Cash Incentive Payments
Senior Executive Incentive Plan and Annual Management Bonus Plan
In December 2008, the Senior Executive Incentive Plan was approved by the HRC and our then sole voting stockholder, to be effective January 1, 2009. The awards granted pursuant to the Senior Executive Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Eligibility to participate in the Senior Executive Incentive Plan is limited to senior executives of Caesars and its subsidiaries who are or at some future date may be, subject to Section 16 of the Exchange Act. The 162(m) Plan Committee set the performance criteria, target percentages, and participants under the Senior Executive Incentive Plan in February 2013. The 162(m) Plan Committee set the bonus target for each participant in the Senior Executive Incentive Plan at 0.5% of the Company's EBITDA for 2014. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless we achieve positive EBITDA. The Senior Executive Incentive Plan is discretionary, including making no payments under the plan.
Messrs. Loveman, Colvin, Jenkin, Donovan, and Shaukat and certain other executive officers participated in the Senior Executive Incentive Plan for 2014. As noted above, the 162(m) Plan Committee has authority to reduce bonuses earned under the Senior Executive Incentive Plan and also has authority to approve bonuses outside of the Senior Executive Incentive Plan to reward executives for special personal achievement.

It has been the 162(m) Plan Committee's practice to implement its discretion under the Senior Executive Plan (decrease the bonus target of 0.5% of EBITDA) by reference to the achieved performance goals and bonus formulas used under the Bonus Plan discussed below.
The Bonus Plan provides the opportunity for our senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. The goals may change annually to support our short or long-term business objectives. These goals are set at the beginning of each fiscal year by the HRC. In accordance with the terms of the Bonus Plan, the HRC is authorized to revise the financial goals on a semi-annual basis if external economic conditions indicated that the original goals did not correctly anticipate movements of the broader economy. Based on performance goals set by the HRC each year, there are minimum requirements that must be met in order for a bonus to be provided under the Bonus Plan. Just as bonus payments are increased as performance goals are exceeded, results falling short of goals reduce or eliminate bonus payments. In order for participants in the Bonus Plan to receive a bonus, a minimum attainment of 85% of the financial goals approved by the HRC must be met; however, the HRC has the discretion to award bonuses even if the target threshold is not met.
The Bonus Plan performance criteria, target percentages, and plan awards under the Bonus Plan for the bonus payments for the fiscal year ended December 31, 2014 (paid in 2015) were set in February 2014; however, the HRC continued its past practice of periodically reviewing performance criteria against plan. For the 2014 plan year, the Bonus Plan's goal for our named executive officers and other members of senior management consisted of a combination of Adjusted EBITDA and customer satisfaction improvement, with cash flow incorporated for select participants, other than the named executive officers. Although officers that participated in the Senior Executive Incentive Plan during 2014 do not participate in the Bonus Plan, goals are set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

For 2014, financial goals are based on Adjusted EBITDA, representing up to 80% of the corporate score. EBITDA is a common measure of company performance in the gaming industry and as a basis for valuation of gaming companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants.

Under the terms of the Bonus Plan, bonus payments are not paid if Adjusted EBITDA is less than 85% of target, which is threshold; however, the HRC has the discretion to award bonuses even if the threshold is not met.

Adjusted EBITDA under the Bonus Plan means “Adjusted EBITDA” as defined in the agreements governing our CEOC senior secured credit facilities, which are publicly available on our website and the SEC's website, and is further adjusted by exceptions approved by the HRC to account for unforeseen events that directly impact Adjusted EBITDA results. “EBITDA” under our Senior Executive Incentive Plan means the Company’s consolidated net income before deductions for interest expense, income tax expense, depreciation expense, amortization expense for the performance period, each computed in accordance with accounting principles generally accepted in the United States. The HRC may make adjustments to the calculation of the Company’s EBITDA when the performance goal is established.

In May 2014, the HRC approved an additional metric to the Bonus Plan for select participants with direct influence over cash management. The cash flow metric was not incorporated in the bonus score for any of our named executive officers in 2014. The cash flow metric represents 25% of the bonus score for the corporate participants and 10% of the bonus score for property participants. The metric measures performance against targets approved by the HRC and was incorporated in the plan to reward management for delivering additional liquidity and reducing working capital. Payout is dependent on achievement of the minimum EBITDA plan results.
Non-financial goals consist of one measurement: customer satisfaction. We believe we distinguish ourselves from competitors by providing excellent customer service. Supporting our property team members who have daily interaction with our external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys of our Total Rewards customers taken by a third party. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate our casinos' performance using a simple A-B-C-D-F rating scale. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services. Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from previous years. Customer satisfaction comprised 20% of the corporate score for 2014, and the target was set at a 3% change from non-A to A scores for 2014. A minimum 0.6% change from non-A to A scores is required to receive any portion of the customer satisfaction payout. Actual customer satisfaction score for 2014 was 2.9% change in non A to A scores.

After the corporate score has been determined, a bonus matrix approved by the HRC provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. The target payout percentage for Mr. Loveman is 150% and target payout percentage for Messrs. Colvin, Jenkin, Donovan, and Shaukat is 75%. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.
After the end of the fiscal year, the Chief Executive Officer assesses our performance against the financial and customer satisfaction targets set by the HRC. Taking into account our performance against the targets set by the HRC, the Chief Executive Officer will develop and recommend a performance score of 0 to 200 to the HRC. If the minimum of 85% of the financial goal is not met, the performance score is 0. If the threshold of 85% of the financial goal is met but not exceeded, the performance score is 16. To achieve the maximum score of 200 points, the financial performance must meet or exceed 115% of the financial goals and the customer satisfaction score must meet or exceed the 3% shift. A score of 200 results in payment of two times target bonus, while a score of 100 results in payment of target bonus opportunity.
The 2014 corporate score of 75 was approved by the HRC in December 2014. The score was discretionary as Adjusted EBITDA performance did not reach 85% of target. See "-Summary Compensation Table" for actual payouts.
The HRC has the authority under the Bonus Plan to adjust any goal or bonus points with respect to executive officers, including making no payment under the Bonus Plan. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.
Customer Service Jackpot Plan
Since 2011, the HRC has maintained an incentive plan for all management (including the named executive officers) designed to incent greatly enhanced performance against our customer service metric. The Customer Service Jackpot functions as a supplement to the Bonus Plan and is measured against the same customer service metric as the Bonus Plan. In order to qualify for an award under the Customer Service Jackpot, a property must have a minimum positive shift of non-A to A customer scores of 6.0%, which is double the shift that earns the maximum customer service bonus points in the Bonus Plan, and we consider the Customer Service Jackpot to be an award for the achievement of two years' worth of maximum service performance in a single year. Payout of the Customer Service Jackpot is targeted at 5% of an employee's base salary for all management. No payments were made under this plan in 2014 to the named executive officers. The Customer Service Jackpot has been discontinued for 2015.
Discretionary Bonus Awards
The HRC has the discretion to award special discretionary bonuses to our named executive officers. In November 2014, the HRC awarded Mr. Donovan a special discretionary bonus of $100,000 in recognition of his efforts on the company's behalf on several significant legal matters. Mr. Donovan was the only named executive officer to receive such a discretionary bonus in 2014.
Equity Awards
In 2008, as a result of our reorganization and there being no public market for our common stock, the HRC awarded a “megagrant” equity award with a mix of time based options and performance based options. The megagrant was awarded in lieu of annual equity grants that we had historically awarded like many other public companies. In 2012, the HRC approved a stock option reprice/exchange which allowed employees, service providers and directors holding options granted on or prior to February 9, 2012 and had an exercise price equal to or greater than $20.09 per share to exchange those options on a one-for-one basis for new stock options with an exercise price equal to the fair market value of shares of common stock on the date of the option repricing, except that certain options that vest on or prior to the second anniversary of the option repricing would be exercisable at an exercise price of $20.09 per share until the second anniversary of the option repricing and after such date will have an exercise price equal to the fair market value of shares of our common stock on the date of the option repricing.
Eligible participants for the repricing were all employees, directors and service providers of the Company or any of its subsidiaries on the date of the option repricing commenced and remained as such through the date of the option repricing. The exercise price for outstanding time-based options was reduced to $8.22 for options vesting immediately, and $20.09 for options vesting on or before August 21, 2014, at which time the exercise price reverts to the fair market value on grant date of $8.22. All options vesting after the August 21, 2014 date have an exercise price of $8.22. All exchanged time-based options vest at 20% on each of the first four anniversaries of the grant date, with 20% of options vesting immediately. All exchanged two times performance-based options were revised to vest at such time as the Company's 30-day trailing average stock price equals or exceeds $57.41 per share, and all exchanged one and a half times performance-based options were revised to vest at such time as the Company's 30-day trailing average stock price equals or exceeds $35.00 per share. Each replacement option had a ten year term. The 2012 re-pricing was initiated because at the time the stock options held by employees had little or no current value as an incentive to strengthen employee, service provider and director retention. Following the transition back to a public company in 2012, we adopted our 2012 Plan and returned to annual equity awards in 2013 to maintain a competitive long term incentive program.
In December 2013, the HRC approved a change to the $57.41 performance options vesting that applied to all relevant outstanding performance options and required no action from the option holder. The vesting for the outstanding $57.41 performance options was revised to vest 50% of options on March 15, 2014 and 50% of options on March 15, 2015. If the Company's 30-day trailing average stock price equals or exceeds $57.41 per share prior to the revised vesting dates, the outstanding $57.41 performance options will vest immediately. These were granted in our option exchange in 2012 and have an exercise price of $8.22, and the closing stock price on the date of the modification was $20.24.
The HRC acted to secure retention and engagement by amending existing equity grants to enhance their realizable value.  Factors that were considered in modifying the vesting provisions on the $57.41 options included historical equity value realization, market and industry practices, shares usage under our equity plan, the lack of any accounting expense from the modification and historical stock prices.
In January 2015, Mr. Loveman’s equity awards under the “megagrant” were modified to reflect an updated vesting schedule. All of Mr. Loveman’s unvested awards, as of June 30, 2015, will vest on that date. See “-Executive Compensation - Grant of Plan-Based Awards Table” for specific vesting details on each grant under this award for Mr. Loveman.
2014 Annual Long Term Incentive Program
In May 2014, the HRC approved CEC equity grants for all of the named executive officers and certain other management as part of the Annual Long Term Incentive Plan. The plan is designed to offer long term value to our leaders through a mix of restricted stock units and time based stock options in order to attract and retain top talent. When determining exact size of the grants to leaders, individual performance, market practice, and target value are considered by the HRC. Both the restricted stock units and the stock options vest ratably over a four year period and require continued service with the Company, in order to promote retention. As with our other variable compensation plans, this annual long term incentive plan is discretionary and grants under the plan require approval from the HRC.
In May 2014, the HRC approved the following annual grants to the named executive officers:

Executive	Number of Shares of Time Based Options	Number of Shares of Restricted Stock Units	Grant Date Fair Value of Stock and Option Awards(1)
Gary Loveman	185,778	76,000	$3,517,583
Thomas Jenkin	88,000	36,000	$1,666,222
Tariq Shaukat	64,167	26,250	$1,214,957
Donald Colvin	25,667	10,500	$485,985
Timothy Donovan	51,334	21,000	$971,970
____________________

(1)	The figures in this column reflect the grant date fair value of stock awards and option awards granted during the year in accordance with Accounting Standards Codification, or ASC, Topic 718.
Clawbacks and Forfeitures
Under our Omnibus Incentive Plan, the HRC has the authority to cancel without payment, to require forfeiture and payment to the Company all or any portion of the compensation, gain or other value on all awards unless the awards agreement provides otherwise upon the occurrence of certain events.

Under our 2012 Plan, unless an award agreement provides otherwise, in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws that reduces the amount payable or due in respect of an award under the 2012 Plan that would have been earned had the financial results been properly reported, the award will be canceled and the participant will forfeit the cash or shares received or payable on the vesting, exercise or settlement of the award and proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of common stock acquired in respect of the award (and the participant may be required to return or pay such shares or amount to the Company). If, after a termination by a participant from employment or services with the Company and its subsidiaries, the plan administrator determines that the Company or any of its subsidiaries had grounds to terminate such participant for “Cause” (as defined in the 2012 Plan), then (i) any outstanding award held by such participant may be canceled without payment therefor and (ii) the plan administrator may require the participant to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value realized upon the exercise of any option or stock appreciation right, or the subsequent sale of shares of common stock acquired upon exercise of such option or stock appreciation right and the value realized on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting cause. To the extent required by applicable law and/or the rules of any exchange or inter-dealer quotation system on which shares of common stock are listed or quoted, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), awards under the 2012 Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the 2012 Plan and all outstanding award agreements).

On November 14, 2012, the 162(m) Plan Committee amended the Senior Executive Incentive Plan to include the authority of the committee to claw back bonuses paid to participants in the event of a termination for cause or material noncompliance resulting in financial restatement by a plan participant.

Employment Agreements

We have entered into employment agreements with each of our named executive officers, w hich are described below in Discussions of Summary Compensation Table. The HRC and the Board put these agreements in place in order to attract and retain the highest quality executives. At least annually, our compensation department reviews our termination and change in control arrangements against peer companies as part of its review of our overall compensation package for executives to ensure that it is competitive. The compensation department's analysis is performed by reviewing each of our executives under several factors, including the individual's role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization, and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to our on-going business. The compensation department presents its assessment to the HRC for feedback. The HRC reviews the information and determines if changes are necessary to the termination and severance packages of our executives.

As of December 31, 2014, Donald Colvin retired as Chief Financial Officer of the Company. On November 10, 2014, CES entered into a Consulting Agreement with Mr. Colvin, under which he will provide transitional assistance to the Company and Mr. Hession for a period of 18 months. The terms of this agreement are described in Discussion of Summary Compensation Table, below.

We do not provide for any equity acceleration in connection with a change in control or any terminations of employment.

Policy Concerning Tax Deductibility

The HRC's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to our best interests. Our Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Code so that annual bonuses paid under these plans, if any, will be eligible for deduction by us. See “-Senior Executive Incentive Plan.”

Stock Ownership Requirements
We do not have a policy regarding stock ownership.
Chief Executive Officer's Compensation
The objectives of our Chief Executive Officer are approved annually by the HRC. These objectives are revisited each year. The objectives for 2014 were to:

•	achieve 2014 plan revenue, margins and liquidity;

•	improve capital structure;

•	consider selective distribution alternatives;

•	establish a casino development project in Asia;

•	secure Caesars Interactive Entertainment’s position as the leader online for rake and social gaming

•	stimulate Las Vegas hospitality growth;

•	continue with Atlantic City revitalization; and

•	recruit, develop and motivate key talent.
The HRC's assessment of the Chief Executive Officer's performance is based on a subjective or objective review (as applicable) of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the HRC, and those weightings, or more focused objectives, are communicated to the Chief Executive Officer at the time the goals are set. However, no specific weights were set against the Chief Executive Officer's objectives in 2013.
As Chief Executive Officer, Mr. Loveman's base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the HRC, which bases its decision upon his prior year's performance versus his objectives as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the HRC reviews Mr. Loveman's base salary against peer groups, his roles and responsibilities within the Company, his contribution to our success and his individual performance against his stated objective criteria.
The 162(m) Plan Committee used the Senior Executive Incentive Plan to determine the Chief Executive Officer's bonus for 2013. Under this plan, bonus target is set as a percentage of EBITDA, as more fully described above. The 162(m) Plan Committee has discretion to reduce bonuses (as permitted by Section 162(m) of the Code), and it is the normal practice of the 162(m) Plan Committee to reduce the Chief Executive Officer's bonus by reference to the achievement of performance goals and bonus formulas used under the Bonus Plan. In February 2014, the 162(m) Plan Committee made the determination to award a bonus to the Chief Executive Officer for 2013 performance. See “-Summary Compensation Table.”
Mr. Loveman's salary, bonus and equity awards differ from those of our other named executive officers in order to (a) keep Mr. Loveman's compensation in line with Chief Executive Officers of other gaming, hotel and lodging companies, as well as other consumer-oriented companies, (b) compensate him for the role as the leader and public face of our Company and (c) compensate him for attracting and retaining our senior executive team.
Personal Benefits and Perquisites
During 2014, all of our named executive officers were eligible to participate in our deferred compensation plan, the Executive Supplemental Savings Plan II (the "ESSP II"), and our health and welfare benefit plans, including the Caesars Savings and Retirement Plan, (the "S&RP"). In previous years, the named executive officers also received matching amounts from us pursuant to the plan documents, which are the same percentages of salary for all employees eligible for these plans. However, in February 2009, Company matching was suspended for the S&RP and ESSP II. A modified matching program was approved by the HRC in November 2011, and reinstated for the S&RP exclusively in April 2012. For 2012, the annual cap on the match was pro-rated to a maximum of $450, due to the April 2012 effective date. For the year 2013 and all future years, the match will be capped at a maximum of $600. In order to be eligible to receive the match, plan participants must be actively employed on the last day of the year.

Additionally, we provided for Mr. Loveman's personal use of Company aircraft at certain times during 2014. Lodging and certain other expenses were incurred by Mr. Loveman for use during his Las Vegas-based residence. We also provided security for Mr. Loveman and his family. The decision to provide Mr. Loveman with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the HRC approved personal security services to Mr. Loveman and his family.
These perquisites are more fully described in “-Summary Compensation Table.”
Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but we do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.
Under our group life insurance program, senior executives, including the named executive officers, are eligible for an employer provided life insurance benefit equal to three times their base annual salary, with a maximum benefit of $5.0 million. Mr. Loveman is provided with a life insurance benefit of $3.5 million under our group life insurance program and additional life insurance policies with a benefit of $5.5 million. In addition to group long term disability benefits, which are available to all benefits eligible employees, Messrs. Loveman and Jenkin are covered under a Company-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit. Messrs. Donovan, Colvin and Shaukat were not employed with the Company at the time this policy was in effect and do not receive this benefit. Mr. Loveman also has an individual long-term disability insurance policy with a $5 million paid benefit. Under our group short-term disability insurance program, senior executives, including the named executive officers, are eligible for an employer provided Company-paid short-term disability policy with a maximum $5,000 weekly benefit.
Deferred Compensation Plans
During 2014, we sponsored one deferred compensation plan, the ESSP II, pursuant to which certain of our employees, were eligible to voluntarily defer a portion of their annual compensation. As of January 1, 2015, the ESSPII is no longer accepting deferrals. The ESSP II allows participants to choose from a selection of varied investment alternatives, the results of which are reflected in their deferral accounts.

The Company and its subsidiaries sponsor four other deferred compensation plans, which are no longer available for voluntary deferrals by active employees, but which had been available in the past and in which certain of our current and former employees have balances. These are: (1) the Harrah's Executive Deferred Compensation Plan, or EDCP, (2) the Harrah's Executive Supplemental Savings Plan, or ESSP, (3) the Harrah's Deferred Compensation Plan, or DCP, (4) the Amended and Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan.

The EDCP was frozen to new deferrals in 2001, when the HRC adopted the ESSP. Whereas under the EDCP account balances earned a fixed rate of interest, under the ESSP certain key employees, including executive officers, could defer a portion of their salary and bonus and choose from a selection of varied investment alternatives, the results of which would be reflected in their deferral accounts. Under the ESSP approach (carried forward to the more recent ESSP II), the market risk of plan investments is borne by participants rather than the Company. To encourage EDCP participants to transfer their account balances to the ESSP, thereby reducing the Company’s market risk, we approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant's termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Pursuant to the ESSP, the additional enhancement vested upon the closing of the Acquisition.

Mr. Loveman elected to participate in this enhancement program, and therefore no longer has an account in the EDCP.

No deferrals were allowed after December 2004 into the ESSP, when the Company adopted the ESSP II, which is structured to comply with the American Jobs Creation Act of 2004, and allowed deferrals starting in 2005.
To assure payment of the deferrals in our deferred compensation plans, an escrow and a trust fund were established. Under the deferred compensation plans, the Acquisition required that the trust and escrow fund be fully funded to satisfy the then-existing obligations in such plans.
Mr. Jenkin is the only named executive officer who had a balance in a non-active deferred compensation plan, the EDCP, during 2014. While further deferrals into the EDCP were frozen (as described above), and most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest at the rate described in the EDCP. Mr. Jenkin is earning interest at the retirement rate. Under the EDCP, the executive earns the retirement rate if he attains (1) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (2) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and non-compete period.
Other 2014 Compensation Actions
CAC Equity-Based Compensation Plan

On April 13, 2014, the Board adopted the CAC Equity-Based Compensation Plan, which provides our officers, employees, consultants advisors, contractors and other service providers the opportunity to receive compensation in the form of shares of Class A common stock of CAC. The Board determined that it is in the best interests of the Corporation and its stockholders for our employees to have incentives tied to success of our joint venture, Growth Partners. Participants were awarded a value of the grant on April 24, 2014. The number of shares of CAC Class A common stock each participant receives is determined by the CAC stock price on the date of vesting. Subject to the officer’s continued employment or service, each grant generally vests in three equal installments, on October 21 of each of 2014, 2015 and 2016. The following CAC awards were given to the named executive officers in 2014:

Executive	Value Awarded
Gary Loveman	$15,000,000
Thomas Jenkin	$700,000
Tariq Shaukat	$700,000
Donald Colvin	$300,000
Timothy Donovan	$500,000

CEOC 2014 Performance Incentive Plan
On May 30, 2014, the members of the Human Resources Committee (the “Committee”) of the CEC Board authorized the CEOC Board to adopt the 2014 Performance Incentive Plan (the “CEOC PIP”), and, also on such date, the CEOC Board adopted the CEOC PIP. On May 30, 2014, CEOC granted a number of fully vested, nonforfeitable shares of CEOC common stock to various individuals (including the named executive officers). The following CEOC awards were given to the named executive officers in 2014:

Executive	Number of Shares of Stock Awarded		Grant Date Fair Value of Stock Award(2)
Gary Loveman	5536.62	(1)	$500,000
Thomas Jenkin	2768.31	(1)	$250,000
Tariq Shaukat	1660.986	(1)	$150,000
Donald Colvin	1660.986	(1)	$150,000
Timothy Donovan	1660.986	(1)	$150,000

____________________

(1)	100% of the awards vested on their grant date of May 30, 2014.

(2)	The figures in this column reflect the grant date fair value of stock awards and option awards granted during the year in accordance with Accounting Standards Codification, or ASC, Topic 718.

2015 Compensation Actions
Employment Agreement with Mark Frissora
On February 4, 2015, CEC’s Board of Directors appointed Mark Frissora to the role of Chief Executive Officer Designate of CEC, effective February 5, 2015, and to succeed Mr. Loveman in the role of Chief Executive Officer and President of CEC, effective July 1, 2015. CEC and CES entered into an employment agreement with Mr. Frissora on February 5, 2015. The term of the agreement is four years beginning on February 5, 2015, and automatically renews for successive one-year terms thereafter, absent 60 days’ notice by CEC or Mr. Frissora not to renew. Mr. Frissora’s annual base salary will be $1,800,000, and he will participate in CEC’s annual incentive bonus program(s) with a target of 150% of his base salary. Mr. Frissora is entitled to certain perquisites, including (i) the use of CEC aircraft (up to a maximum of $200,000 per fiscal year), and (ii) certain relocation benefits (including up to six months of temporary housing, reimbursements of costs incurred in connection with locating a suitable residence in Las Vegas for purchase, and gross-up for any taxes that may apply to such relocation benefits).
Upon a termination of the employment agreement by CEC without “cause,” by Mr. Frissora for “good reason” (as such terms are defined in the employment agreement) or due to CEC’s non-renewal of its term upon any expiration date, CEC will (i) pay Mr. Frissora cash severance equal to two times his base salary plus one times his target bonus paid in installments over 24 months, (ii) pay him a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through date of termination, paid when bonuses are payable generally to active employees; and (iii) continue his benefits coverage for 24 months. In addition, upon any such termination within the (i) six month period prior to a change in control or (ii) 12 month period following a change in control, CEC will (a) pay Mr. Frissora severance equal to two and a half times the sum of his base salary plus target bonus, paid in a lump sum (unless otherwise provided by the employment agreement); (b) pay him a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through date of termination, paid when bonuses are payable generally to active employees; and (c) continue his benefits coverage for 30 months.
Mr. Frissora has agreed not to, during the 24 month period following the termination of his employment, (i) compete with CEC or its affiliates, (ii) solicit or hire certain employees of CEC and its affiliates, and (iii) solicit customers or clients of CEC and its affiliates. In addition, Mr. Frissora is subject to ongoing confidentiality obligations with respect to CEC’s matters.
In addition, on February 5, 2015, Mr. Frissora was awarded (i) an option to purchase 1,000,000 shares of CEC common stock (the “Option”) and (ii) 200,000 restricted stock units (“RSU”), where each RSU represents the right to receive one share of CEC common stock upon vesting. The Option and the RSUs are granted under the Caesars Entertainment Corporation 2012 Performance Incentive Plan. The exercise price for the Option is equal to the closing price of one share of CEC common stock on the Nasdaq Stock Market on the date of grant.
Of the 1,000,000 shares subject to the Option, 400,000 shares vest and become exercisable in equal annual installments of 25% over a four-year period, 200,000 vest based on the achievement of a $30.00 stock-price target, and 400,000 vest based on the achievement of certain EBITDA goals. The RSUs vest and become exercisable in equal annual installments of 25% over a four-year period. Upon a change in control or within the six month period prior to a change in control, if Mr. Frissora is terminated by CEC other than for cause (including death or disability) or by Mr. Frissora for good reason the RSUs immediately vest and are settled. If Mr. Frissora is terminated by CEC other than for cause (including death or disability) or by Mr. Frissora for good reason within the (i) six month period prior to a change in control or (ii) 12 month period following a change in control the Option immediately vests.

REPORT OF THE HUMAN RESOURCES COMMITTEE
To the Board of Directors of Caesars Entertainment Corporation:
Our role is to assist the Board of Directors in its oversight of the Company’s executive compensation, including approval and evaluation of director and officer compensation plans, programs and policies and administration of the Company’s bonus and other incentive compensation plans.
We have reviewed and discussed with management the Compensation Discussion and Analysis.
Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ending December 31, 2014.

Kelvin Davis
Marc Rowan
Lynn Swann
The above Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Summary Compensation Table
The Summary Compensation Table below sets forth certain compensation information for our Chief Executive Officer, our Chief Financial Officer, and our three additional most highly compensated executive officers during 2014 (our named executive officers).

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus (2) ($)	(e) Stock Awards (1) ($)	(f) Option Awards (1) ($)	(g) Non-Equity Incentive Plan Compensation (3) ($)	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings (4) ($)	(i) All Other Compensation (5) ($)	(j) Total ($)
Gary Loveman,	2014	1,900,000	—	20,799,680	6,025,403	2,437,500	—	1,488,158	32,650,741
President and Chief Executive Officer	2013	1,900,000	—	1,409,963	659,256	2,166,000	—	1,486,324	7,621,543
	2012	1,900,000	—	—	7,456,626	2,400,000	—	1,043,521	12,800,147
Donald Colvin,	2014	700,000	—	672,390	263,595	250,000	—	30,149	1,916,134
Executive Vice President, Chief Financial Officer (6)	2013	700,000	—	449,538	130,116	525,000	—	24,866	1,829,520
	2012	70,000	150,000	366,000	276,435	87,500	—	—	949,935
Thomas Jenkin,	2014	1,200,000	—	1,712,480	903,742	525,000	240,148	32,598	4,613,968
Global President of Destination Markets	2013	1,200,000	—	770,625	223,055	675,000	207,921	33,427	3,110,028
	2012	1,200,000	—	—	795,396	800,000	180,018	36,667	3,012,081
Tariq Shaukat,	2014	700,000	—	1,405,975	658,982	475,000	—	18,262	3,258,219
Executive Vice President and Chief Commercial Officer

Timothy Donovan,	2014	700,000	100,000	1,094,780	527,190	500,000	—	26,039	2,948,009
Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer	2013	700,000	100,000	417,425	120,825	399,000	—	32,698	1,769,948
	2012	700,000	—	—	178,737	320,000	—	28,246	1,226,983

____________________

(1)
Amounts in this column reflect the grant date fair value of stock awards and option awards granted during the applicable year and were determined as required by Accounting Standards Codification ("ASC") Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 18 to our consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

Performance-based options are valued using a Monte Carlo simulation option pricing model. This model approach provides a probable outcome fair value for these types of awards.
In August 2012, the HRC approved an options re-pricing reducing the price of outstanding time-based options to $20.09, for those options vesting on or before the second anniversary of the grant date. On the second anniversary of the grant date, the price of these options reverts to the grant date value of $8.22. The exercise price of the time based options vesting after the second anniversary of the grant date and of all outstanding performance-based options was reduced to $8.22 per share. See “-2012 Stock Option Re-Pricing” for additional information. Included in the figures in this column is the incremental fair value, computed as of the date of the above amendments in accordance with FASB ASC Topic 718 with respect to such amended stock options. See “-2012 Stock Option Re-Pricing” for additional information.
In December 2013, the HRC approved a change to the $57.41 performance options vesting that applied to all relevant outstanding performance options and required no action from the option holder. The vesting for the outstanding $57.41 performance options was revised to vest 50% of options on March 15, 2014 and 50% of options on March 15, 2015. If the Company's 30-day trailing average stock price equals or exceeds $57.41 per share prior to the revised vesting dates, the outstanding $57.41 performance options will vest immediately. There was no incremental fair value associated with this modification under FASB ASC 718 and thus there is no reportable compensation from this modification.

(2)
Reflects a signing bonus of $150,000 awarded in December 2012 to Mr. Colvin and two $100,000 discretionary cash bonuses to Mr. Donovan in recognition of his work on the Macau land sale in 2013 and other legal matters in 2014.

(3)
Messrs. Loveman, Colvin, Jenkin, Shaukat and Donovan received 2014 bonuses pursuant to the Senior Executive Incentive Plan in the amounts of $2,437,500, $250,000, $525,000, $475,000, and $500,000, respectively. Messrs.

Loveman, Colvin, Jenkin, and Donovan received 2013 bonuses pursuant to the Senior Executive Incentive Plan in the amounts of $2,166,000, $525,000, $675,000 and $399,000, respectively. Messrs. Loveman, Jenkin, and Donovan received 2012 bonuses pursuant to the Senior Executive Incentive Plan, and Mr. Colvin received a 2012 bonus pursuant to the Bonus Plan.

(4)
Includes above-market earnings on the balance Mr. Jenkin maintains in the EDCP. Mr. Jenkin has met the requirements to earn the retirement rate of interest. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the HRC. The retirement rate on post 1995 deferrals during 2014 was the EDCP's minimum retirement rate of 6.64%.

(5)
All Other Compensation includes perquisites, which may include executive security, personal aircraft usage, company lodging, health, life and disability insurance, financial planning, and tax reimbursements based on taxable earnings for company lodging and on premiums paid for life and disability insurance.

The table below details the amount of (i) tax gross-up payments and 401K employer match; (ii) the value of life and disability insurance premiums paid by the Company for coverage in excess of the nondiscriminatory group insurance generally available to all salaried employees; and (iii) any other perquisites to the extent that the amount of any individual item exceeds the greater of $25,000 or 10% of the executive's total perquisites:

	2014
Name	401K Employer Match ($)	Cost of Life and Disability Insurance ($)	Executive Security ($)	Allocated amount for aircraft usage ($)	Tax Reimbursements ($)
Gary Loveman	600	75,960	234,002	1,034,591	51,023
Donald Colvin	600	—	—	—	—
Thomas Jenkin	600	2,211	—	—	—
Tariq Shaukat	600	—	—	—	—
Timothy Donovan	600	—	—	—	—
Mr. Loveman is required to have executive security protection. See “Compensation Discussion & Analysis-Personal Benefits and Perquisites” for additional information.
For security reasons, Mr. Loveman is required to use private aircraft for personal and business travel. The amount allocated to Mr. Loveman for personal and/or commuting aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, and other miscellaneous variable costs. Since our aircrafts are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase costs of our aircraft, the cost of maintenance not specifically related to trips, and, through 2012, fractional ownership commitment fees.   Commuting aircraft usage during 2014 for Mr. Loveman constituted approximately $965,000 of the amount reflected above. In addition, because we provide usage of our aircraft to customers, we sometimes provide a private charter service to Mr. Loveman when our aircraft are not available. As a result, the compensation associated with use of aircraft by Mr. Loveman includes the costs of such private charters, which are higher than the costs of our aircraft. We believe our customers prefer use of our aircraft over private charters and generally prioritize use of our aircraft accordingly. If Mr. Loveman had not been required to use the charter service during 2014, his aircraft usage expense would have been approximately one-half of what is reflected above.

(6)	Mr. Colvin was appointed Executive Vice President and Chief Financial Officer of the Company on November 15, 2012 and left the Company on December 31, 2014.

(7)	Mr. Shaukat was hired as Executive Vice President and Chief Marketing Officer of the Company on April 2, 2012 and in October 2014 he became Executive Vice President and Chief Commercial Officer .

Discussion of Summary Compensation Table

Each of our named executive officers has entered into employment agreements with us that relate to the benefits that the named executive officers receive upon termination.

Chief Executive Officer. Mr. Loveman entered into an employment agreement with us, CEC and CAC to serve as Chief Executive Officer and President effective on December 21, 2014. The term of the agreement begins on December 21, 2014 and expires on December 31, 2016, but may be terminated earlier by the Company with or without “Cause” (as defined in the agreement), by Mr. Loveman with or without “Good Reason” (as defined in the agreement), or due to Mr. Loveman’s death or disability. Mr. Loveman’s base salary for 2015 and 2016 will be $1,900,000. Mr. Loveman will participate in the Company’s annual incentive bonus program(s) and will be eligible to earn an annual bonus with a target of $3,250,000 in accordance with the terms of the programs. The agreement also continues his participation in our deferred compensation plan, the ESPP II, and our health and welfare benefit plans, including the S&RP, and expanded the Company’s commitment to provide health and dental benefits to Mr. Loveman so that they also cover his spouse. In addition, the agreement entitles Mr. Loveman to an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long term disability excess policy with an additional $540,000 annual maximum benefit, subject to insurability.

In connection with Mr. Loveman’s employment agreement, the HRC approved certain changes to Mr. Loveman’s equity awards that were granted under the 2012 Plan or the Company’s Management Equity Incentive Plan (the “CEC Equity Plans”). First, all of Mr. Loveman’s options granted under the CEC Equity Plans that included as a vesting condition, the achievement of a $35.00 stock-price target (the “Performance Options”), vest in two equal installments, on March 31 of each of 2015 and 2016, subject to Mr. Loveman’s continued employment on each such date. Second, as long as Mr. Loveman remains employed through December 31, 2016, he will continue to have the opportunity to vest in any awards that were granted under the CEC Equity Plans that have not yet vested as of such date. Last, if the agreement is terminated by CEC without Cause or if Mr. Loveman terminates the agreement for Good Reason, then (i) the Performance Options will vest on March 31 of each of 2015 and 2016, and (ii) all other equity awards that were granted under the CEC Equity Plans will fully vest.

Pursuant to his employment agreement, Mr. Loveman was awarded (i) an option to purchase 675,000 shares of CAC
Class A common stock (the “New CAC Options”), and (ii) 375,000 restricted stock units, each representing the right to receive one share of CAC Class A common stock upon vesting of the award (“New CAC RSUs”). The exercise price for the New CAC
Options was the closing price of a share of CAC class A common stock on NASDAQ on the date of grant. The New CAC
Options have a ten year term. Both the New CAC Options and the New CAC RSUs vest in equal increments on each December
31 of 2015 and 2016, generally subject to Mr. Loveman’s continued provision of consulting services to CAC on such dates, which the employment agreement requires at all times while Mr. Loveman is employed pursuant to its terms.. The employment agreement provides that if it is terminated by CEC without Cause or if Mr. Loveman terminates the agreement for Good Reason, then the New CAC Options and New CAC RSUs will vest on December 31 of each of 2015 and 2016.

Mr. Loveman is also entitled to life insurance with a death benefit of at least three times his base annual salary. The agreement also requires Mr. Loveman, for security purposes, to use our aircraft, or other private aircraft, for himself and his family for business and personal travel. The agreement also provides that Mr. Loveman will be provided with accommodations while performing his duties in Las Vegas, and we will also pay Mr. Loveman a gross-up payment for any taxes incurred for such accommodations. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign, at any time. Mr. Loveman’s employment agreement also provides for certain severance benefits discussed below under "-Potential Payments Upon Termination or Change of Control."

Other Named Executive Officers. We entered into an employment agreement with Thomas Jenkin on February 28, 2008. The agreement is for a term of four years beginning on January 4, 2012 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term. The agreement of Mr. Jenkin was renewed on January 4, 2012 and expires on January 4, 2016. We entered into an employment agreement with Timothy Donovan on April 2, 2009. Mr. Donovan's agreement was for a term of four years beginning on April 2, 2009 and expiring on April 2, 2013, but was automatically renewed for a one year term and will continue to be renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term. We entered into an employment agreement with Donald Colvin on November 14, 2012. The agreement with Mr. Colvin was for a term of four years beginning on November 14, 2012, but ended when Mr. Colvin retired on December 31, 2014. We entered into an employment agreement with Tariq Shaukat on April 2, 2012. The agreement with Mr. Shaukat is for a term of four years beginning on April 2, 2012 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term.

Pursuant to the employment agreements, the executives received base salaries as follows: Mr. Jenkin, $1,200,000; Mr. Shaukat, $700,000; Mr. Donovan, $700,000; and Mr. Colvin, $700,000. The HRC will review base salaries on an annual basis with a view towards merit increases (but not decreases) in such salary. In addition, each executive will participate in our annual incentive bonus program applicable to the executive's position and shall have the opportunity to earn an annual bonus based on the achievement of performance objectives.

During 2014, each of Messrs. Jenkin, Colvin, Shaukat and Donovan was entitled to participate in benefits and perquisites at least as favorable to the executive as such benefits and perquisites currently available to the executives, group health insurance, long term disability benefits, life insurance, vacation, reimbursement of expenses, director and officer insurance and the ability to participate in our 401(k) plan. With respect to Mr. Jenkin, if (a) the executive attains age 50 and, when added to his or her number of years of continuous service with us, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds 65, and at any time after the occurrence of both such events executive's employment is terminated and his or her employment then terminates either (1) without cause or (2) due to non-renewal of the agreement, or (b) the executive attains age 55 and, when added to his or her number of years of continuous service with us, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds 65 and the executive's employment is terminated other than for cause, he or she will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage and we will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with us.

Consulting Agreement. In connection with his resignation from the Chief Financial Officer position on December 31, 2014, on November 10, 2014, Mr. Colvin and Caesars Enterprise Services, LLC (“CES”), a joint venture of which we are a member (see “Certain Relationships And Related Party Transactions—Background”), entered into a Consulting Agreement under which Mr. Colvin will provide transitional assistance to the Company and Mr. Hession for a period of 18 months. In exchange for these services, Mr. Colvin receives $58,333 per month. Additionally, Mr. Colvin’s options and restricted stock units that were scheduled to vest on January 2, 2015 were vested, Mr. Colvin was entitled to participate in a performance bonus for 2014 in CES’ discretion and CES agreed to will reimburse Mr. Colvin his COBRA payments, if any.

Grants of Plan-Based Awards
The following table gives information regarding potential incentive compensation for 2014 to our executive officers named in the Summary Compensation Table. Non-Equity Incentive Plan payouts approved for 2014 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Stock Awards: Number of Shares of Stocks or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Gary Loveman	n/a		456,000	2,850,000	5,700,000	—	—	—	—
	12/23/2014	(5)	—	—	—	375,000	—	—	3,690,000
	12/23/2014	(5)	—	—	—	—	675,000	6.10	4,117,500
	5/30/2014	(3)	—	—	—	5,536.62	—	—	500,000
	5/7/2014	(6)	—	—	—	—	185,778	21.18	1,907,903
	5/7/2014	(6)	—	—	—	76,000			1,609,680
	4/24/2014	(4)	—	—	—	TBD	—	—	15,000,000
Donald Colvin	n/a		84,000	525,000	1,050,000	—	—	—	—
	5/30/2014	(3)	—	—	—	1,660.986	—	—	150,000
	5/7/2014	(6)	—	—	—	—	25,667	21.18	263,595
	5/7/2014	(6)	—	—	—	10,500	—	—	222,390
	4/24/2014	(4)	—	—	—	TBD	—	—	300,000
Thomas Jenkin	n/a		144,000	900,000	1,800,000	—	—	—	—
	5/30/2014	(3)	—	—	—	2,768.31	—	—	250,000
	5/7/2014	(6)	—	—	—	—	88,000	21.18	903,742
	5/7/2014	(6)	—	—	—	36,000	—	—	762,480
	4/24/2014	(4)	—	—	—	TBD	—	—	700,000
Tariq Shaukat	n/a		84,000	525,000	1,050,000	—	—	—	—
	5/30/2014	(3)	—	—	—	1,660.986	—	—	150,000
	5/7/2014	(6)	—	—	—		64,167	21.18	658,982
	5/7/2014	(6)	—	—	—	26,250	—	—	555,975
	4/24/2014	(4)	—	—	—	TBD	—	—	700,000
Timothy Donovan	n/a		84,000	525,000	1,050,000	—	—	—	—
	5/30/2014	(3)	—	—	—	1,660.986	—	—	150,000
	5/7/2014	(6)	—	—	—		51,334	21.18	527,190
	5/7/2014	(6)	—	—	—	21,000	—	—	444,780
	4/24/2014	(4)	—	—	—	TBD	—	—	500,000
____________________

(1)
Represents potential threshold, target, and maximum incentive compensation for 2014. The threshold, target, and maximum payouts are calculated by applying the percentage payouts set by the 162(m) Committee to each named executive officer's base salary. Actual target and maximum payouts are determined by Adjusted EBITDA performance and customer satisfaction results under our Bonus Plan, as the means by which the 162(m) committee exercises its negative discretion under the Senior Executive Incentive Plan, described more fully under the "Senior Executive Incentive Plan and Annual Management Bonus Plan".

(2)
The figures in this column reflect the grant date fair value of stock awards and option awards granted during the year in accordance with Accounting Standards Codification, or ASC, Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 18 to our consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

(3)
Reflects awards of common stock of CEOC granted under the CEOC plan as described under “Executive Compensation - Compensation Discussion and Analysis - Other 2014 Compensation Actions.”. The grant for each of Mr. Loveman, Colvin, Jenkin, Donovan, and Shaukat vested 100% on the day of the grant.

(4)
Reflects awards under the CAC Equity-Based Compensation Plan as described under “Executive Compensation - Compensation Discussion and Analysis - Other 2014 Compensation Actions.” Participants were awarded a value of their grant on April 24, 2014. The number of shares of CAC Class A common stock each participant receives is determined by the CAC Class A common stock price on the date of vesting. Subject to the officer’s continued employment or service, each grant shall generally vest in three equal installments, on October 21 of each of 2014, 2015, and 2016.

(5)	Reflects awards granted under the Caesars Acquisition Company 2014 Performance Incentive Plan. Mr. Loveman’s grants vest 50% on December 31, 2015 and 2016, respectively.

(6)
Reflects options to purchase CEC common stock and CEC restricted stock units granted under the 2012 Plan as described under “-Executive Compensation - Compensation Discuss and Analysis - Elements of Compensation - Equity Awards - 2014 Annual Long Term Incentive Program.”

Outstanding Equity Awards at Fiscal Year-End
The following table shows the outstanding options to purchase CEC common stock and CEC restricted stock units, as well as (where noted) the outstanding awards to receive CAC Class A common stock, held by each of our named executive officers as of December 31, 2014. See “-Executive Compensation-Compensation Discussion and Analysis-Elements of Compensation-Equity Awards” and “-Executive Compensation - Compensation Discussion and Analysis - Other 2014 Compensation Actions.” for more information.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gary Loveman	231,918	—		—		14.35	4/16/2022	—		—
	1,699,280	876,615	(9)	862,730	(12)	8.22	8/21/2022	—		—
	27,708	83,126	(10)	—		13.70	6/28/2023	77,188	(10)	1,057,476
	—	—		—		—	NA	TBD	(5)	10,000,000
	—	185,778	(11)	—		21.18	5/7/2024	76,000	(11)	1,609,680
	—	675,000	(8)	—		9.84	12/23/2024	375,000	(8)	3,690,000
Donald Colvin	60,937	46,875	(2)	42,188	(3)	7.32	12/7/2022	—		—
	5,468	16,407	(4)	—		13.70	6/28/2023	24,610	(4)	337,157
	—	—		—		—	NA	TBD	(5)	200,000
	—	25,667	(6)	—		21.18	5/7/2014	10,500	(6)	222,390
Thomas Jenkin	214,530	131,037	(1)	53,921	(3)	8.22	8/21/2022	—		—
	9,375	28,125	(4)	—		13.70	6/28/2023	42,188	(4)	577,976
	—	—		—		—	NA	TBD	(5)	466,667
	—	88,000	(6)			21.18	5/7/2014	36,000	(6)	762,480
Tariq Shaukat	26,697	29,124	(7)	21,843	(3)	8.22	5/2/2022	—		—
	6,836	20,508	(4)	—		13.70	6/28/2023	30,762	(4)	421,439
	—	—		—		—	NA	TBD	(5)	466,667
	—	64,167	(6)			21.18	5/7/2014	26,250	(6)	555,975
Timothy Donovan	33,736	28,868	(1)	14,606	(3)	8.22	8/21/2022	—		—
	5,078	15,235	(4)	—		13.70	6/28/2023	22,852	(4)	313,072
	—	—		—		—	NA	TBD	(5)	333,333
	—	51,334	(6)			21.18	5/7/2014	21,000	(6)	444,780
____________________

(1)	One-half of unvested options vest on August 21, 2015 and 2016, respectively.

(2)	One-half of the unvested options vest on December 7, 2015 and 2016, respectively.

(3)
Performance options vest if the simple average of the last reported sale prices per share of the option shares for the 30 calendar day period ending on the day immediately preceding the date of determination is equal to or greater than the specified price target. Specifically, 66% of the performance-based options were originally scheduled to vest upon a $35 price target and 33% at $57.41 price target, respectively. In December 2013, the HRC approved a change to the vesting criteria for the $57.41 performance options, adjusting the terms to 50% vesting on March 15, 2014 and 50% vesting on March 15, 2015 regardless of the stock price. If the $57.41 price target is reached prior to the amended vesting dates, the options will vest immediately.

(4)	One-third of options and stock units vest on each of January 2, 2015, 2016, and 2017, respectively.

(5)
Reflects awards granted under the CAC Equity-Based Compensation Plan. Participants were awarded a value of the grant on April 24, 2014. The number of shares of CAC Class A common stock each participant receives is determined by the CAC Class A common stock price on the date of vesting. Subject to the officer’s continued employment or service, each grant shall generally vest in three equal installments, on October 21 of each of 2014, 2015, and 2016.

(6)	One-fourth of options and stock units vest on each of May 7, 2015, 2016, 2017, and 2018, respectively.

(7)	One-third of options vest on each of May 2, 2015, 2016, 2017, respectively.

(8)	One-half of the unvested options to purchase CAC Class A common stock and CAC restricted stock units vest on each of December 31, 2015, and 2016, respectively.

(9)	100% of unvested options will vest on June 30, 2015. These were originally scheduled to vest 50% on August 21, 2015 and 2016, respectively. However, the vest was modified in January of 2015.

(10)
One-third of options and stock units vest on January 2, 2015 and the remaining two-thirds of options and stock units vest on June 30, 2015. These were originally scheduled to vest 33% on January 2, 2015, 2016, and 2017, respectively. However, the vest was modified in January of 2015.

(11)
One-fourth of options and stock units vest on May 7, 2015. The remaining three-fourths of options and stock units vest on June 30, 2015. These were originally scheduled to vest 25% on May 7, 2015, 2016, 2017, and 2018, respectively. However, the vest was modified in January of 2015.

(12)
Performance options vest if the simple average of the last reported sale prices per share of the option shares for the 30 calendar day period ending on the day immediately preceding the date of determination is equal to or greater than the specified price target. Specifically, 478,375 of the performance-based options were originally scheduled to vest upon a $35 price target and 384,355 at $57.41 price target, respectively. In December 2013, the HRC approved a change to the vesting criteria for the $57.41 performance options, adjusting the terms to 50% vesting on March 15, 2014 and 50% vesting on March 15, 2015 regardless of the stock price. If the $57.41 price target is reached prior to the amended vesting dates, the options will vest immediately. In January of 2015, Mr. Loveman’s $35 performance-options were modified to vest 50% on March 15, 2015 and 50% on June 30, 2015. If the $35 price target is reached prior to the amended vesting dates, the options will vest immediately.

Option Exercises and Stock Vested
The following table gives certain information concerning stock option and stock award exercises and vesting during 2014.

Name	Option Awards Number of Shares Exercised (#)	Stock Awards Number of Shares Vesting (#)	Value Realized on Exercise or Vesting ($) (1)
Gary Loveman	—	25,279	567,067	(1)
	—	5,536.62	500,000	(2)
	—	314,020	5,000,000	(3)
Donald Colvin	—	33,203	577,294	(1)
	—	1,660.986	150,000	(2)
	—	6,511	100,000	(3)
Thomas Jenkin	—	14,062	309,927	(1)
	—	2,768.31	250,000	(2)
	—	14,826	233,333	(3)
Tariq Shaukat	—	10,254	225,998	(1)
	—	1,660.986	150,000	(2)
	—	14,896	233,333	(3)
Timothy Donovan	—	7,617	167,879	(1)
	—	1,660.986	150,000	(2)
	—	10,507	166,667	(3)
_________________________

(1)	Value realized is calculated as the number of shares vested times the CEC closing price on the date vested.

(2)	Value realized is calculated as the number of shares vested times the CEOC fair value on the date vested.

(3)	Value realized is calculated as the number of shares vested times the CAC closing price on the date vested.

For discussion of how equity grants are determined, see “-Executive Compensation-Compensation Discussion & Analysis-Elements of Compensation-Equity Awards” and “-Executive Compensation - Compensation Discussion and Analysis - Other 2014 Compensation Actions.”
Nonqualified Deferred Compensation

Name	Executive Contributions in 2014(1) ($)	Company's Contributions in 2014(1) ($)	Aggregate Earnings in 2014(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)
Gary Loveman	—	—	3,847	—	72,492
Donald Colvin	—	—	—	—	—
Thomas Jenkin	—	—	846,797	—	7,794,710
Tariq Shaukat	—	—	—	—	—
Timothy Donovan	—	—	—	—	—
____________________

(1)	The following deferred compensation contribution and earnings amounts were reported in the 2014 Summary Compensation Table.

Name	Contributions in 2014 ($)	Above Market Earnings in 2014 ($)
Gary Loveman	—	—
Donald Colvin	—	—
Thomas Jenkin	—	240,148
Tariq Shaukat	—	—
Timothy Donovan	—	—
All other earnings were at market rates from deferred compensation investments directed by the executives.

The following deferred compensation contribution and earnings amounts were reported in the Summary Compensation Table in previous years.

Name	Prior Years Contributions and Above Market Earnings Amounts ($)
Gary Loveman	—
Donald Colvin	—
Thomas Jenkin	628,086
Tariq Shaukat	—
Timothy Donovan	—

Discussion of Nonqualified Deferred Compensation Table
We do not provide a fixed benefit pension plan for our executives but maintain deferred compensation plans, including the ESSP II. During 2014, certain key employees, including executive officers, had the option to defer a portion of their salary and bonus into the ESSP II. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. The contributions of the executives and the Company into the ESSP II during 2014 are reflected in the above table. The earnings of the executives in 2014 on current and prior year deferrals are also reflected in the above table. As of January 1, 2015, the ESSPII is not accepting deferrals.

Mr. Jenkin currently maintains a balance in the EDCP. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (a) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (b) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and non-compete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Jenkin has met the requirements under the EDCP to earn the retirement rate. Deferrals into the EDCP were terminated in 2001. The HRC approves the EDCP retirement rate (which cannot be lower than a specified formula rate) annually. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the HRC. The retirement rate on post-1995 deferrals during 2014 was the Plan's minimum retirement rate of 6.64%. Mr. Jenkin's earnings in 2014 under the EDCP are included in the above table.
The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2014:

Name of Fund	2014 Rate of Return
500 Index Trust B	13.43%
Aggressive Growth Lifecycle	2.95%
American International Trust	(3.05)%
BlackRock Small Cap Index	4.39%
Capital Appreciation Trust	9.68%
Conservative Lifecycle	4.02%
Diversified Bond	7.69%
Equity-Income Trust	7.55%
Growth Lifecycle	3.39%
Inflation Managed	3.11%
International Equity Index Trust B	(4.57)%
M International Equity	(7.06)%
Mid Cap Stock Trust	8.11%
Mid Value Trust	10.70%
Moderate Lifecycle	3.63%
Money Market Trust B	—%
PSF Real Estate	30.59%
Small Cap Growth Trust	7.60%
Small Cap Value Trust	7.25%
Pursuant to the terms of the DCP and ESSP II, any unvested amounts of the participants in the plans became fully vested upon the Acquisition.
Potential Payments Upon Termination or Change of Control
We have entered into employment agreements with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive's termination or a change in control. The terms of the agreements are described below. The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed in the tables below. We have excluded from below the payments and various benefits to Mr. Colvin in the event of his termination or a change in control, because Mr. Colvin retired from the Company effective December 31, 2014. Mr. Colvin received no additional payments or benefits in connection with his retirement.

Mr. Loveman.
If we terminate the employment agreement without Cause, or if Mr. Loveman resigns for Good Reason:

•	The Company will continue to pay Mr. Loveman his base salary and his target annual cash bonus in respect of the period through December 31, 2016;

•	Certain equity-based compensation will immediately vest and become exercisable;

•	Mr. Loveman will be entitled to receive life and accident insurance coverage for the period through December 31, 2016; and

•
Mr. Loveman will be paid his pro-rated bonus (at target) for the year of termination and any annual bonus for the year prior to the year that includes the year of his termination of employment (to the extent previously approved by the Board or HRC and not theretofore paid).

After his employment with us terminates for any reason, Mr. Loveman and his spouse will be entitled to participate in our group health insurance plans applicable to corporate executives, including family coverage, for their lifetimes. We will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur imputed taxable income equal to the amount of our payment. When Mr. Loveman or his spouse becomes eligible for Medicare coverage, our group health insurance plan will become secondary, and Mr. Loveman or his spouse will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur imputed taxable income equal to the premium cost of this benefit.
If a change in control were to occur during the term of Mr. Loveman's employment agreement, and his employment was terminated involuntarily or he resigned for Good Reason prior to December 31, 2016, or if his employment was involuntarily terminated within six months before the change in control by reason of the request of the buyer, Mr. Loveman would be entitled to receive the benefits described above under termination without Cause by us or by Mr. Loveman for Good Reason. In addition, if the payments are subject to a federal excise tax, or Excise Tax, imposed on Mr. Loveman, the employment agreement requires us to pay Mr. Loveman an additional amount, or the Gross-Up Payment, so that the net amount retained by Mr. Loveman after deduction of any Excise Tax on the change in control payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial change in control payment, less normal taxes.

Mr. Loveman has agreed not to, during the 24 month period following the termination of his employment, whether such termination occurs before or after December 31, 2016: (i) compete with CEC or its affiliates, (ii) solicit or hire certain employees of CEC and its affiliates, and (iii) solicit customers or clients of CEC and its affiliates.
“Cause” is defined under the agreement as:

(i)
the willful failure of Mr. Loveman to substantially perform his duties with us or to follow a lawful reasonable directive from our Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Loveman by our Board which specifically identifies the manner in which our Board believes that Mr. Loveman has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Loveman is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure, if curable.

(ii)
(a) any willful act of fraud, or embezzlement or theft by Mr. Loveman, in each case, in connection with his duties under the employment agreement or in the course of his employment or (b) Mr. Loveman's admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to our business or reputation.

(iii)
Mr. Loveman being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, or New York.

(iv)
Mr. Loveman's willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or a final judicial order or determination prohibiting Mr. Loveman from service as an officer pursuant to the Exchange Act or the rules of the New York Stock Exchange.

“Good Reason” is defined under the agreement as: without Mr. Loveman's express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e), (f), or (g) below, such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Loveman notifying us of his resignation for Good Reason:

(a)
the assignment to Mr. Loveman of any duties materially inconsistent with his status as our Chief Executive Officer and President or a material adverse alteration in the nature or status of his responsibilities, duties or authority;

(b)	the requirement that Mr. Loveman report to anyone other than our Board (or, in his capacity as Chief Executive Officer and President of CES, to the Steering Committee of CES);

(c)	the failure of Mr. Loveman to be elected or re-elected as a member of our Board;

(d)	a reduction by us in Mr. Loveman's annual base salary of below the amount provided in his employment agreement;

(e)
the relocation of our principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or our requiring Mr. Loveman either: (i) to be based anywhere other than the location of our principal offices in Las Vegas (except for required travel on our business to an extent substantially consistent with Mr. Loveman's present business travel obligations); or (ii) to relocate his primary residence from Boston to Las Vegas;

(f)
our failure to pay to Mr. Loveman any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Loveman, or to pay to Mr. Loveman any material portion of an installment of deferred compensation under any of our deferred compensation programs within thirty (30) days of the date such compensation is due;

(g)
our failure to continue in effect compensation plans (and Mr. Loveman's participation in such compensation plans) which provide benefits on an aggregate basis that are not materially less favorable, both in terms of the amount of benefits provided and the level of Mr. Loveman's participation relative to other participants at Mr. Loveman's grade level, to those in which Mr. Loveman is participating as of January 28, 2008;

(h)
our failure to continue to provide Mr. Loveman with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Mr. Loveman was participating as of January 28, 2008, the taking of any action by us which would directly or indirectly materially reduce any of such benefits or deprive Mr. Loveman of any material fringe benefit enjoyed by Mr. Loveman as of January 28, 2008, except as permitted by the employment agreement; or

(i)	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

Other Named Executive Officers

Upon a termination without Cause (as defined in the employment agreement and set forth below), a resignation by the executive for Good Reason (as defined in the employment agreement and set forth below) or upon our delivery of a non-renewal notice, the executive shall be entitled to his or her accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, Messrs. Jenkin, Shaukat and Donovan will receive a cash severance payment equal to one and a half times his base salary payable in equal installments during the 18 months following such termination and pro-rated bonus for the year in which the termination occurs based on certain conditions. In the event that the employment of Messrs. Jenkin, Shaukat or Donovan is terminated by reason of his disability, he will be entitled to apply for our long term disability benefits, and, if he is accepted for such benefits, he will receive 18 months of base salary continuation offset by any long term disability benefits to which he is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his base salary during the period of salary continuation, he will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of us and our affiliates.

The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The executive's “non-compete period” varies based on the type of termination that the executive has. If the executive has a voluntary termination of employment with us without Good Reason, the non-compete period is six months. If we have terminated the executive's employment without Cause, or the executive has terminated for Good Reason, we have delivered a notice of non-renewal to the executive or if the executive's employment terminates by reason of disability, the non-compete period is for 18 months with respect to Messrs. Jenkin, Shaukat and Donovan. If the executive's employment is terminated for Cause, the non-compete period is for six months. The non-solicitation and non-

communication periods last for 18 months following termination with respect to Messrs. Jenkin, Shaukat and Donovan. A breach of the non-compete covenant will Cause our obligations under the agreement to terminate. In addition, the executives each have confidentiality obligations.
“Cause” under the employment agreements is defined as:

(i)
the willful failure of executive to substantially perform executive's duties with us or to follow a lawful, reasonable directive from our Board or the Chief Executive Officer or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to executive by our Board (or the Chief Executive Officer, as applicable) which specifically identifies the manner in which our Board (or the Chief Executive Officer, as applicable) believes that executive has willfully not substantially performed executive's duties or has willfully failed to follow a lawful, reasonable directive, except solely with respect to Mr. Shaukat, that such written Company policy, as determined by the Board, after a thorough investigation by the Company’s Human Resources, Law, or Internal Audit Departments, or such third party as the Board deems appropriate to investigate the matter;

(ii)
(a) any willful act of fraud, or embezzlement or theft, by executive, in each case, in connection with executive's duties under the employment agreement or in the course of executive's employment under the employment agreement or (b) executive's admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii)	executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which we conduct gaming operations;

(iv)
(a) executive's willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (b) a final judicial order or determination prohibiting executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the NYSE or NASDAQ, as applicable; or

(v)	with respect to Messrs. Jenkin, Shaukat, or Donovan, a willful breach.
For purposes of definition, no act or failure to act on the part of executive, shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that executive's action or omission was in our best interests. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by our Board or based upon the advice of our counsel shall be conclusively presumed to be done, or omitted to be done, by executive in good faith and in our best interests of our Company. The cessation of employment of the executive shall not be deemed to be for Cause unless and until executive has been provided with written notice of the claim(s) against him under the above provision(s) and a reasonable opportunity (not to exceed 30 days) to cure, if possible, and to contest said claim(s) before our Board.
“Good Reason” under the employment agreements is defined as:
The occurrence, without executive's express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by executive notifying us of his or her intention to terminate his or her employment for Good Reason:

(a)	a reduction by us in executive's annual base salary, other than a reduction in base salary that applies to a similarly situated class of our employees or our affiliates;

(b)
solely with respect to Messrs. Jenkin, Shaukat or Donovan, any material diminution in the duties or responsibilities of such executive as of the date of the employment agreement; provided that a change in control of the Company that results in our becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of the executive, constitute Good Reason;

(c)
our failure to pay or provide to the executive any material portion of his or her then current Base Salary or then current benefits under the employment agreement (except pursuant to a compensation deferral elected by the executive) or (ii) the failure to pay executive any material portion of deferred compensation under any of our deferred compensation programs within 30 days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(d)
solely with respect to Mr. Jenkin, our requiring such executive to be based anywhere other than Atlantic City, New Orleans or Las Vegas, with respect to Mr. Donovan, anywhere other than Las Vegas, and with respect to Mr. Shaukat, anywhere other than Las Vegas or within twenty-five miles thereof, depending on the executive (except for required travel on Company business to an extent substantially consistent with the executive's present business travel obligations); or

(e)	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.
The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2014.
For each of the named executive officers, we have assumed that their employment was terminated on December 31, 2014 and the market value of their unvested equity awards was $15.69 per share, which was the fair market value of CEC common stock as of December 31, 2014. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon a named executive officer's termination of employment.

Gary Loveman	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability(1), (2) ($)	Death ($)
Compensation:
Severance Payment	—	—	10,300,000	—	10,300,000	3,800,000	—
Short Term Incentive	—	—	3,250,000	—	3,250,000	—	—
Excise tax gross-up payment	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(3)	246,228	246,228	246,228	246,228	246,228	246,228	—
Medical Benefits(4)	—	—	—	—	—	—	9,438
Life & Accident Insurance and Benefits(5)	—	—	149,170	—	149,170	149,170	9,000,000
Disability Insurance and Benefits(6)	—	—	—	—	—	80,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(7)	—	600	600	600	600	600	600
Totals	246,228	246,828	13,945,998	246,828	13,945,998	4,195,998 less 80,000 per mo.	9,010,038

Thomas Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability(1) ($)	Death ($)
Compensation:
Severance Payment	—	—	1,800,000	—	1,800,000	1,800,000	—
Short Term Incentive	—	—	900,000	—	900,000	—	—
Benefits and Perquisites:
Post-retirement Health Care(3)	189,818	189,818	189,818	—	189,818	189,818	—
Life & Accident Insurance and Benefits(5)	—	—	25,217	—	25,217	25,217	3,500,000
Disability Insurance and Benefits(6)	—	—	—	—	—	30,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(7)	—	600	600	600	600	600	600
Totals	189,818	190,418	2,915,635	600	2,915,635	2,015,635 less 30,000 per mo.	3,500,600

Tariq Shaukat	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability(1) ($)	Death ($)
Compensation:
Severance Payment	—	—	1,050,000	—	1,050,000	1,050,000	—
Short Term Incentive	—	—	525,000	—	525,000	—	—
Benefits and Perquisites:
Post-retirement Health Care(3)	—	—	—	—	—	—	—
Medical Benefits	—	—	25,663	—	25,663	—	—
Life & Accident Insurance and Benefits(5)	—	—	26,517	—	26,517	26,517	2,100,000
Disability Insurance and Benefits(6)	—	—	—	—	—	25,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(7)	—	600	600	600	600	600	600
Totals	—	600	1,627,780	600	1,627,780	1,077,117 less 25,000 per mo.	2,100,600

Timothy Donovan	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability(1) ($)	Death ($)
Compensation:
Severance Payment	—	—	1,050,000	—	1,050,000	1,050,000	—
Short Term Incentive	—	—	525,000	—	525,000	—	—
Benefits and Perquisites:
Post-retirement Health Care (3)	—	—	—	—	—	—	—
Medical Benefits	—	—	19,203	—	19,203	19,203	—
Life & Accident Insurance and Benefits(5)	—	—	26,474	—	26,474	26,474	2,100,000
Disability Insurance and Benefits(6)	—	—	—	—	—	25,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(7)	—	600	600	600	600	600	600
Totals	—	600	1,621,277	600	1,621,277	1,096,277 less 25,000 per mo.	2,100,600
____________________

(1)	Severance payments will be offset by long-term disability benefits to which the executive is entitled.

(2)
Under a long-term disability policy, Mr. Loveman is entitled to receive a lump sum payment of $5,000,000 after a 365-day period for loss due to permanent disability related to accident and/or sickness.

(3)	Reflects the estimated present value of all future premiums under our health plans.

(4)	Reflects the estimated cost of one year of health plan coverage for the executive's surviving family.

(5)
Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive's beneficiaries in the event of the executive's death.

(6)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive's disability.

(7)	Reflects the employer match portion for the Company's 401K plan.

Compensation of Directors
The following table sets forth the compensation provided by the Company to non-management directors during 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Award or Unit	Option Awards(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey Benjamin	—	—	—	—	—	—
David Bonderman	—	—	—	—	—	—
Kelvin Davis	—	—	—	—	—	—
Jeffrey Housenbold(2)	25,000	—	—	—	—	25,000
Fred Kleisner(3)	375,000	90,523	49,162	—	—	514,685
Eric Press	—	—	—	—	—	—
Marc Rowan	—	—	—	—	—	—
David Sambur	—	—	—	—	—	—
Lynn Swann(4)(5)	382,914	90,523	49,162	—	—	522,599
Christopher Williams(6)	160,000	90,523	49,162	—	—	299,685
____________________

(1)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718.

(2)
Mr. Housenbold resigned from his position as director on March 28, 2014. Upon his resignation, all unvested options of Mr. Housenbold’s were canceled, while the remaining vested options expired on May 11, 2014.

(3)	Mr. Kleisner had a total of 7,287 options and 8,024 restricted stock units outstanding on December 31, 2014. (

(4)	Mr. Swann had a total of 11,977 options and 8,024 restricted stock units outstanding on December 31, 2014.

(5)	Mr. Swann was elected to the Audit Committee on April 13, 2014.

(6)	Mr. Williams had a total of 12,203 options and 8,024 restricted stock units outstanding on December 31, 2014.

)
6In 2014, Messrs. Kleisner, Swann and Williams received compensation for their services as members of our Board. Williams and Swann received a one-time option grant on July 1, 2008, which vests ratably over five years from the date of election to our Board. Mr. Williams received an option to purchase 4,916 shares of common stock, and Mr. Swann received an option to purchase 3,688 shares of common stock. In January 2011, Mr. Swann received an option to purchase an additional 1,002 shares of common stock, In July 2011, the HRC approved amendments to outstanding stock options reducing the price of outstanding time-based options to $20.09, with the reduced exercise price being phased in between a four to six year period, depending on the grant date. In August 2012, the HRC approved an options re-pricing reducing the price of outstanding time-based options to $20.09, for those options vesting on or before the second anniversary of the grant date. On the second anniversary of the grant date, the price of these options reverted to the grant date value of $8.22. The exercise price of the time based options vesting after the second anniversary of the grant date and of all outstanding performance-based options was reduced to $8.22 per share. Of the repriced options, 20% vested immediately and the remaining 80% vest ratably over a four year period from the date of grant.
In June 2013, as part of our annual equity program, Messrs. Williams and Swann each received options to purchase 2,500 shares of common stock and 5,000 restricted stock units, which vest 25% on January 2, 2014, 2015, 2016, and 2017, respectively. In July 2013, when Mr. Kleisner joined our board, he received an option to purchase 2,500 shares of common stock and 5,000 restricted stock units, which vests ratably over a four year period from the date of grant.
In May 2014, as part of our annual equity program, Messrs. Williams, Swann, and Kleisner each received options to purchase 4,787 shares of common stock and 4,274 restricted stock units, which vest 25% on May 7, 2015, 2016, 2017, and 2018, respectively.
In addition, each of these directors received annual cash compensation paid monthly in arrears. Board members receive a base salary of $75,000, plus an additional $25,000 for service on the Audit Committee, an additional $15,000 for service on the Human Resource Committee, and an additional $10,000 for committee chairmanship. Mr. Williams received $110,000 annually, Mr. Swann received $107,914 annually (which included a pro-rated amount of $17,914 for his service on the Audit Committee to which he was appointed on April 13, 2014) and Mr. Kleisner received $100,000 annually. Mr. Housebold received $24,999.99 for his service from January 1, 2014 through March 28, 2014. Additionally, Messrs. Kleisner and Swann each received $275,000 for their service on the Special Committee and Mr. Williams received $50,000 for his service on the Special Committee for Opportunities considered while serving on the Committee. An "Opportunity" is defined as an "evaluation of, and determination as to whether to pursue within the Company or to decline, corporate opportunities relating to the Company’s business."
The remaining directors do not receive compensation for their service as a member of our Board and all of our directors are reimbursed for any expenses incurred in connection with their service.

Human Resources Committee Interlocks and Insider Participation

None of the members of the HRC is a current or former officer or employee of our Company. No executive officer of our Company serves on the compensation committee of any company that employs any member of the Compensation
Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
Our Board has a written related party transaction policy and procedures which give our Audit Committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members, and entities where they hold a 5% or greater beneficial ownership interest. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and the extent of the person's interest in the transaction.
The policy has pre-approved the following related party transactions:

•
compensation to an executive officer or director that is reported in the Company's public filings and has such been approved or recommended to the Board of Directors for approval by the HRC or the 162(m) Plan Committee;

•
transactions where the interest arises only from (a) the person's position as a director on the related party's board; (b) direct or indirect ownership of less than 5% of the related party; or (c) the person's position as a partner with the related party and all other related parties, in the aggregate, have an interest of less than 5% interest and is not the general partner of and does not have another position in the partnership;

•	transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•
any transaction where the related party's interest arises solely from the ownership of any class of the Company's securities and all holders of that class of the Company's securities receive the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.
A related party transaction is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest.
Background
The following discussion reflects our relationships and related party transactions entered into in connection with the Acquisition (as further described above under “Commonly Asked Questions and Answers About the Annual Meeting”) or the Initial CGP Transactions (as further described below under “- Certain Relationships and Related Party Transactions - Agreements with Caesars Acquisition Company and its Subsidiaries”) and all other related party transactions since January 1, 2014. Each of CAC and CEC is under the control of Hamlet Holdings, the members of which are comprised of individuals affiliated with each of the Sponsors. Eric Press, David Sambur and Marc Rowan, each members of the Board, are affiliated with Apollo, and David Bonderman and Kelvin Davis, each members of the Board, are affiliated with TPG. Caesars Interactive Entertainment, Inc. (“CIE”) and Caesars Growth Partners, LLC (“Growth Partners”) are each subsidiaries of CAC (and CEC also holds an interest in Growth Partners). Caesars Entertainment Operating Company, Inc. (“CEOC”) is a majority owned subsidiary of CEC. Caesars Enterprise Services, LLC (“CES”) is a joint venture among CEOC, Caesars Entertainment Resort Properties LLC (“CERP”), a subsidiary of CEC, and Caesars Growth Properties Holdings, LLC ("CGPH"), an indirect, wholly-owned subsidiary of Growth Partners. Certain of our executive officers and directors hold equity interests in CEC, CAC, CIE and CEOC.
Transactions with Related Persons
Hamlet Holdings Operating Agreement
All holders of Hamlet Holdings' equity securities are parties to Hamlet Holdings' limited liability company operating agreement. The operating agreement provides, among other things, for the various responsibilities of the members. The members include Leon Black, Joshua Harris, and Marc Rowan, each of whom is affiliated with Apollo (the “Apollo Members”), and David Bonderman, and James Coulter, each of whom is affiliated with TPG (the “TPG Members” and, together with the Apollo Members, the “Members”). The Members have the full and exclusive right to manage Hamlet Holdings, and the consent of at least one Apollo Member and one TPG Member is required for all decisions by or on behalf of Hamlet Holdings. The operating agreement also contains customary indemnification rights.
Stockholders' Agreement
In connection with the Acquisition, Hamlet Holdings, the Sponsors and certain of their affiliates, the co-investors, and certain of their affiliates entered into a stockholders' agreement with the Company (the "Stockholders' Agreement"). The Stockholders' Agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer stock of the Company, as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the Stockholders' Agreement, certain of the stockholders have, subject to certain exceptions, preemptive rights on future offerings of equity securities by the Company. The Stockholders' Agreement also provides the stockholders with certain rights with respect to the approval of certain matters and the designation of nominees to serve on the Board, as well as registration rights of securities of the Company that they own.
Following the Acquisition, our Board was initially comprised of at least nine directors, (i) four of whom were designated by the Apollo Members and (ii) four of whom were designated by the TPG Members, and (iii) one of whom is the chairman. As ownership in us by either of the Sponsors decreases, the Stockholders' Agreement provides for the reduction in the number of directors the respective Members can designate.
Pursuant to the Stockholders' Agreement, approval of our Board and at least two directors (one designated by Apollo Members and one designated by TPG Members) is required for various transactions by us, including, among other things, our liquidation, dissolution, merger, sale of all or substantially all of our assets as well as the issuance of our securities in connection with certain acquisitions and joint ventures.
The Stockholders' Agreement was amended in connection with the IPO to prevent certain rights under the Stockholders' Agreement (including certain rights described above) from terminating.
Management Investor Rights Agreement
In connection with the Acquisition, the Company entered into a Management Investor Rights Agreement, as amended (the "MIRA"), with certain holders of securities of the Company, including certain members of management of the Company. The agreement governs certain aspects of the Company's relationship with its management security holders. The agreement, among other things:

•	restricts the ability of management security holders to transfer shares of common stock of the Company, with certain exceptions, prior to a qualified public offering;

•	allows the Sponsors to require management security holders to participate in sale transactions in which the Sponsors sell more than 40% of their shares of common stock;

•	allows management security holders to participate in sale transactions in which the Sponsors sell shares of common stock, subject to certain exceptions;

•	allows management security holders to participate in registered offerings in which the Sponsors sell their shares of common stock, subject to certain limitations;

•
allows management security holders below the level of senior vice president to require Caesars Entertainment to repurchase shares of common stock in the event that a management security holder below the level of senior vice president experiences an economic hardship prior to an initial public offering, subject to annual limits on the Company's repurchase obligations;

•	allows management security holders to require the Company to repurchase shares of common stock upon termination of employment without cause or for good reason; and

•
allows the Company to repurchase, subject to applicable laws, all or any portion of the Company's common stock held by management security holders upon the termination of their employment with the Company or its subsidiaries, in certain circumstances.

On May 6, 2013, the Company amended the MIRA to provide that shares of the Company's common stock issued upon exercise of an award granted under the Company's Management Equity Incentive Plan and/or 2012 Performance Incentive

Plan are not subject to the terms and provisions of the MIRA, including, but not limited to, the restrictions on transfer set forth in the MIRA.
The agreement will terminate upon the earliest to occur of the dissolution of Hamlet Holdings or the occurrence of any event that reduces the number of security holders to one.
Services Agreement
Upon the completion of the Acquisition, the Sponsors and their affiliates entered into a services agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. We pay a monitoring fee for management services and reimburse the Sponsors for expenses they incur related to these management services. The fees paid to the Sponsors are included in corporate expense. The Sponsors granted a waiver of the monitoring fees due for 2014 and 2015. The total fees for 2013 and 2012 were $23 million and $30 million, respectively. Also, under the services agreement, the Sponsors have the right to act, in return for additional fees based on a percentage of the gross transaction value, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if we decide we need to engage someone to fill such a role. We have agreed to indemnify the Sponsors and their affiliates and their directors, officers and representatives for losses relating to the services contemplated by the services agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the services agreement.
Proxy
All shares of Caesars held by funds affiliated with and controlled by the Sponsors and their co-investors were made subject to a proxy in favor of Hamlet Holdings effective as of November 22, 2010. The proxy, which is irrevocable, granted Hamlet Holdings sole voting and dispositive control over all such shares. The members of Hamlet Holdings are comprised of an equal number of individuals affiliated with each of the Sponsors. In connection with our IPO, Hamlet Holdings agreed to cause its irrevocable proxy to be terminated with respect to 24,150,456 of the Released Shares held by certain co-investors. As of the Record Date, approximately 60.6% of Caesars' outstanding common stock is subject to the proxy in favor of Hamlet Holdings.
Agreements with Caesars Acquisition Company and its Subsidiaries

For information with respect to CAC and its Class A common stock, you may refer to the annual and quarterly reports and other information that CAC files with the SEC. CAC’s filings are available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.
Contribution Transaction
On October 21, 2013, (i) CAC, the Company and Growth Partners consummated the Contribution Transaction (as defined below), (ii) affiliates of the Sponsors exercised their basic subscription rights in full to purchase $457.8 million worth of CAC's Class A common stock and CAC used such proceeds to acquire all of the voting units of Growth Partners, and (iii) Growth Partners used the proceeds to consummate the Purchase Transaction (as defined below, and together with the Contribution Transaction, the “Initial CGP Transactions”). In connection with the consummation of the Initial CGP Transactions, we contributed all of our shares of CIE's outstanding common stock held by one of our subsidiaries and approximately $1.1 billion in aggregate principal amount of senior notes (the “CEOC Notes”) previously issued by CEOC that were owned by another one of our subsidiaries in exchange for non-voting units of Growth Partners (collectively, the “Contribution Transaction”). Additionally, on October 21, 2013, Growth Partners used $360.0 million of proceeds received from CAC to purchase from subsidiaries of the Company (i) the Planet Hollywood Resort and Casino Located in Las Vegas, Nevada, (ii) CEC’s joint venture interests in a casino then under development by CBAC Gaming, LLC (the “Maryland Joint Venture”) in Baltimore, Maryland , and (iii) a 50% interest in the management fee revenues for both of those properties (collectively, the “Purchase Transaction”). Various agreements were executed in connection with the Initial CGP Transactions. Also on October 21, 2013, CEC distributed to its stockholders as of October 17, 2013 subscription rights to purchase shares of CAC Class A common stock in connection with a rights offering (the “Rights Offering”). The Rights Offering closed on November 18, 2013 and CAC Class A common stock began trading on the NASDAQ Global Select Market under the symbol “CACQ” on November 19, 2013.
Omnibus Voting Agreement
In connection with the Contribution Transaction, on October 21, 2013 Hamlet Holdings, affiliates of the Sponsors and their co-investors, CAC and the Company entered into a voting rights agreement (the “Omnibus Voting Agreement”)
pursuant to which, in the event that any meeting of the stockholders of either the Company or CAC is called to seek approval for any action in connection with the Call Right (as defined below), such parties agree to appear at any such meeting and otherwise cause the shares under its beneficial ownership to be voted in favor of granting any such approval required or necessary for consummation of the Call Right (other than the election to require the Company to acquire CAC’s Class A common stock in lieu of voting units of Growth Partners) and pursuant to which some of the parties provide for certain rights and obligations of such parties with respect to their ownership of the CAC Class A common shares. The Omnibus Voting
Agreement also contains, among other things, the agreement among such parties to restrict their ability to transfer stock of CAC, as well as rights of first refusal, tag-along rights and drag-along rights. The Omnibus Voting Agreement also provides the parties with certain rights with respect to the approval of certain matters and the designation of nominees to serve on CAC’s
Board of Directors.
CGP LLC Operating Agreement
CAC and certain subsidiaries of the Company are parties to an amended and restated limited liability company agreement (the “CGP Operating Agreement”) of Growth Partners under which CAC manages and operates the business and affairs of Growth Partners as the managing member and sole holder of its voting units, and may request certain back-office and advisory services from CEOC under the CGP Management Services Agreement (as defined below). Approval by the CAC board of directors is required to approve certain significant corporate actions at Growth Partners, including, among other things, liquidation or dissolution; merger, consolidation or sale of all or substantially all of the assets; acquisitions or investments outside of the ordinary course of business; and material amendments to the CGP Operating Agreement.
All of the holders of Growth Partners’ units will be entitled to share equally in any distributions that CAC, as managing member, may declare from legally available sources, subject to the distribution waterfall in connection with a liquidation, a partial liquidation or sale of material assets. All of the holders of units will also be entitled to receive quarterly cash tax distributions (other than in connection with a liquidation or certain partial liquidations). The Call Right, the liquidation right held by CAC and the development of ongoing business opportunities are further described below.
The management, operation and power of Growth Partners is vested exclusively in CAC and independent of the Company; provided, however, that the CGP Operating Agreement contains certain provisions requiring CAC to cause Growth Partners to interact with the Company on an arm’s length basis.
Call Right
As set forth in CAC’s Certificate of Incorporation and the CGP Operating Agreement, after the third anniversary of the closing of the Initial CGP Transactions, the Company and/or its subsidiaries will have the right, which it may assign to any of its affiliates or to any transferee of all non-voting units of Growth Partners held by the Company and which only may be exercised under certain circumstances as described below, to acquire all or a portion of the voting units of Growth Partners, or at the election of CAC and subject to the approval of CAC’s stockholders, the shares of CAC’s Class A common stock, not otherwise owned by the Company and/or its subsidiaries at such time (the “Call Right”). The purchase consideration may be, at the Company’s option, cash or shares of the Company’s common stock valued at market value, net of customary market discount and expenses, provided that the cash portion will not exceed 50% of the total consideration in any exercise of the Call Right. The purchase price will be the fair market value of the voting units of Growth Partners (or shares of CAC’s Class A common stock) at such time based on an independent appraisal, subject to (i) a minimum purchase price equal to the capital contribution in respect of such units plus a 10.5% per annum return on such capital contribution, or (ii) a maximum purchase price equal to the capital contribution in respect of such units plus a 25% per annum return on such capital contribution, in either case, taking into account prior distributions (other than tax distributions) with respect to such units.
The Call Right may be exercisable in part by the Company (up to three times), but until the Call Right is exercised in full, any voting units of Growth Partners (or shares of CAC’s Class A common stock) acquired by the Company will be converted into non-voting units (or non-voting shares of CAC’s Class B common stock). Additionally, the Call Right may only be exercised by the Company and/or its subsidiaries if, at the time of such exercise, (w) the Company and CAC enter into a resale registration rights agreement with respect to the shares of the Company common stock used as all or a portion of the purchase consideration in connection with the exercise of the Call Right, (x) the common stock of the Company (i) is registered with the Securities and Exchange Commission, (ii) is listed for trading and trades on a national securities exchange, and (iii) issuable upon exercise of the Call Right will represent, in the aggregate, not more than one half of the total the Company’s common stock issued and outstanding giving effect to the exercise of the Call Right, (y) the Company has a minimum liquidity of $1.0 billion and a maximum net debt leverage ratio of 9.00 to 1.00, and (z) no event of default has occurred and is in effect under any financing agreement of the Company or its subsidiaries. Further, in the event that a stockholder vote of the Company is required in connection with the exercise of such Call Right, receipt of affirmative approval of such vote will be a condition to the exercise of the Call Right and at the closing of the Transactions, affiliates of the Sponsors will enter into a voting support agreement in favor of any such stockholder approval. In addition, a majority of the independent directors of the board of directors of the Company must approve the exercise of the Call Right by the Company and/or its subsidiaries. The Call Right will be transferable to a transferee that also receives a transfer of all the non-voting units of Growth Partners, and exercisable by the transferee upon the same terms and conditions (including same consideration in the form of the Company stock) as apply to the Company and its subsidiaries.
Liquidation Right
Following the fifth anniversary of the closing of the Initial CGP Transactions and until the eighth year six month anniversary of the closing of the Initial CGP Transactions, CAC's Board will have the right to cause a liquidation of Growth Partners, including the sale or winding up of Growth Partners, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of Growth Partners to the holders of Growth Partners’s units according to the waterfall described below. On the eighth year and six month anniversary of the closing of the Transactions (unless otherwise agreed by the Company and CAC), if CAC's Board has not previously exercised its liquidation right, Growth Partners shall, and CAC's Board shall cause Growth Partners to, effect a liquidation.
Upon a liquidation, partial liquidation or sale of material assets, all net cash and other assets not monetizable of Growth Partners shall, subject to applicable gaming regulatory laws, be distributed as follows: (i) first, to all units held by CAC until amounts distributed equal return of CAC’s capital contribution (less an amount equal to the aggregate of the amount reimbursed in the form of the approximately $1.1 billion of aggregate principal amount of senior notes previously issued by CEOC and the aggregate value of the CAC subscription rights that were distributed by the Company and that were restored to the Company by Growth Partners in the form of CEOC Notes with equivalent value to the rights value  (such amount, the “Capital Shift Amount”)) plus a 10.5% per annum of return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by Growth Partners); (ii) second, to all units held by the Company and/or our subsidiaries until the Company catches up (on a per unit basis) to its respective amount distributed in provision (i) (including the 10.5% per annum of return on the capital contribution) and the Company receives the Capital Shift Amount; and (iii) third, to all holders of units pro rata.
The structure pursuant to which Growth Partners will effect a liquidating distribution, sale of Growth Partners or other similar transaction that provides liquidity to the holders of Growth Partners’ units as described above will be determined by a special-purpose liquidation committee that will include representatives from the Company and CAC. In connection with any liquidation of Growth Partners, CAC will have an approval right over any sale or other monetization of assets of Growth Partners that would not exceed the greater of (x) the book value of Growth Partners, and (y) the value of Growth Partners as determined by an appraiser selected by CAC.
Business Opportunities
When CAC considers new investment and acquisition opportunities, they will have to submit them to us, except for any expansion, add-on or additional investment in respect of any existing gaming property of Growth Partners or its subsidiaries, or with respect to CIE, any potential future investment or acquisition by CIE. A committee of the board of directors of the Company comprised of disinterested directors will make the determination on behalf of the Company to (1) exercise its right of first offer to pursue any potential project itself, or (2) decline the project for itself, after which Growth Partners may elect or decline to pursue the project. When the Company considers new investment and acquisition opportunities, the Company will have the option to (1) pursue any potential project itself, or (2) decline the project for itself, after which Growth Partners may elect or decline to pursue the project. In the event the Company declines an opportunity and Growth Partners undertakes the opportunity, Growth Partners will retain a 50% financial stake in the management fee to be received by the Company, unless otherwise agreed, and Growth Partners will acquire 100% of the new equity in such opportunity. In the event Growth Partners plans to sell any of its assets to third parties, the Company will have the first right to make an offer to purchase such assets.
Equity Registration Rights
The CGP Operating Agreement provides that on and after the fifth anniversary of the closing of the Initial CGP Transactions, the non-voting units of Growth Partners will be exchangeable into non-voting shares of CAC’s Class B common stock with equivalent terms to the non-voting units of Growth Partners and with the addition of rights to have all such Class B common stock registered under the Securities Act, pursuant to demand and shelf registration rights. In addition, to the extent that the CAC Class A common stock held by the Sponsors and their co-investors are deemed control and/or restricted securities, the Sponsors and their co-investors will also have the right to have all of their Class A common stock registered under the Securities Act, pursuant to demand and shelf registration rights with respect to such Class A common stock. CAC, Growth Partners, certain subsidiaries of the Company as holders of Growth Partners’s non-voting units convertible into CAC’s Class B common stock, and the Sponsors and their co-investors entered into a registration rights agreement (the “Registration Rights Agreement”) that governs the terms of the demand and shelf registration rights.

In addition, the Company and CAC entered into a registration rights agreement in substantially the same terms as the registration rights agreement discussed above that grants demand and shelf registration rights to CAC in the event that CAC receives CEC publicly traded stock as compensation upon exercise of the call right and such stock is deemed control and/or restricted securities.

Debt Registration Rights

On August 6, 2014, Growth Partners effectuated a distribution of 100% of the CEOC 6.50% Senior Notes due 2016
(the “6.50% Senior Notes”) and the CEOC 5.75% Senior Notes due 2017 (the “5.75% Senior Notes,” and, together with the
6.50% Senior Notes, the “Senior Notes”) as a dividend to its members, pro rata based upon each member’s ownership percentage in Growth Partners (the “Notes Distribution”). CAC, as a member of Growth Partners and the holder of 42.4% of the economic interests in Growth Partners, received in connection with the Notes Distribution $137,457,000 in aggregate principal amount of the 6.50% Senior Notes and $151,433,000 in aggregate principal amount of the 5.75% Senior Notes. On August 6, 2014, CAC entered into that certain Registration Rights and Cooperation Agreement (the “CEOC Registration Rights
Agreement”), by and between CAC and CEOC. Pursuant to the CEOC Registration Rights Agreement, CEOC granted CAC registration rights to, and agreed to assist and cooperate with CAC in conducting a possible private placement of the Senior
Notes received by CAC, pursuant to the Notes Distribution made by Growth Partners.

Pursuant to the CEOC Registration Rights Agreement, CEOC has agreed to (i) prepare a “shelf” registration statement
(the “CEOC Shelf Registration Statement”), (ii) use commercially reasonable efforts to have the CEOC Shelf Registration
Statement declared effective by the SEC and (iii) use commercially reasonable efforts to maintain the effectiveness of the
CEOC Shelf Registration Statement, as further specified in the CEOC Registration Rights Agreement.
If by October 31, 2014, CEOC did not file, or fails to maintain the effectiveness of, the CEOC Shelf Registration
Statement, CAC may request that (i) CEOC register all or part of the Senior Notes under the Securities Act and/or (ii) CEOC assist and cooperate in the conducting of a private placement of the Senior Notes received by CAC pursuant to the Notes
Distribution, subject to certain black-out periods. As of the Record Date, CEOC has not filed the CEOC Shelf Registration
Statement.

In addition to the provisions discussed above, the CEOC Registration Rights Agreement also includes provisions concerning registration procedures and indemnification and contribution obligations, amongst other things.

Note Purchases
In July 2014, CEOC completed the repurchase of $982 million aggregate principal amount outstanding of its 5.625% Senior Notes due 2015 and 10.00% Second-Priority Senior Secured Notes due 2015 for total consideration of approximately $1.0 billion. Growth Partners received approximately $452 million of consideration (including accrued and unpaid interest) as part of the note purchase transaction.
Transaction Agreement
In connection with the Initial CGP Transactions, CAC and Growth Partners entered into a Transaction Agreement with the Company and certain of its subsidiaries that govern the distribution of the rights, the contribution and purchase of certain assets by subsidiaries of the Company and the ongoing rights and responsibilities among the parties. The Transaction Agreement, among other things, provided for the:

•	distribution of the CAC subscription rights via dividend to the stockholders of record of the Company;

•	contribution by CAC to Growth Partners of the proceeds in exchange for voting units of Growth Partners;

•
contribution by certain subsidiaries of the Company of the Contributed Assets in exchange for non-voting units of Growth Partners (reflecting the closing date allocation true-up for the CEOC Notes), subject to certain closing conditions and adjustments for an earnout based on a component of CIE’s earnings in 2015;

•
issuance of non-voting units of Growth Partners to a subsidiary of the Company if, within nine months after the closing of the Transactions, Growth Partners sells or agrees to sell all of its interests in CIE(or any material component part) to any third party other than the Company at a sale price greater than the valuation of CIE (or any such material component part) at the time of contribution to Growth Partners;

•	purchase of the Purchased Assets by Growth Partners for fair value, subject to certain closing conditions and adjustments;

•	option, at the election of the Sponsors, to proceed with a closing in multiple stages (deferred closings will not be applicable);

•	agreement to enter into the CGP Management Services Agreement (as described below); and

•	return of the aggregate fair-market value, if any, of the subscription rights distributed by the Company will be restored to the Company in the form of CEOC Notes.
CGP Management Services Agreement
In connection with the Initial CGP Transactions, CAC and Growth Partners entered into a Management Services Agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CAC, Growth Partners and their subsidiaries (the “CGP Management Services Agreement”). Generally, the services that would otherwise be performed under the CGP Management Services Agreement are now performed by CES pursuant to other arrangements. Under the CGP Management Services Agreement, at the request of CAC, CEOC may also provide certain business advisory services, including identifying and analyzing opportunistic investments and developing and implementing corporate and business strategies. While CEOC may provide recommendations in its role as service provider, its primary role under the CGP Management Services Agreement would be to provide administrative and operational services as requested by CAC’s Board and executive officers. CAC holds all of the voting and decision-making power to authorize and implement strategies and operational direction at Growth Partners.
The agreement, among other things:

•
contemplates that CEOC and its subsidiaries shall provide certain corporate services and back-office support, which shall include, but not be limited to: (1) maintaining books and records in accordance with United States generally accepted accounting principles (“GAAP”); (2) preparing financial statements in accordance with GAAP; (3) preparing operating and capital budgets (including budgets in support of the services fees required to be paid) which shall be approved by CAC; (4) establishing bank accounts, if necessary, and providing treasury and cash management functions; (5) arranging for letters of credit, as needed; (6) paying certain outstanding accounts payable, payroll and other expenses on a fully reimbursable basis; (7) preparing and filing all regulatory filings, including SEC filings and those required by any gaming control board or regulatory authority governing gaming; (8) providing access to certain trademarks for use in entity names; (9) providing access to certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems; (10) providing access to lobbying services; and (11) providing certain centralized services including information technology services, information systems, website management, vendor relationship management, real estate, strategic sourcing, design and construction, regulatory compliance functions, finance and accounting, consolidated finance operations, risk management, internal audit, tax, record keeping and subsidiary management, treasury functions, regulatory compliance, human resources, compensation, benefits, marketing and public relations, legal, payroll, accounts payable, security and surveillance, government relations, communications and data access;

•
contemplates that CEOC and its subsidiaries shall provide certain advisory and business management services, which shall include, but not be limited to, assistance in: (1) developing and implementing corporate and business strategy and planning; (2) identifying, analyzing, preparing for, negotiating, structuring and executing acquisitions, joint ventures, development activities, divestitures, investments and/or other opportunistic uses of capital; (3) legal and accounting consultancy services; (4) design and construction consultancy services; and (5) analyzing and executing financing activities;

•	allows the parties to modify the terms and conditions of the performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee by CAC and/or Growth Partners in exchange for the provision of services.
CIE Shared Services Agreement
CIE is party to a Shared Services Agreement with the Company and HIE Holdings, pursuant to which CEOC provides certain services to CIE. The agreement, among other things:

•
contemplates that CEOC will provide certain services related to accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, information systems, office space and corporate and other centralized services;

•	allows the parties to modify the terms and conditions of the Company performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to the Company in exchange for the provision of services in an amount equal to the fully allocated cost of such services plus 10%.
CIE Cross Marketing and Trademark License Agreement
CIE is party to a cross marketing and trademark license agreement with each of Caesars World, Inc. (“CWI”), Caesars License Company LLC (“CLC”), the Company and CEOC (the “Cross Marketing and Trademark License Agreement”). In addition to granting CIE the exclusive rights to use various trademarks of the Company in connection with social and mobile games and online real money gaming in exchange for royalty payments to CEOC of 3% of the net sales derived therefrom, this agreement also provides that the Company and CEOC will provide certain marketing and promotional activities for CIE, including its participation in the Total Rewards loyalty program, and CIE will provide certain marketing and promotional activities for the Company and CEOC. The agreement also provides for certain revenue share arrangements where CIE pays CEOC a percentage of net sales derived from customer referrals. This agreement is in effect until December 31, 2026, unless earlier terminated pursuant to the agreement’s terms. During the year ended December 31, 2014, CIE paid $1.6 million pursuant to the terms of the Cross Marketing and Trademark License Agreement.
Tax Matters Agreement
In connection with the contribution of CIE to Growth Partners. CIE entered into a tax matters agreement with the Company (the “Tax Matters Agreement”). The Tax Matters Agreement governs the respective rights, responsibilities, and obligations of the Company and CIE with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes with respect to CIE. The Tax Matters Agreement will remain in effect until the parties agree in writing to its termination.
In general, under the Tax Matters Agreement:

•	CIE and the Company agree to cooperate with each other in the preparation of tax returns and with regard to any audits related to the tax returns of CIE or the Company;

•
with respect to any period (or portion thereof) ending prior to CIE’s deconsolidation from the Company’s “consolidated group” for U.S. federal income tax purposes, the Company will pay (i) any U.S. federal income taxes of the “consolidated group” of which the Company is the common parent, and (ii) any state or local income taxes that are determined on a consolidated, combined, or unitary basis, and if CIE (including any of CIE’s subsidiaries) is included in that consolidated, combined, or unitary group, CIE will pay the Company an amount equal to the amount of U.S. federal, state, or local income tax (as applicable) that CIE would have paid had CIE filed a separate consolidated U.S. federal, state, or local income tax return (as applicable) for any such period (or portion thereof), subject to certain adjustments;

•
with respect to any period (or portion thereof) beginning after CIE’s deconsolidation from the Company’s Consolidated Group, CIE will be responsible for any U.S. federal, state, or local income taxes of CIE and its subsidiaries;

•
the Company will be responsible for any U.S. federal, state, local, or foreign taxes due with respect to tax returns that include only the Company and/or its subsidiaries (excluding CIE and its subsidiaries); and

•	CIE will be responsible for any U.S. federal, state, local, or foreign taxes due with respect to tax returns that include only CIE and/or CIE’s subsidiaries.
Asset Sales

On March 1, 2014, CEC entered into a Transaction Agreement (as amended on May 5, 2014, the “Property Transaction Agreement”) with CEOC, CLC, CAC, Growth Partners, Harrah’s New Orleans Management Company and certain direct, wholly-owned subsidiaries of CEOC including JCC Holding Company II, LLC, 3535 LV Corp., Parball Corporation and Corner Investment Company, LLC. This agreement was amended on May 5, 2014.
On May 5, 2014, pursuant to the Property Transaction Agreement, CGPH acquired through one or more wholly-owned subsidiaries: (i) The Cromwell, The LINQ Hotel & Casino, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the Nevada Property Management Agreements (as defined below) and (iii) certain property-specific intellectual property (collectively referred to as “Acquired Properties Transaction”). On May 5, 2014, Growth

Partners contributed the equity interests of PHWLV and a 50% interest in the management fee revenues of PHW Manager, LLC to CGPH.
On May 20, 2014, pursuant to the Property Transaction Agreement, CGPH, through its wholly-owned subsidiary, acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement (as defined below) and (iii) certain property-specific intellectual property (the “Harrah’s Transaction”).
Management Agreements
Planet Hollywood
PHW Las Vegas, LLC and PHW Manager, LLC, each a subsidiary of CEOC, entered into a hotel and casino management agreement dated as of February 19, 2010 that engages PHW Manager, LLC to manage and operate the Planet Hollywood Resort & Casino in Las Vegas, Nevada. The initial term of the agreement is 35 full calendar years, and may be extended by PHW Manager, LLC for two additional terms of 10 years each. PHW Manager, LLC is entitled to a base fee of 3% of adjusted gross operating revenue of PHW Las Vegas LLC and an incentive fee of 4.5% of EBITDA less the base management fee of PHW Las Vegas, LLC for each operating year. In connection with the Transactions, PHW Las Vegas, LLC assigned the management agreement to a newly formed subsidiary, PHWLV, LLV that holds Planet Hollywood and related assets, with the equity interests of such subsidiary purchased by Growth Partners, a subsidiary of CAC. PHW Manager, LLC assigned this agreement to CES on October 1, 2014.
Maryland Joint Venture
Caesars Baltimore Management Company, LLC, an indirect subsidiary of CEOC, and the Maryland Joint Venture, are party to a Management Agreement, dated October 23, 2012, that engages Caesars Baltimore Management Company, LLC, a subsidiary of CEOC, to manage and operate the casino to be developed by the Maryland Joint Venture. The initial term of the agreement is until the 15th anniversary of the date on which the managed facilities open for business on an ongoing basis to the general public. Caesars Baltimore Management Company, LLC will have the right to extend the initial term for one additional ten year period. Caesars Baltimore Management Company, LLC is entitled to a base management fee of 2% of net operating revenues of the Maryland Joint Venture and an incentive management fee of 5% of EBITDA of the Maryland Joint Venture, except that in certain situations the incentive management fee may fall to 4%, 3% or 2% of EBITDA.
The LINQ Hotel and Casino, The Cromwell and Bally’s Las Vegas
On May 5, 2014, each of 3535 LV NewCo, LLC (“3535 LV NewCo”), Corner Investment Company, LLC (“CIC”) and Parball NewCo, LLC (“Parball NewCo”) (each a “Property Licensee” and collectively, the “Nevada Property Licensees”), each an indirect subsidiary of Growth Partners, entered into a Nevada Property Management Agreement (collectively, the “Nevada Property Management Agreements”) with the applicable property management entities (each a “Nevada Property Manager” and collectively, the “Nevada Property Managers”). Each Nevada Property Manager is a subsidiary of CEOC. Pursuant to the Nevada Property Management Agreements, the ongoing management fees payable to each of the Nevada Property Managers consist of (i) a base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Nevada Property Managers under each of the Nevada Property Management Agreements. Pursuant to the Nevada Property Management Agreements, among other things, the Nevada Property Managers will provide management services to the applicable property. CES licenses enterprise-wide intellectual property used in the operation of the applicable property pursuant to the Omnibus Agreement (as defined below). Each Nevada Property Manager assigned its management agreement to CES on October 1, 2014.
Harrah’s New Orleans
On May 20, 2014, Jazz Casino Company, LLC (the “Louisiana Property Licensee”), an indirect subsidiary of Growth Partners, entered into a Property Management Agreement (the “Louisiana Property Management Agreement”) with a property manager (the “Louisiana Property Manager”), that is a subsidiary of CEOC. Pursuant to the Louisiana Property Management Agreement, the ongoing management fees payable to the Louisiana Property Manager consist of (i) a base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Louisiana Property Manager under the Louisiana Property Management Agreement. Pursuant to the Louisiana Property Management Agreement, among other things, the Louisiana Property Manager will provide management services to Harrah’s New Orleans. CES licenses enterprise-wide intellectual property used in the operation of the applicable property pursuant to the Omnibus Agreement. The Louisiana Property Manager assigned the Louisiana Property Management Agreement to CES on October 1, 2014.

CIE’s Credit Agreement with the Company
On November 29, 2011, CIE entered into the second amended credit agreement with the Company whereby CEC agreed to provide CIE with a revolving credit facility of up to $146.9 million. The credit facility had an outstanding principal balance of $39.8 million at December 31, 2014, bears interest at a rate of LIBOR plus 5.0% and is due on November 29, 2016.
CES Agreements
In May 2014, we formed CES, a joint venture among CEOC, CERP, and CGPH (together the “CES Members” and each a “CES Member”).   At that time, the parties entered into an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), which granted various licenses to the CES Members and certain of their affiliates in connection with the implementation of CES. Under the Omnibus Agreement, CEOC, CLC, CWI and certain of our subsidiaries that are the owners of our properties and mutual intellectual property granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the CES Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”). CERP and CGPH also granted CES non-exclusive licenses to certain intellectual property, including intellectual property that is specific to properties controlled by CERP, CGPH or their respective subsidiaries.
CES manages certain Enterprise Assets and the other assets it owns, licenses or controls. In addition, certain of CEOC’s subsidiaries' property management agreements have been assigned to CES and others may be assigned in the future. While CES has attained certain key regulatory approvals, before CES can commence all activities in all jurisdictions, it may be required to obtain additional regulatory approvals in certain jurisdictions. Operating expenses are allocated to each CES Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6% and 5.4%, respectively), subject to annual review.
CES employs the employees who provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property's corresponding property management agreement. The employees include corporate and shared services employees.  However, with respect to such employees’ services in jurisdictions where CES regulatory approval has not been obtained, CEOC and its subsidiaries retain control over such services through employer understanding agreements with CES.  CES’ employment of the corporate and shared services employees has occurred in stages commencing October 2, 2014.  In connection with employing the employees, CES assumed such employees’ employment agreements (including the executive officers’ employment agreements) and any collective bargaining agreements covering the employees.
Caesars Acquisition Company Equity-Based Compensation Plan
On April 13, 2014, the Board of Directors of CAC adopted the CAC Equity-Based Compensation Plan, which provides our officers, employees, consultants, advisors, contractors and other service providers the opportunity to receive equity-based compensation. Awards under the plan will be dollar-denominated and settled in shares of Class A common stock of CAC. The plan authorizes the grant of awards up to a maximum aggregate value of $25,000,000 of such shares. Pursuant to the plan, and subject to a participant's continued employment or service, each grant generally vests in three equal installments, on October 21 of each of 2014, 2015 and 2016.

Upon a vesting date or event, CAC will contribute to Growth Partners a number of shares of Class A common stock of CAC with an aggregate value equal to the value of award installments that vest on such date or event. Growth Partners will issue to CAC a number of interests equal to the number of shares of Class A common stock contributed by CAC on such date. After the contribution by CAC of the shares of CAC Class A common stock to Growth Partners, Growth Partners shall deliver such shares to CEOC, which shall deliver the shares to the participants that vest on such date or event.
Merger Agreement with CAC
On December 21, 2014, CEC and CAC entered into a merger agreement (the “Merger Agreement”), pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company (the “Merger”). Subject to the terms and conditions of the merger agreement, upon consummation of the merger, each share of class A common stock of CAC issued and outstanding immediately prior to the effective time of the Merger will be converted into, and become exchangeable for, that number of shares of CEC common stock, equal to 0.664 to one (the “Exchange Ratio”).

The Exchange Ratio may be subject to adjustment by the Special Committee of CAC’s Board of Directors (the “CAC Special Committee”) and the Special Committee of CEC’s Board of Directors (the “CEC Special Committee”), each composed solely of independent directors, during the Adjustment Period after taking into consideration all relevant facts and circumstances affecting the intrinsic value of CAC and CEC. The Adjustment Period is defined as the 14-day period beginning on the later of:

(i)	the date that the CEOC restructuring plan is confirmed; and

(ii)
the date that both CAC and CEC confirm that their respective independent financial advisors have received all information as may be reasonably necessary or advisable in order to render a fairness opinion concerning the Exchange Ratio.

If at the end of the Adjustment Period the CAC Special Committee and the CEC Special Committee have not agreed to an adjustment to the Exchange Ratio, there will not be an adjustment to the Exchange Ratio. Within five business days following the end of the Adjustment Period, either CAC or CEC may terminate the merger agreement if:

(a)
the CAC Special Committee and the CEC Special Committee cannot agree on an Exchange Ratio adjustment and a failure to terminate the Merger Agreement would be inconsistent with their respective directors’ fiduciary duties; or

(b)
the CAC Special Committee or the CEC Special Committee, as applicable, has not received an opinion of its respective financial advisor that the Exchange Ratio (as adjusted, if applicable) is fair, from a financial point of view to CEC or CAC and its public stockholders, as applicable.

Immediately prior to the effective time of the Merger, each outstanding and unvested option to purchase our common stock (“CEC Option”) granted under our 2012 performance incentive plan will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the optionee’s employment is terminated without “cause” (as defined in the our 2012 performance incentive plan) by us or any of our Subsidiaries (as defined in the Merger Agreement) or for “Good Reason” (as defined in the Merger Agreement), in either case, within six (6) months following the effective time of the Merger. In addition, immediately prior to the effective time of the Merger, each outstanding and unvested right of any kind to receive shares or share equivalents of our common stock (“CEC Awards”) granted under the our 2012 performance incentive plan (other than any CEC Option) will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the awardee’s employment is terminated without “cause” (as defined in our 2012 performance incentive plan) by us or any of our subsidiaries or for “Good Reason” (as defined in the Merger Agreement), in either case, within six (6) months following the effective time of the Merger.
At the effective time of the Merger, each outstanding option to purchase CAC Class A common stock (“CAC Option”) will be cancelled and converted automatically into an option to purchase a number of shares of CEC common stock equal to the product of (i) the number of shares of CAC Common Stock subject to such CAC Option and (ii) the Exchange Ratio, at an exercise price per share equal to (x) the exercise price of such CAC Option divided by (y) the Exchange Ratio, and each unvested CAC Option granted pursuant to the CAC 2014 performance incentive plan will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the optionee’s employment is terminated by CEC or any of its Subsidiaries without “cause” (as defined in the CAC 2014 performance incentive plan) or for “Good Reason” (as defined in the Merger Agreement), in either case, within six (6) months following the effective time of the Merger. In addition, at the effective time, rights of any kind to receive shares or share equivalents of CAC Class A common stock (“CAC Awards”) pursuant to certain compensation plans of CAC (“CAC Plans”) (other than CAC Options) will be cancelled and converted automatically into a right to receive shares of CEC common stock, which, in the case of CAC Awards denominated in shares will be equal to the product of (i) the number of shares of CAC Class A common stock subject to such CAC Award and (ii) the Exchange Ratio, and, in the case of CAC Awards denominated in cash, the number of shares of CEC common stock, or other securities, property or cash that may be delivered in settlement thereof, will be determined pursuant to the terms of the particular CAC Plan on the relevant settlement date for such CAC Award. In either case, each unvested CAC Award granted pursuant to the CAC 2014 performance incentive plan will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the awardee’s employment is terminated by CEC or any of its Subsidiaries without “cause” (as defined in the CAC 2014 performance incentive plan) or for “Good Reason” (as defined in the Merger Agreement), in either case, within six (6) months following the effective time of the Merger.

Under the merger agreement, CEC has agreed to use reasonable best efforts to undertake certain restructuring actions and to consult with CAC regarding actions in connection with the bankruptcy filing by CEOC, if CEC determines, in its reasonable discretion, that such additional actions could reasonably be expected to be materially adverse to CAC.

Agreements Relating to CEOC Restructuring
During the year ended December 31, 2014, and in January 2015, CEC and CEOC engaged in numerous negotiations with certain holders of CEOC’s indebtedness in an effort to reach a mutual agreement regarding the restructuring of CEOC’s debt (the “Restructuring”). As a result of these negotiations, Caesars Entertainment and CEOC entered into a Third Amended and Restated Restructuring Support and Forbearance Agreement, dated as of January 14, 2015 (as amended or restated, the “RSA”). The RSA has received support of over 80% of the First-Lien Noteholders (the “Consenting Creditors”).
Pursuant to the RSA, the Consenting Creditors have agreed to, among other things, support and vote their claims in favor of the Restructuring and forbear from exercising certain default-related rights and remedies under the indentures governing the First Lien Notes. In addition, any litigation between Caesars Entertainment, CEOC, their respective directors, and any of the Consenting Creditors was adjourned, stayed, and/or dismissed without prejudice after CEOC’s Chapter 11 filing on the January 15, 2015 in accordance with the RSA. CEOC must meet or comply with various material milestones under the RSA relating to the timing of filing motions and orders with the Court for the Chapter 11 filings as well as the entry of orders with respect to certain aspects of the Chapter 11 process.

World Series of Poker (“WSOP”) Trademarks

CIE owns the WSOP trademarks and associated rights. CEOC has a perpetual, royalty-free license to use the WSOP trademarks in connection with operating WSOP branded poker rooms and selling certain WSOP branded retail items. Under a Trademark License Agreement entered into in 2011, Caesars Entertainment pays CIE $2 million per year for the right to host the WSOP tournaments at the Rio All-Suites Hotel & Casino in Las Vegas or at such other property agreed to by the parties. Caesars Entertainment also has the right to host a number of WSOP circuit events at Caesars Entertainment affiliate properties under a Circuit Event Agreement with CIE. Caesars Entertainment must pay CIE $75,000 for each such circuit event. Both the Trademark License Agreement and Circuit Event Agreement expire on September 1, 2016, unless terminated earlier pursuant to the terms of each agreement.

XOJet, Inc.
XOJet, Inc. (“XOJet”), a private aviation company, is a TPG portfolio company. Caesars Entertainment and XOJet are parties to a Custom Membership Program Agreement pursuant to which, among other things, Caesars Entertainment has access to XOJet aircrafts at contractually agreed upon hourly rates. Pursuant to the terms of this agreement, Caesars Entertainment incurred expenses of approximately $3.0 million, $3.8 million, and $4.1 million for the years ended December 31, 2014, 2013, and 2012, respectively.

SunGard Availability Service LP

SunGard Availability Service LP (“SunGard”), a private software solutions company, is a TPG portfolio company. Caesars Entertainment and SunGard are parties to a Master Agreement for U.S. Availability Services pursuant to which, among other things, SunGard provides Caesars Entertainment enterprise cloud services and solutions for managed information technology. Pursuant to the terms of this agreement, Caesars Entertainment incurred expenses of approximately $1.5 million, $2.1 million, and $1.6 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Sabre, Inc.

Sabre, Inc. (“Sabre”), a private travel sector technology company, is a TPG portfolio company. Caesars Entertainment and Sabre are parties to a Hotel Associate Distribution and Services Agreement pursuant to which, among other things, Caesars Entertainment uses Sabre’s technology to assist customers with booking hotel rooms. Pursuant to the terms of this agreement, Caesars Entertainment incurred expenses of approximately $0.5 million, $0.6 million, and $0.6 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Avaya Inc.

Avaya Inc. (“Avaya”), a public communications solutions company, is a TPG portfolio company. Caesars Entertainment and Avaya are parties to a Customer Agreement pursuant to which, among other things, Avaya supplies Caesars Entertainment with technology products and services, software licenses and support for such products and services. Pursuant to the terms of this agreement, Caesars Entertainment incurred expenses of approximately $1.1 million, $1.4 million, and $1.5 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (“NCL”), a public cruise ship operations company, is an Apollo funds and TPG portfolio company. Caesars Entertainment and NCL are parties to a Marketing Agreement pursuant to which, among other things, NCL pays Caesars Entertainment a percentage of NCL’s gaming revenue. Pursuant to the terms of this agreement, Caesars Entertainment and NCL’s mutual business transactions amounted to approximately $2.0 million, $1.0 million, and $0.3 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Classic Party Rentals

Classic Party Rentals, a private event rental company, is an Apollo portfolio company. Caesars Entertainment and Classic Party Rentals are parties to an Equipment Rental Agreement pursuant to which, among other things, Classic Party Rentals supplies Caesars Entertainment with tenting, draping, lighting, furniture, tableware, and linens for parties and events. Pursuant to the terms of this agreement, Caesars Entertainment incurred expenses of approximately $0.3 million, $0.1 million, and $0.1 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Creative Artists Agency LLC

Creative Artists Agency, LLC. (“CAA”), a private talent and sports agency, is an Apollo funds and TPG portfolio company. Caesars and CAA are parties to multiple entertainment agreements pursuant to which, among other things, Caesars pays CAA fees in connection with artists’ performances at Caesars’ properties. Pursuant to the terms of these agreements, Caesars Entertainment incurred expenses of approximately $0.2 million for the year ended December 31, 2014 and did not incur material expenses during 2013 or 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding capital stock based on public disclosures or otherwise known to the Company as of the Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our capital stock;

•	each of our named executive officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date and not subject to repurchase as of that date are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name	Shares of Stock Beneficially Owned	Percentage of Class
Apollo Funds(1)(2)	—	—
TPG Funds(1)(3)(4)	—	—
Hamlet Holdings (1)(5)	87,605,299	60.6%
Paulson Investors(6)	13,608,300	9.4%
Leon G. Cooperman(7)	7,815,990	5.4%
Jeffrey Benjamin(8)	—	—
David Bonderman(3)(4)	—	—
Donald Colvin(9)(10)	162,690	*
Kelvin Davis(11)	—	—
Timothy Donovan(9)	203,005	*
Mark Frissora(9)(12)	200,000	*
Thomas Jenkin(9)	396,120	*
Fred Kleisner	11,095	*
Gary Loveman(9)	2,843,125	2.0%
Eric Press(7)	—	—
Marc Rowan(2)	—	—
David Sambur(7)	—	—
Tariq Shaukat(9)	323,882	*
Lynn Swann(9)	14,221	*
Christopher Williams(9)	14,230	*
All directors and executive officers as a group(9)(13)	5,130,388	3.6%
____________________

*	Indicates less than 1%

(1)
Each of Apollo Hamlet Holdings, LLC (“Apollo Hamlet”) and Apollo Hamlet Holdings B, LLC (“Apollo Hamlet B” and together with Apollo Hamlet, the “Apollo Funds”), TPG Hamlet Holdings, LLC (“TPG Hamlet”) and TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and together with TPG Hamlet, the “TPG Funds”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and together with “Co-Invest B”, the “Co-Invest Funds”), granted an irrevocable proxy (the “Irrevocable Proxy”) in respect of all of the shares of common stock held by such entity to Hamlet Holdings, irrevocably constituting and appointing Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the common stock held by such entity at any meeting (and any adjournment or postponement thereof) of Caesars' stockholders, and in connection with any written consent of Caesars' stockholders, and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of common stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings.

(2)
The Apollo Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of common stock, all of which are subject to the Irrevocable Proxy. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Apollo Hamlet B. Apollo Management VI, L.P. (“Management VI”) is the general partner of AIF VI and one of two managing members of each of the Co-Invest Funds. AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B, and serve as the managers, as well as executive officers, of Management Holdings GP. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. The address of the Apollo Funds, AIF VI, Management  VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)
The TPG Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of Caesars common stock, all of which are subject to the Irrevocable Proxy. The TPG Funds disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)
Mr. David Bonderman and Mr. James Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of Messrs. Bonderman and Coulter is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)
All shares held by the Apollo Funds, the TPG Funds and the Co-Invest Funds, representing 60.6% of Caesars' outstanding common stock, are subject to the Irrevocable Proxy granting Hamlet Holdings sole voting and sole dispositive power with respect to such shares. The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo and holds approximately 17% of the limited liability company interests of Hamlet Holdings, and David Bonderman and James Coulter, each of whom is affiliated with the TPG Funds and holds approximately 25% of the limited liability company interests of Hamlet Holdings.

(6)	Includes all of the common stock held by funds and accounts managed by Paulson & Co. Inc. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

(7)
Leon G. Cooperman (“Mr. Cooperman”) is the Managing Member of Omega Associates, L.L.C. (“Associates”). Associates is the general partner of Omega Capital Partners, L.P. (“Capital LP”), Omega Capital Investors, L.P. (“Investors LP”), and Omega Equity Investors, L.P. (“Equity LP”). These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. Mr. Cooperman is the President, CEO, and majority stockholder of Omega Advisors, Inc. (“Advisors”), engaged in providing investment management services, and Mr. Cooperman is deemed to control said entity. Advisors serves as the investment manager to Omega Overseas Partners, Ltd. (“Overseas”). Mr. Cooperman has investment discretion over Overseas’ portfolio investments and is deemed to control such investments. Advisors serve as a discretionary investment advisor to a limited number of institutional clients (the “Managed Accounts”). Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, and Advisors. Mr. Cooperman’s beneficial ownership consists of 1,620,015 Shares owned by Capital LP; 761,563 Shares owned by Investors LP; 784,646 Shares owned by Equity LP; 2,135,181 Shares owned by Overseas; and 2,514,585 Shares owned by Managed Accounts. The principal business office of Capital LP, Investors LP, Equity LP, Overseas, and Advisors is 810 Seventh Avenue, 33rd Floor, New York, New York 10019.

(8)
Jeffrey Benjamin, Eric Press and David Sambur are each affiliated with Apollo or its affiliated investment managers and advisors. Messrs. Benjamin, Press and Sambur each disclaim beneficial ownership of the shares of common stock that are beneficially owned by Hamlet Holdings, or directly held by any of the Apollo Funds or the Co-Invest Funds. The address of Messrs. Benjamin, Press and Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.

(9)
Includes common stock that may be acquired within 60 days pursuant to outstanding stock options: Mr. Colvin, 85,936 shares; Mr. Donovan, 61,594 shares; Mr. Jenkin, 273,254 shares; Mr. Loveman, 2,417,414 shares; Mr. Shaukat, 73,399 shares; Mr. Swann, 5,260 shares; Mr. Williams, 5,269 shares; and 3,388,186 shares for all directors and executive officers as a group.

(10)	Mr. Colvin retired from the Company effective December 31, 2014.

(11)
Kelvin Davis is a TPG Senior Partner and is an officer of Hamlet Holdings. TPG is an affiliate of (a) the TPG Funds, (b) the Co-Invest Funds, and (c) Hamlet Holdings. Mr. Davis disclaims beneficial ownership of the securities subject to the Irrevocable Proxy. The address of Mr. Davis is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(12)	Mr. Frissora was elected to the Company's Board of Directors in February 2015.

(13)	Unless otherwise specified, the address of each of our directors and named executive officers is c/o Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with it the firm's independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm's provision of nonaudit services to us is compatible with its independence.
The Audit Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2014.
Christopher Williams, Chair
Fred Kleisner
Lynn Swann

April 20, 2015

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC's office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.caesars.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
Las Vegas, NV
April 20, 2015

CAESARS ENTERTAINMENT

ANNUAL MEETING OF STOCKHOLDERS OF CAESARS ENTERTAINMENT CORPORATION

Date: May 20, 2015
Time: 12:00 P.M. Pacific Time
Place: Florentine II, Caesars Palace, Las Vegas, NV

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** proposals 1, 2 and 3.

	For	Withhold	Directors Recommend
01 Gary W. Loveman	☐	☐	For
02 David Bonderman	☐	☐	For
03 Marc Rowan	☐	☐	For
04 Christopher Williams	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

_________________________ Please Sign Here _________________________ Please Date Above

_________________________ Please Sign Here _________________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

CAESARS ENTERTAINMENT

Annual Meeting of Stockholders of Caesars Entertainment Corporation to be held on Wednesday, May 20, 2015 for Holders as of March 23, 2015

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/CZR
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-416-3128
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints each or any of Gary Loveman, Tim Donovan, and Scott Wiegand as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and any of them, to vote all the shares of common stock of Caesars Entertainment Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

All votes must be received by 8:00 P.M., Pacific Time, May 19, 2015.

PROXY TABULATOR FOR

CAESARS ENTERTAINMENT CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Proxy — Caesars Entertainment Corporation
Annual Meeting of Stockholders
May 20, 2015, 12:00 P.M. (Pacific Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints each or any of Gary Loveman, Tim Donovan, and Scott Wiegand (the "Named Persons") as proxies, with full power of substitution, to vote the shares of common stock of Caesars Entertainment Corporation, a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Florentine II, Caesars Palace, Las Vegas, NV, on Wednesday,
May 20, 2015 at 12:00 P.M. Pacific Time and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

The four directors up for election are: Gary W. Loveman, David Bonderman, Marc Rowan and Christopher Williams

The Board of Directors of the Corporation recommends a vote "FOR" all nominees for director and "FOR" each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐